As filed with the U.S. Securities and Exchange Commission on January 30, 2026

Registration No. 333-290393

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________

Amendment No. 2 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________________________________________

Exxel Pharma Inc.
(Exact name of registrant as specified in its charter)

__________________________________________

Colorado	2834	83-1113829
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12635 E. Montview Blvd,
Suite 134
Aurora, CO 80045
908-824-0775
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

__________________________________________

Soren Mogelsvang
Chief Executive Officer
12635 E. Montview Blvd
Suite 134
Aurora, CO 80045
720-662-5177
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________________________

Copies to:

Gary Joiner, Esq. Frascona, Joiner, Goodman & Greenstein, PC 4750 Table Mesa Drive Boulder, CO. 80305 303-494-3000	Ross D. Carmel, Esq. Jesse L. Blue, Esq. Sichenzia Ross Ference Carmel LLP New York, NY 10036 (212) 930-9700

__________________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION PRELIMINARY

PROSPECTUS, DATED JANUARY 30, 2026

Shares of Common Stock

This is the firm commitment initial public offering of shares of common stock of Exxel Pharma Inc. It is currently anticipated that the initial public offering price per share of common stock will be between [____] and [____].

Prior to this offering, there has been no public market for our common stock.

We intend to apply for listing of our common stock on the NYSE American under the symbol “EXXL”. We believe that upon the completion of this offering, we will meet the standards for listing on the NYSE American. However, this offering is not contingent upon approval of our listing application.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements in this prospectus and may elect to do so in future filings.

Investing in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)(2)	$	$
Proceeds, before expenses, to us	$	$

____________

(1)    See “Underwriting” for additional disclosure regarding the underwriting discounts and commissions and estimated offering expenses, as well as a complete description of the compensation payable to the underwriters.

(2)      The underwriter discount is 7.5% of the gross proceeds of the offering.

We have granted the underwriters an option for a period of 45 days to purchase up to an additional            shares of our common stock at the initial public offering price, less the underwriting discounts and commissions solely to cover over-allotments, if any.

The underwriters expect to deliver the shares on or about ___________.

Joseph Gunnar & Co., LLC

The date of this prospectus is             , 2026.

You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information and, if provided, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus shall not constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.

You should read this prospectus together with the additional information described below under the heading “Where You Can Find More Information.” We may also provide a prospectus supplement or post-effective amendment to the Registration Statement to add information to, or update or change information contained in, this prospectus. The information contained in this prospectus, or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus does not contain all of the information included in the Registration Statement. For a more complete understanding of the offering of the securities, you should refer to the Registration Statement, including its exhibits.

This prospectus includes our trademarks, and trade names, including but not limited to Exxel and Exxel Pharma, which are protected under applicable intellectual property laws. This prospectus also may contain trademarks, service marks, trade names, and copyrights of other companies, which are the property of their respective owners. Solely for convenience, the trademarks, service marks, trade names, and copyrights referred to in this prospectus are listed without the TM, SM, ©, and ® symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors, if any, to these trademarks, service marks, trade names, and copyrights.

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PROSPECTUS SUMMARY

This summary contains basic information about us and our business but does not contain all of the information that is important to your investment decision, and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in this prospectus. You should carefully read this summary together with the more detailed information contained elsewhere in this before making an investment decision. Investors should carefully consider the information set forth under the caption “Risk Factors” appearing elsewhere in this prospectus. Unless the context requires otherwise, references in this prospectus to “Exxel,” the “Company,” “we,” “us,” and “our” refer to Exxel Pharma Inc.

Overview

Exxel Pharma Inc. is a biopharmaceutical company focused on developing novel therapeutics for the treatment of neuronal hypersensitivity disorders. Our lead product candidate, EX937, is a small-molecule agent developed to selectively and peripherally inhibit the enzyme fatty acid amide hydrolase (FAAH). EX937 is actively excluded from the central nervous system (CNS), which greatly reduces the potential for centrally mediated side-effects, and differentiates its mechanism of action from FAAH inhibitors of the past. We are developing EX937 for refractory chronic cough (RCC) and other hypersensitivity disorders that share the pathophysiology of hypersensitized sensory neurons. Investigational New Drug (“IND”) enabling studies supporting our early clinical development program (ERCP) have been completed and we target the first-in-human (FIH) dosing in 2026, pending capitalization and completion of drug product manufacturing. Exxel Pharma plans to execute the ERCP in Australia, primarily for two reasons, their decentralized regulatory system, which makes early clinical development very effective, and the compelling financial incentives that exist for early clinical development.

Our lead indication for EX937 is RCC (refractory chronic cough), which is defined as cough lasting for longer than eight weeks despite treatment of any underlying causes, such as asthma or post-nasal drip. It is estimated that RCC impacts more than 25 million people globally and the market is estimated to reach $11B by 20271.

Key attributes of EX937, including its complete exclusion from the CNS, differentiate this agent from other FAAH inhibitors in development, and make it uniquely well-suited for treatment of diseases such as RCC, hyperactive bladder, painful peripheral neuropathies, and migraine headache. Published preclinical studies, from the laboratory of our Chief Scientific Officer (CSO) and competing laboratories around the world, have documented EX937’s therapeutic potential in preclinical animal models of these diseases. We therefore consider EX937 a “pipeline in a drug”, with future expansion potential across multiple disease markets. We are focused on the execution of a human Phase I/Ib clinical trial planned for 2026, which will aim to establish the compound’s safety and pharmacokinetic profiles in humans. The safety and pharmacokinetic profiles will tell us what type of problems EX937 might cause, if any, and how likely they are, plus how the drug moves through the body and how the body gets rid of it.

We have an exclusive license for the worldwide development and commercialization rights of EX937, in all indications. EX937 and backup molecules are protected by a comprehensive patent estate including issued and pending patents, with composition of matter coverage in the major pharmaceutical markets until 2031/2032 and with potential 5-year patent term extension. A pending patent application has potential to extend composition of matter coverage until 2044.

Exxel is led by a small team of experienced biotech executives and scientists, and our team is supported by external, subject matter experts and advisors.

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1        Meltzer, E. O. (2021). Prevalence and Burden of Chronic Cough in the United States. The Journal of Allergy and Clinical Immunology, 9(11), 4037–4044.

          Lee JH et. al. Epidemiology of adult chronic cough: disease burden, regional issues, and recent findings. Asia Pac Allergy. 2021 Oct 18;11(4):e38. doi: 10.5415/apallergy.2021.11.e38. PMID: 34786368; PMCID: PMC8563099.

          Source: Transparency Market Research

Our Pipeline

Exxel has in-licensed two assets from the University of California, Irvine, the EX937 program and the ARN program. As outlined above, EX937 is a “pipeline in a drug” therapeutic with future market expansion expected across multiple diseases and global markets. Its lead indication is RCC. The ARN program counts two families of globally active FAAH inhibitors, the older EX597 drug (also known as URB597) and a family of newer molecules with improved pharmacokinetic properties. ARN compounds have applications in multiple CNS disorders, including social anxiety disorder and autism spectrum disorder, which are at present untreated. Exxel is currently evaluating options for effectively commercializing the ARN program without distracting resources from the lead asset EX937. Key future high-value indications and estimated market sizes for our pipeline are listed below.

Our Strategy

We are focused on the development and commercialization of EX937 as potential treatment for patients suffering from RCC, and with future potential expansion to additional indications including hyperactive bladder, painful peripheral neuropathies, and migraine headache. The key components of our strategy are summarized below:

•        Complete EX937 drug product manufacturing.    We expect the EX937 drug product capsules for the phase I clinical trial to be available in the second quarter of 2026. With typical non-clinical IND-enabling studies already completed, this sets the stage for first human dosing under the Australian regulatory environment.

•        Advance EX937 into clinical testing.    We have planned a two-part SAD/MAD (single ascending dose/multiple ascending dose) cohort study in healthy human volunteers to elucidate the safety, tolerability, pharmacokinetics, and pharmacodynamics of EX937. The trial is expected to begin in 2026 and will include a cough challenge probe cohort in Part 2 where cough will be induced pharmacologically with the goal of obtaining a exploratory data results on inhaled cough challenge methodology and possibly, efficacy and dose ranging for a future phase IIa trial2.

•        Expand the EX937 platform to additional indications.    Pending capitalization and/or external partner support, we will establish clinical proof of concept for EX937 in additional Phase IIa patient trials, including hyperactive bladder, painful peripheral neuropathies, and migraine headache.

•        Determine the commercialization strategy for ARN.    Different commercialization strategies are currently being evaluated for the ARN program. The program includes the first globally active FAAH inhibitor to be discovered, URB597, which is supported by close to 500 scientific publications. This rich track record is accompanied by a dwindling patent life, which makes advancing this asset a challenging proposition. However, a new generation of improved, patented and patent pending, derivative compounds, the ARNs, was developed and these have plenty of remaining patent life. Exxel has multiple options for creating value from this program, including developing new intellectual property around URB597, and advancing an ARN drug candidate through IND-enabling studies and into the clinic. These are activities that may be executed internally for moderate costs, but with significant potential upside. On the other hand, it may also prove possible to out-license the program to a partner who would then take over the development in return for sharing future revenues.

•        Value creation and optimization.    We have exclusive rights to both the EX937 and ARN programs (basically the patents covering composition of matter and use) and aim to develop and commercialize these independently or via external collaborations. Our strategy for creating value follows the conventional small pharma template of advancing a novel, patented, preclinical therapeutic across multiple value-driving development milestones, with the goal of achieving clinical proof-of-concept. This pharma playbook is rich with examples of high-value licensing and M&A activities, and in the case of RCC, transactions like the $2 billion acquisition of Bellus Health by GSK provides an attractive benchmark. At the time of acquisition, Bellus Health had begun Phase III clinical testing of its BLU-5973 cough drug and although we aim to follow a similar strategy, there is no guarantee that we will succeed.

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2        Morice AH, Kastelik JA, Thompson R. Cough challenge in the assessment of cough reflex. Br J Clin Pharmacol. 2001, 52(4):365-75.

Refractory Chronic Cough

Based on our preclinical data, significant unmet medical needs, a global market opportunity and compelling industry comparables, we identified RCC as the lead development indication for EX937. RCC represents a unique market opportunity in that no FDA-approved drugs are available to this patient population. The only marketed, competing product is Merck’s Gefapixant, which was so far denied approval by the FDA, and which is only available in the EU, Switzerland and Japan.

Prevalence.    Coughing is the body’s mechanism for clearing irritants from the airways and for most people it is experienced as an acute event. However, RCC is defined as cough persisting for longer than eight weeks and regardless of treatment of any underlying condition, such as post-nasal drip or asthma. The cause sometimes will be known, examples are Chronic Obstructive Pulmonary Disease (COPD) or asthma, but often there is no readily identifiable cause, and this is referred to as idiopathic RCC. An estimated 5-10% of the general population suffers from RCC and live with severe negative impacts to their quality of life. For example, RCC patients experience interrupted sleep and fatigue, incontinence, rib fractures, vomiting and/or social embarrassment. About 50% of this patient population suffer from clinical anxiety or depression.

Current treatment options.    RCC is caused by hypersensitive airway nerves, which aberrantly trigger the cough response in response to harmless stimuli, for example scents, talking, or changes in temperature. Hypersensitization of these sensory airway nerves may occur during a respiratory infection but persists after the infection is cleared. For this reason, RCC is sometimes called a neuronal hypersensitivity disorder. Off-label use of corticosteroids, tricyclic antidepressants, or pain medications such as gabapentin or opioids, offer limited relief to a small fraction of RCC patients. However, the side-effects of these off-label treatments, including risk of nausea, vomiting, dizziness, constipation, and addiction, severely limit their use, and a significant unmet medical need exists.

Key market insights for RCC include:

•        Global RCC market is estimated to reach $11 billion by 2027

•        RCC affects approximately 5-10% of the global adult population

•        No FDA-approved therapies currently available

•        Existing off-label treatments show marginal effects and safety concerns

•        The incidence of chronic cough is on the rise due to factors such as smoking, pollution, asthma, COPD and an aging population

Lead Product Candidate: EX937 (also known as URB937)

EX937 is a proprietary, small-molecule therapeutic which selectively and peripherally inhibits the enzyme fatty acid amide hydrolase (FAAH). EX937 is actively excluded from the central nervous system (CNS), greatly reducing the potential for centrally mediated side effects. Key features of the EX937 program include:

•        Close to first-time-in-human (Phase 1) dosing and preliminary efficacy readout

•        IND-enabling non-clinical studies completed, Investigator’s Brochure completed

•        Preclinical proof-of-concept demonstrated across a wide range of preclinical animal models

•        Evidence of reduced cough frequency in the nonclinical capsaicin cough challenge model (guinea pig)

•        Well-documented mechanism of action; EX937 works by blocking FAAH, thereby increasing levels of the signaling molecule anandamide, which has been shown to decrease neuronal excitability in animal and human models

•        Increased anandamide levels have potential application in diseases such as RCC, hyperactive bladder, neuropathic pain and migraine headache

•        “Pipeline-in-a-Drug” with commercial potential in multiple disease areas, representing large unmet medical needs and markets

•        Drug profile predicts once-daily oral dosing

•        In addition to the unmet medical need and market potential, the endpoints in RCC clinical trials can be objectively quantified using a wrist monitor to capture coughing frequency

•        The initial Phase 1a/b study:    Future cough challenge studies in healthy human volunteers will include an inhalation capsaicin cough challenge cohort to inform tolerability, pharmacodynamic and dose ranging data for a definitive proof-of-concept study3

•        Our lead indication, RCC, is a global market opportunity with no FDA approved treatments available to patients

FAAH inhibition for RCC.

RCC is caused by hypersensitization of peripheral sensory neurons in the upper airways, which causes these neurons to respond inappropriately to otherwise innocuous stimuli (for example, speaking or changes in external temperature). From this it follows that one approach to treating RCC is to target these overactive nerves with the goal of limiting their excitability, thus reducing the urge to cough. This can be accomplished by inhibiting FAAH, the enzyme that degrades the signaling molecule anandamide. When FAAH activity is reduced by a small-molecule inhibitor such as EX937, anandamide levels increase in tissue, leading to reduced excitability of sensory neurons and consequently cough suppression. This was demonstrated in preclinical studies, which showed that EX937 inhibits vagal sensory neuron firing and suppresses cough induced in guinea pigs by administration of capsaicin (red hot chili pepper). Representative data from this unpublished work is shown in the business section under the title: FAAH inhibition and suppression of vagus nerve activity and cough in the guinea pig.

EX937 boosts the therapeutic effect of naturally occurring Anandamide by preventing its inactivation by FAAH

O
N
H
OH
Anandamide
FAAH
O
OH
Arachidonic acid
H2N
OH
Ethanolamine
FAAH inhibitor
(URB937; IC50=1nM)

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3      Morice AH, Kastelik JA, Thompson R. Cough challenge in the assessment of cough reflex. Br J Clin Pharmacol. 2001, 52(4):365-75.

Risk Factor Summary

Our business is subject to many significant risks, as more fully described in the section titled “Risk Factors” immediately following this prospectus summary. You should read and carefully consider these summary risks, together with the risks set forth under the section titled “Risk Factors” and all of the other information in this prospectus, including the financial statements and the related notes included elsewhere in this prospectus, before deciding whether to invest in our common stock. If any of the risks discussed in this prospectus actually occurs, our business, prospects, financial condition or operating results could be materially and adversely affected. In particular, our risks include, but are not limited to, the following:

•        We have a limited operating history, have not initiated, conducted or completed any clinical trials, and have no products approved for commercial sale, which may make it difficult for you to evaluate our current business and likelihood of success and viability.

•        We have incurred significant losses since inception, we expect to incur losses in the future and we may not be able to generate sufficient revenue to achieve and maintain profitability.

•        Even if this offering is successful, we will require substantial additional capital to finance our operations in the future. If we are unable to raise such capital when needed, or on acceptable terms, we may be forced to curtail, delay or discontinue one or more of development programs or future commercialization efforts.

•        Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

•        Any delays in the commencement or completion, or termination or suspension, of our ongoing, planned or future clinical trials could result in increased costs to us, delay or limit our ability to generate revenue and adversely affect our commercial prospects.

•        The outcome of pre-clinical testing and early clinical trials may not be predictive of the success of later clinical trials, and the results of our clinical trials may not satisfy the requirements of the U.S. Food and Drug Administration or other comparable foreign regulatory authorities.

•        If we experience delays or difficulties in enrolling patients in our ongoing or planned clinical trials, our receipt of necessary regulatory approval could be delayed or prevented.

•        We may be required to perform additional or unanticipated clinical trials to obtain approval or be subject to post-marketing testing requirements to maintain regulatory approval. If our candidates prove to be ineffective, unsafe or commercially unviable, our entire technology platform and pipeline would have little, if any, value, which would have a material and adverse effect on our business, financial condition, results of operations and prospects.

•        Adverse side effects or other safety risks associated with our drug candidates could delay or preclude approval, cause us to suspend or discontinue clinical trials or abandon further development, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

•        Our products may never achieve market acceptance.

•        We face significant competition, and if our competitors develop and market technologies or products more rapidly than we do or that are more effective, safer or less expensive than the products we develop, our commercial opportunities will be negatively impacted.

•        We rely on third parties to manufacture our product candidates and conduct our pre-clinical studies and clinical trials. If these third parties do not successfully perform their contractual and regulatory duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our drug candidates and our business could be substantially harmed.

•        Even if we are successful in completing pre-clinicals studies and clinical trials, we may not be successful in commercializing any drug candidate.

•        The development and commercialization of pharmaceutical products are both subject to extensive regulation.

•        We may not be able to protect our intellectual property and proprietary rights throughout the world.

Corporate History and Information

Exxel Pharma Inc. (“Exxel Pharma U.S.”) is a biopharmaceutical company that was incorporated in the state of Colorado on June 30, 2018, as Aspire BioScience, Inc., and changed its name to Exxel Pharma Inc. on March 25, 2025. Exxel Pharma U.S. was originally formed as a wholly-owned subsidiary of Exxel Pharma Inc., an entity incorporated in British Columbia, Canada on June 20, 2017 (“Exxel Pharma Canada”). Exxel Pharma U.S. also operates Exxel Pharma Australia Pty Ltd., a wholly-owned Australian subsidiary under Exxel Pharma Canada, that was incorporated on January 12, 2023 (“Exxel Pharma Australia”).

Effective as of March 18, 2025, Exxel Pharma U.S., Exxel Pharma Canada, and each of the shareholders of Exxel Pharma Canada entered into a Securities Exchange Agreement (the “Exchange Agreement”) whereby the shareholders of Exxel Pharma Canada, constituting 100% of the registered and beneficial owners of the capital stock of Exxel Pharma Canada, agreed to transfer to Exxel Pharma U.S., 100% of the right, title and interest in and to all of the shareholders’ shares, options and warrants in Exxel Pharma Canada (collectively, the “Securities”) in exchange for equivalent Securities of Exxel Pharma U.S.

The share exchange transaction between Exxel Pharma U.S., Exxel Pharma Canada and the shareholders of Exxel Pharma Canada was completed on April 1, 2025, based upon a 1-for-10 exchange ratio. Accordingly, in the exchange transaction, all of the persons who had been shareholders of Exxel Pharma Canada exchanged their Securities in that company on a 1-for-10 basis for equivalent Securities of Exxel Pharma U.S. The effect of completion of the share exchange transaction was to invert the relationship between Exxel Pharma U.S. and Exxel Pharma Canada, such that Exxel Pharma U.S., which had previously been the wholly-owned subsidiary of Exxel Pharma Canada, became the parent company, and Exxel Pharma Canada became the wholly-owned subsidiary of Exxel Pharma U.S.

Exxel Pharma U.S., Exxel Pharma Canada and Exxel Pharma Australia are hereinafter collectively referred to as the “Company,” “Exxel Pharma Inc.,” “We,” “Our,” or “Us.” The Company’s principal executive offices are located at 12635 E. Montview Blvd, Suite 134, Aurora, Colorado 80045. Our telephone number is 720-662-5177. Our website address is www.exxelpharma.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the Registration Statement of which it forms a part.

The Company’s focus is on developing innovative therapeutics for neuronal hypersensitivity disorders, and its lead program, EX937, is a novel, orally administered, proprietary small molecule designed to specifically and peripherally inhibit the fatty acid amide hydrolase (FAAH) enzyme. In addition to EX937, the Company is advancing its ARN compounds, a second program targeting social anxiety disorder and autism spectrum disorder.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” including, but not limited to:

•        being permitted to present only two years of audited financial statements and only two years of related disclosure in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

•        being permitted to provide less extensive narrative disclosure than other public companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements;

•        being permitted to utilize exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved;

•        being permitted to defer complying with certain changes in accounting standards; and

•        being permitted to use test-the-waters communications with qualified institutional buyers and institutional accredited investors.

We intend to take advantage of these and other exemptions available to “emerging growth companies.” We could remain an “emerging growth company” until the earliest of (i) the last day of our fiscal year following the fifth anniversary of the closing of this offering, (ii) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion, (iii) the last day of our fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which would occur if the market value of our equity securities that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter), or (iv) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

The JOBS Act permits an “emerging growth company” like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. This means that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to delay such adoption of new or revised accounting standards.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter.

THE OFFERING

Common stock offered by us	3,000,000 shares.
Assumed offering price	$5.00 per share of common stock
Option to purchase additional shares

We have granted the underwriters an option for a period of 45 days to purchase from us up to an additional [    ] shares of common stock at the public offering price per share, to cover over-allotments, if any.

Common stock outstanding immediately after this offering	3,000,000 shares (or [ ] shares if the underwriters exercise their over-allotment option to purchase additional shares in full).
Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately $13.2 million            , or approximately $[    ]            if the underwriters exercise their over-allotment option in full, based on a public offering price of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds from this offering, along with our existing cash and cash equivalents, for clinical trials and product development, research and development, clinical manufacturing as well as for working capital and other general corporate purposes. See the section titled “Use of Proceeds” in this prospectus for a more complete description of the intended use of processed from this offering.

Proposed [ ] listing	We intend to apply for listing of our common stock on the NYSE American under the symbol “EXXL”.
Lock-up agreements

We, our successors, all of our directors, officers and holders of more than 3.0% of our outstanding common stock have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our shares of common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of 180 days after the date of this prospectus. See “Underwriting” for more information.

Representative’s warrant

Upon the closing of this offering, we have agreed to issue Joseph Gunnar & Co., LLC, warrants that will be exercisable for the period commencing 180 days from the effective date of the registration statement of which this prospectus forms a part and expiring five years after such date, entitling the representative to purchase up to 5% of the number of shares of common stock sold in this offering (including any shares of common stock sold pursuant to the exercise of the underwriter’s option), at an exercise price per share equal to 100% of the public offering price.

The registration statement of which this prospectus forms a part also covers the representative’s warrants and the common stock issuable upon the exercise thereof.

For additional information regarding our arrangement with the underwriters, see the section titled “Underwriting.”

Risk factors

Investing in our common stock involves a high degree of risk. See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our common stock.

Except as otherwise indicated, the information contained in this prospectus is based on 4,599,327 shares of our common stock outstanding as of January 26, 2026, after giving effect to the following:

•        no exercise of the warrants issued to the purchaser of our convertible debentures

•        no exercise by the underwriters of their over-allotment option to purchase up to              additional shares of our common stock.

The number of shares of common stock outstanding does not include the shares issuable under our options outstanding as follows:

There are currently 417,000 options outstanding, with an exercise price of CAD 1.25 or 2.50 and expiring between 2028 and 2035. While the Company does not maintain a formal stock option plan or equity incentive plan, such options were granted pursuant to individual agreements approved by the Board of Directors.

SUMMARY FINANCIAL DATA

The following tables set forth our summary financial data for the periods indicated. We have derived the statements of operations data for the period from January 1, 2024 to December 31, 2024, and the balance sheet data as of December 31, 2024, from our audited financial statements included elsewhere in this prospectus. In addition, we have derived the statement of operations and balance sheet data as of and for the nine months ended September 30, 2025 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited condensed consolidated financial statements on the same basis as the audited financial statements, which reflects all adjustments, consisting only of normal recurring adjustments that, in our opinion, are necessary to state fairly the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that should be expected for any future period. You should read the following summary financial data together with the more detailed information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

	Year Ended December 31, 2024 (Audited)	Nine Months Ended September 30, 2025 (Unaudited)
Revenue	$225,000	$—

Operating expenses:
Research and development	89,178	37,194
General and administrative	511,564	677,137
Loss from operations	(375,742)	(714,331)

Other income (expense):
Interest expense	(31,079)	(186,413)
Change in fair value of derivative liability	—	(79,000)
Gain on extinguishment of debt	—	(62,657)
Gain (loss) on foreign currency transactions	(2,350)	11,370
Total other expense, net	(33,429)	(316,700)

Loss before income taxes	$(409,171)	$(1,031,031)
Benefit from (provision for) income taxes	—	—
Net loss	$(409,171)	$(1,031,031)

Weighted-average common shares outstanding, basic and diluted	4,516,808	4,599,327
Basic and diluted net loss per common share	$(0.09)	$(0.22)
	As of December 31, 2024		As of September 30, 2025
	Actual	As Adjusted(1)(2)	Actual	As Adjusted(1)(2)
Balance Sheet Data:
Cash and cash equivalents	$444,196	$13,663,968	$365,201	$13,584,973
Working capital(3)	$(1,146,479)	$12,073,293	$(2,187,892)	$11,031,880
Total assets	$506,279	$13,726,051	$379,692	$13,599,464
Total liabilities	$1,652,758	$1,116,583	$2,567,584	$1,155,629
Accumulated deficit	$(4,010,601)	$(4,380,625)	(5,041,632)	$(5,575,850)
Total equity	$(1,146,479)	$12,609,467	$(2,187,892)	$12,443,835

____________

(1)      The as adjusted balance sheet data gives effect to the issuance and sale of shares of Common Stock in this offering at an assumed initial public offering price of $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(2)     Each $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) as adjusted cash and cash equivalents, working capital, total assets, and total equity by approximately $2.8 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 100,000 shares in the number of shares offered by us at the assumed initial public offering price, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us would increase (decrease) as adjusted cash and cash equivalents, working capital, total assets, and total equity by approximately $0.5 million. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of our initial public offering determined at pricing.

(3)      We define working capital as current assets less current liabilities.

RISK FACTORS

Investing in our common stock is speculative and involves a high degree of risk. You should consider carefully the risks described below, together with the other information contained in this prospectus, including our financial statements and the related notes included elsewhere in this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to invest in our common stock. If any of the following risks occur, our business, financial condition, results of operations and future growth prospects could be materially and adversely affected. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below. See the section titled “Special Note Regarding Forward-Looking Statements”.

Risks Related to Our Financial Position and Need for Additional Capital

We have a limited operating history, which may make it difficult to evaluate our current business and predict our future performance.

We are a pre-clinical stage biopharmaceutical company with a limited operating history upon which you can evaluate our business and prospects. We commenced operations in 2018, have no products approved for commercial sale and generated only limited revenues from a sublicensing agreement which has subsequently expired.

We have not yet commenced human clinical trials for any our product candidate, nor have we demonstrated an ability to initiate or successfully complete any large-scale or pivotal clinical trials, obtain marketing approvals, manufacture a commercial-scale product or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. As a result, it may be more difficult for you to accurately predict our likelihood of success and viability than it could be if we had a longer operating history.

Drug development is a highly uncertain undertaking and involves a substantial degree of risk. We expect that it will take several years, if ever, before we have a commercialized product and generate revenue from product sales. Even if we succeed in receiving marketing approval for and commercializing one or more of our product candidates, we expect that we will continue to incur substantial research and development and other expenses in order to discover, develop and market additional potential products. Furthermore, our estimates of our defined patient populations available for study and treatment may be lower than expected, which could adversely affect our ability to conduct clinical trials and may also adversely affect the size of any market for medicines we may successfully commercialize. Our approach may not result in time savings, higher success rates or reduced costs as we expect it to, and if not, we may not attract collaborators or develop new drugs as quickly or cost effectively as expected and therefore we may not be able to commercialize our approach as originally expected.

We have incurred significant losses since inception, we expect to incur losses in the future and we may not be able to generate sufficient revenue to achieve and maintain profitability.

We have never been profitable and have incurred significant losses in each year since inception. For the years ended December 31, 2024 and 2023, we reported net losses of $409,171 and $430,098, respectively, and as of December 31, 2024 and December 31, 2023, we had accumulated deficits of $4,010,601 and $3,601,430, respectively. For the nine months ended September 2025 and 2024, we reported net losses of $1,031,031 and $167,732, respectively, and as of September 30, 2025 and December 31, 2024, we had accumulated deficits of $5,041,632 and $4,010,601, respectively. To date, we have funded our operations primarily through capital raises.

We expect to continue to incur significant expenses and to incur operating losses for the foreseeable future, and we expect these losses to increase as we continue our development of, and seek regulatory approvals for, our product candidates, and begin to commercialize approved drugs, if any. Typically, it takes many years to develop a new drug from the time it is discovered to when it is available for treating patients. The net losses we incur may fluctuate significantly from quarter to quarter such that a period-to-period comparison of our results of operations may not be a good indication of our future performance. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue. We may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may increase our expenses and adversely affect our ability to generate revenue, and our ability to manage these aspects of our business will affect the size of our future net losses. Our prior losses and expected future losses have had and will continue to have an adverse effect on our working capital, our ability to achieve and maintain profitability and the performance of our stock.

Our ability to generate revenue and achieve profitability depends significantly on our ability to achieve several milestones relating to the discovery, development and commercialization of our product candidates.

Our financial condition and operating results may vary significantly in the future due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include:

•        continue our current research and development programs, including conducting laboratory, pre-clinical studies for product candidates;

•        initiate clinical trials for product candidates;

•        the success of our clinical trials through all phases of clinical development;

•        delays in the commencement, enrollment and timing of clinical trials;

•        our ability to secure and maintain collaborations, licensing or other arrangements for the future development and/or commercialization of our product candidates, as well as the terms of those arrangements;

•        our ability to obtain, as well as the timeliness of obtaining, additional funding to develop our product candidates;

•        the results of clinical trials or marketing applications for product candidates that may compete with our product candidates;

•        competition from existing products or new products that may receive marketing approval;

•        potential side effects of our product candidates that could delay or prevent approval or cause an approved drug to be taken off the market;

•        any delays in regulatory review and approval of our product candidates;

•        our ability to identify and develop additional product candidates;

•        the ability of patients or healthcare providers to obtain coverage or sufficient reimbursement for our products;

•        our ability, and the ability of third parties such as Clinical Research Organizations, or CROs, to adhere to clinical study and other regulatory requirements;

•        the ability of third-party manufacturers to manufacture our product candidates and key ingredients needed to conduct clinical trials and, if approved, successfully commercialize our products;

•        the costs to us, and our ability as well as the ability of any third-party collaborators, to obtain, maintain and protect our intellectual property rights;

•        costs related to and outcomes of potential intellectual property litigation;

•        our ability to adequately support future growth;

•        our ability to attract and retain key personnel to manage our business effectively; and

•        our ability to build our finance infrastructure and, to the extent required, improve our accounting systems and controls.

Developing new products and services is a speculative and risky endeavor. Products or services that initially show promise may fail to achieve the desired results or may not achieve acceptable levels of analytical accuracy or clinical utility. We may need to alter our products in development and repeat clinical studies before we identify a potentially successful product or service. Product development is expensive, may take years to complete and can have uncertain outcomes. Failure can occur at any stage of the development. If, after development, a product or service appears successful, we may, depending on the nature of the product or service, still need to obtain FDA and other regulatory clearances, authorizations or approvals before we can market it. The FDA’s clearance, authorization or approval pathways are likely to involve significant time, as well as additional research, development and clinical study expenditures. The FDA may not clear, authorize or approve any future product or service we develop. Even if we develop a product or service that receives regulatory clearance, authorization or approval, we would need to commit substantial resources to commercialize, sell and market it before it could be profitable, and the product or service may never be commercially successful. Additionally, development of any product or service may be disrupted or made less viable by the development of competing products or services.

New potential products and services may fail any stage of development or commercialization and if we determine that any of our current or future products or services are unlikely to succeed, we may abandon them without any return on our investment. If we are unsuccessful in developing additional products or services, our potential for growth may be impaired.

In cases where we are successful in obtaining regulatory approval to market one or more of our drug candidates, our revenue will be dependent, in part, upon the size of the markets in the territories for which we gain regulatory approval, the accepted price for the product, the ability to obtain coverage and reimbursement, and whether we own the commercial rights for that territory. If the number of our addressable patients is not as significant as we estimate, the indication approved by regulatory authorities is narrower than we expect, or the treatment population is narrowed by competition, physician choice or treatment guidelines, we may not generate significant revenue from sales of such products, even if approved.

We expect our research and development expenses to continue to be significant in connection with our continued investment in our ongoing and planned clinical trials for our current product candidates and any future product candidates we may develop. Furthermore, if we obtain regulatory approval for our product candidates, we expect to incur increased sales and marketing expenses. In addition, once we are a public company, we will incur additional costs associated with operating as a public company. As a result, we expect to continue to incur significant and increasing operating losses and negative cash flows for the foreseeable future. These losses have had and will continue to have a material adverse effect on our stockholders’ equity, financial position, cash flows and working capital.

Even if this offering is successful, we will require substantial additional funding. If we are unable to raise capital on favorable terms when needed, we could be forced to curtail, delay or discontinue our research or drug development programs or any future commercialization efforts.

We are currently advancing our product candidate, EX937 through pre-clinical stage development. Developing drugs is expensive and we expect our research and development expenses to increase substantially in connection with our ongoing activities, particularly as we advance our product candidates in clinical studies.

As of December 31, 2024 and September 30, 2025, we had cash of $444,196 and $365,201, respectively. We estimate that the net proceeds from this offering will be approximately $13.2 million, assuming an initial public offering price of $5.00 per share, the midpoint of the price range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We expect that the net proceeds from this offering and our existing cash will be sufficient to fund our current operations through at least 24 months from the date of this prospectus. However, our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements or a combination of these approaches. In any event, we will require additional capital to obtain regulatory approval for, and to commercialize, our product candidates. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities may dilute our stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable, and we may be required to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product candidates or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

Our financial condition raises substantial doubt as to our ability to continue as a going concern.

As of December 31, 2024 and September 30, 2025, we had approximately $0.4 million and approximately $0.4 million, respectively, in cash and cash equivalents, and a working capital deficiency of approximately $1.1 million and approximately $2.2 million, respectively, and we have incurred and expect to continue to incur significant costs in pursuit of our lead drug candidate, EX937. Our consolidated financial statements have been prepared assuming that we will continue to operate as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. To date, we have not generated product revenues from our activities and have incurred substantial operating losses. We expect that we will continue to generate substantial operating losses for the foreseeable future until we complete development and approval of our product candidates. We will continue to fund our operations primarily through utilization of our current financial resources and additional raises of capital.

These conditions raise substantial doubt about our ability to continue as a going concern. Additionally, our independent registered public accounting firm included in its audit opinion for the year ended December 31, 2024 an explanatory paragraph that there is substantial doubt as to our ability to continue as a going concern. We plan to address these conditions by raising funds from this public offering, from subsequent public or private offerings of equity or debt securities, and other funding sources. However, there can be no assurance that such funding will be available to us, will be obtained on terms favorable to us or will provide us with sufficient funds to meet our objectives. The reaction of investors to the inclusion of a going concern statement by our auditors and our potential inability to continue as a going concern may materially adversely affect our ability to raise new capital or enter into partnerships. If we become unable to continue as a going concern, we may have to liquidate our assets and the value we receive for our assets in liquidation or dissolution could be significantly lower than the value reflected in our consolidated financial statements.

Risks Related to the Discovery and Development of Our Product Candidates

We are currently and substantially depending on EX937, which is our lead product candidate and which is currently undergoing drug product development and formulation. If we are unable to complete development of, obtain approval for and commercialize EX937, in a timely manner, our business may be harmed.

Our future success is dependent on our ability to timely and successfully complete drug manufacturing, clinical trials, obtain marketing approval for and successfully commercialize EX937, which is currently our main product candidate and which recently competed the typical pre-clinical stages of development.

We have no products approved for sale. The success of our business, including our ability to finance our company and generate any revenue in the future, will primarily depend on the successful development, regulatory approval and commercialization of EX937, which may never occur.

In the future, we may also become dependent on other product candidates that we may develop or acquire. However, given our early stage of development, it may be many years, if at all, before we may be able to demonstrate the safety and efficacy of EX937 or any other product candidates to warrant approval for commercialization.

The clinical and commercial success of our current and any future product candidates will depend on a number of factors, including the following:

•        our ability to raise any additional required capital on acceptable terms, or at all;

•        our ability to complete IND-enabling studies and successfully submit an IND to the FDA;

•        timely completion of our drug product manufacturing and clinical trials, which may be slower or cost more than we currently anticipate and will depend substantially upon the performance of third-party contractors;

•        requirements by the FDA or similar foreign regulatory agencies to conduct additional clinical trials or other studies beyond those planned to support approval of our product candidates;

•        acceptance of our proposed indications and primary endpoint assessments relating to the proposed indications of our product candidates by the FDA and similar foreign regulatory authorities;

•        our ability to consistently manufacture our product candidates on a timely basis;

•        our ability, and the ability of any third parties with whom we contract, to remain in good standing with regulatory agencies and develop, validate and maintain commercially viable manufacturing processes that are compliant with current good manufacturing practices (“cGMPs”);

•        our ability to demonstrate to the satisfaction of the FDA and similar foreign regulatory authorities the safety, efficacy and acceptable risk-benefit profile of our product candidates;

•        the prevalence, duration and severity of potential side effects or other safety issues experienced with our product candidates or future approved products, if any;

•        the timely receipt of necessary marketing approvals from the FDA and similar foreign regulatory authorities;

•        achieving and maintaining, and, where applicable, ensuring that our third-party contractors achieve and maintain, compliance with our contractual obligations and with all regulatory requirements applicable to our current and future product candidates or approved products, if any;

•        our ability to successfully develop a commercial strategy and thereafter commercialize our product candidates in the United States and internationally, if approved for marketing, sale and distribution in such countries and territories, whether alone or in collaboration with others;

•        the availability of coverage and adequate reimbursement from managed care plans, private insurers, government payors (such as Medicare and Medicaid) and other third-party payors for any of our product candidates that may be approved;

•        the convenience of our treatment or dosing regimen;

•        acceptance by physicians, payors and patients of the benefits, safety and efficacy of our product candidates, if approved, including relative to alternative and competing treatments;

•        the willingness of physicians, operators of hospitals and clinics and patients to utilize or adopt our cancer therapeutics approach;

•        patient demand for our current or future product candidates, if approved;

•        our ability to establish and enforce intellectual property rights in and to our product candidates; and

•        our ability to avoid third-party patent interference, intellectual property challenges or intellectual property infringement claims.

These factors, many of which are beyond our control, could cause us to experience significant delays or an inability to obtain regulatory approvals or commercialize our current or future product candidates. Even if regulatory approvals are obtained, we may never be able to successfully commercialize our product candidates. Accordingly, we cannot provide assurances that we will be able to generate sufficient revenue through the sale of our product candidates to continue our business or achieve profitability.

Our approach in developing product candidates is based on novel ideas and technologies that are unproven and may not result in marketable products, which exposes us to unforeseen risks and makes it difficult for us to predict the time and cost of product development and potential for regulatory approval.

We may spend substantial time and substantial funds attempting to develop our current product candidates and never succeed in developing a marketable product. We are unable to predict when or if our drug candidates will prove effective or safe in humans or if we will obtain marketing approval. Before obtaining marketing approval from regulatory authorities for the sale of any drug candidate, we must complete pre-clinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of our drug candidates in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to the outcome. A failure of one or more clinical trials can occur at any stage of testing. The outcome of pre-clinical testing and early clinical trials may not be predictive of the success of later clinical trials, and interim or preliminary results of a clinical trial do not necessarily predict final results. In particular, the small number of patients in our early clinical trials may make the results of these trials less predictive of the outcome of later clinical trials.

We may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent our ability to obtain marketing approval or commercialize our drug candidates, including:

•        regulators, institutional review boards (“IRBs”) or ethics committees (“ECs”) may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•        we may experience delays in reaching, or fail to reach, agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites;

•        clinical trials for our drug candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials, delay clinical trials or abandon product development programs;

•        the number of patients required for clinical trials for our drug candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate, participants may drop out of these clinical trials at a higher rate than we anticipate or the duration of these clinical trials may be longer than we anticipate;

•        competition for clinical trial participants from investigational and approved therapies may make it more difficult to enroll patients in our clinical trials;

•        we or third-party collaborators may fail to obtain the clearance or approval of companion diagnostic tests, if required, on a timely basis, or at all;

•        our third-party contractors may fail to meet their contractual obligations to us in a timely manner, or at all, or may fail to comply with regulatory requirements;

•        we may have to suspend or terminate clinical trials for our drug candidates for various reasons, including a finding that the participants are being exposed to unacceptable health risks;

•        our drug candidates may have undesirable or unexpected side effects or other unexpected characteristics, causing us or our investigators, regulators or IRBs/ECs to suspend or terminate the trials;

•        the cost of clinical trials for our drug candidates may be greater than we anticipate;

•        the supply or quality of our drug candidates or other materials necessary to conduct clinical trials for our drug candidates may be insufficient or inadequate and result in delays or suspension of our clinical trials; and

•        we or a diagnostic development partner may fail to receive regulatory approval of a companion diagnostic for use with a marketed product.

Our product development costs will increase if we experience delays in pre-clinical studies, GMP manufacturing of clinical supplies or clinical trials or in obtaining marketing approvals. We do not know whether any of our planned pre-clinical studies or clinical trials will begin on a timely basis or at all, will need to be restructured or will be completed on schedule, or at all. For example, the FDA or an equivalent foreign regulatory agency may place a partial or full clinical hold on any of our clinical trials for a variety of reasons.

Significant pre-clinical or clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our drug candidates or allow our competitors to bring products to market before we do and impair our ability to successfully commercialize our drug candidates and may harm our business and results of operations.

Any delays in the commencement or completion, or termination or suspension, of our ongoing, planned or future clinical trials could result in increased costs to us, delay or limit our ability to generate revenue and adversely affect our commercial prospects.

Before we can initiate clinical trials of a drug candidate in any indication, we must submit the results of pre-clinical, IND-enabling studies to the FDA, or an equivalent foreign regulatory agency, along with other information, including information about the drug candidate’s chemistry, manufacturing and controls and our proposed clinical trial protocol, as part of an IND or similar regulatory filing.

Before obtaining marketing approval from the FDA or similar foreign regulatory authorities for the sale of our product candidate in any indication, we must conduct extensive clinical studies to demonstrate safety and efficacy. Clinical testing is expensive, time consuming and uncertain as to outcome. In addition, we expect to rely in part on pre-clinical, clinical and quality data generated by our contract research organizations (“CROs”) and other third parties for regulatory submissions for our drug candidates. While we have or will have agreements governing these third parties’ services, we have limited influence over their actual performance. If these third parties do not make data available to us, or, if applicable, make regulatory submissions in a timely manner, in each case pursuant to our agreements with them, our development programs may be significantly delayed and we may need to conduct additional studies or collect additional data independently. In either case, our development costs would increase. We still need to receive FDA or EC clearance for the planed EX937 clinical trial before we can begin clinical trials and would require the same acceptance by the FDA prior to initiating any clinical trials in the United States for any of our other drug candidates. The FDA may require us to conduct additional pre-clinical studies for any drug candidate before it allows us to initiate clinical trials under any IND, which may lead to additional delays and increase the costs of our pre-clinical development programs.

Any delays in the commencement or completion of our ongoing, planned or future clinical trials could significantly affect our product development costs. We do not know whether our planned trials will begin on time or at all, or be completed on schedule, if at all. The commencement and completion of clinical trials can be delayed for a number of reasons, including delays related to:

•        the FDA or similar foreign regulatory authority disagreeing as to the design or implementation of our clinical trials or with our recommended dose for any of our pipeline programs;

•        obtaining FDA, or similar foreign regulatory authority, authorization to commence a trial or reaching a consensus with the FDA or similar foreign regulatory authority on trial design;

•        failing to obtain regulatory clearance or approval of companion diagnostics we may use to identify patients for enrollment in our clinical trials;

•        any failure or delay in reaching an agreement with CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•        obtaining approval from one or more IRBs/ECs;

•        IRBs/ECs refusing to approve, suspending or terminating the trial at an investigational site, precluding enrollment of additional subjects, or withdrawing their approval of the trial;

•        changes to clinical trial protocol;

•        clinical sites deviating from trial protocol or dropping out of a trial;

•        failing to manufacture or obtain sufficient quantities of drug candidate or, if applicable, combination therapies for use in clinical trials;

•        patients failing to enroll or remain enrolled in our trials at the rates we expect, or failing to return for post-treatment follow-ups;

•        patients choosing an alternative treatment, or participating in competing clinical trials;

•        lack of adequate funding to continue clinical trials;

•        patients experiencing severe or unexpected drug-related adverse effects;

•        occurrence of serious adverse events in trials of the same class of agents conducted by other companies;

•        selecting or being required to use clinical end points that require prolonged periods of clinical observation or analysis of the resulting data;

•        a facility manufacturing our drug candidates or any of their components being ordered by the FDA or similar foreign regulatory authority to temporarily or permanently shut down due to violations of cGMP regulations or other applicable requirements, or infections or cross-contaminations of drug candidates in the manufacturing process;

•        any changes to our manufacturing process that may be necessary or desired;

•        third-party clinical investigators losing the licenses or permits necessary to perform our clinical trials, not performing our clinical trials on our anticipated schedule or consistent with the clinical trial protocol, good clinical practices (“GCPs”) or other regulatory requirements;

•        us, or our third-party contractors not performing data collection or analysis in a timely or accurate manner or improperly disclosing data prematurely or otherwise in violation of a clinical trial protocol; or

•        third-party contractors becoming debarred or suspended or otherwise penalized by the FDA or other government or regulatory authorities for violations of regulatory requirements, in which case we may need to find a substitute contractor, and we may not be able to use some or all of the data produced by such contractors in support of our marketing applications.

We could also encounter delays if a clinical trial is suspended or terminated by us, by the IRBs/ECs of the institutions in which such trials are being conducted, by a Data Safety Monitoring Board for such trial or by the FDA or similar foreign regulatory authority. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or similar foreign regulatory authority resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a pharmaceutical, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. In addition, changes in regulatory requirements and policies may occur, and we may need to amend clinical trial protocols to comply with these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs/ECs for reexamination, which may impact the costs, timing or successful completion of a clinical trial.

Certain of our scientific advisors or consultants who receive compensation from us are investigators for our clinical trial. Under certain circumstances, we may be required to report some of these relationships to the FDA or similar foreign regulatory authority. Although we believe our existing relationships are within the FDA’s guidelines, the FDA or similar foreign regulatory authority may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected interpretation of the study. The FDA or similar foreign regulatory authority may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the FDA or similar foreign regulatory authority and may ultimately lead to the denial of marketing approval of our product candidates. If we experience delays in the completion of, or termination of, any clinical trial of our drug candidates, the commercial prospects of such drug candidate will be harmed, and our ability to generate product revenues will be delayed. Moreover, any delays in completing our clinical trials will increase our costs, slow down our development and approval process and jeopardize our ability to commence product sales and generate revenues which may harm our business, financial condition, results of operations and prospects significantly.

The outcome of pre-clinical testing and early clinical trials may not be predictive of the success of later clinical trials, and the results of our clinical trials may not satisfy the requirements of the FDA, European Medicines Agency (“EMA”) or other comparable foreign regulatory authorities.

We will be required to demonstrate with substantial evidence through well-controlled clinical trials that our product candidates are safe and effective for use in a diverse population before we can seek marketing approvals for their commercial sale. Success in pre-clinical studies and early-stage clinical trials does not mean that future clinical trials will be successful. Product candidates in later-stage clinical trials may fail to demonstrate sufficient safety and efficacy to the satisfaction of the FDA, EMA and other comparable foreign regulatory authorities despite having progressed through pre-clinical studies and early-stage clinical trials. Regulatory authorities may also limit the scope of later-stage trials until we have demonstrated satisfactory safety, which could delay regulatory approval, limit the size of the patient population to which we may market our product candidates, or prevent regulatory approval.

In some instances, there can be significant variability in safety and efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in size and type of the patient populations, differences in and adherence to the dose and dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. Patients treated with our product candidates may also be using other approved products or investigational new drugs, which can cause side effects or adverse events that are unrelated to our product candidates. As a result, assessments of efficacy can vary widely for a particular patient and from patient to patient and site to site within a clinical trial. This subjectivity can increase the uncertainty of, and adversely impact, our clinical trial outcomes.

We do not know whether any clinical trials we may conduct will demonstrate consistent or adequate efficacy and safety sufficient to obtain approval to market any of our product candidates.

Interim, topline and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data becomes available, and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publicly disclose preliminary, interim or topline data from our clinical trials. These interim updates are based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the topline results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, topline data should be viewed with caution until the final data are available. In addition, we may report interim analyses of only certain endpoints rather than all endpoints. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse changes between interim data and final data could significantly harm our business and prospects. Further, additional disclosure of interim data by us or by our competitors in the future could result in volatility in the price of our common stock.

In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is typically selected from a more extensive amount of available information. You or others may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product candidate or our business. If the preliminary or topline data that we report differs from late, final or actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize EX937 or any other product candidates may be harmed, which could harm our business, financial condition, results of operations and prospects.

If we experience delays or difficulties in enrolling patients in our planned clinical trials, our receipt of necessary regulatory approval could be delayed or prevented.

We may not be able to initiate or continue our planned clinical trials for our product candidates if we are unable to identify and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or similar foreign regulatory authority. Patient enrollment is a significant factor in the timing of clinical trials. Our ability to enroll eligible patients may be limited or may result in slower enrollment than we anticipate.

Patient enrollment may be affected if our competitors have ongoing clinical trials for programs that are under development for the same indications as our product candidates, and patients who would otherwise be eligible for our clinical trials instead enroll in clinical trials of our competitors’ programs. Patient enrollment for our future clinical trials may be affected by other factors, including:

•        size and nature of the patient population;

•        severity of the disease under investigation;

•        availability and efficacy of approved drugs for the disease under investigation;

•        patient eligibility criteria for the trial in question as defined in the protocol;

•        perceived risks and benefits of the product candidate under study;

•        clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new products that may be approved or other product candidates being investigated for the indications we are investigating;

•        clinicians’ willingness to screen their patients for biomarkers to indicate which patients may be eligible for enrollment in our clinical trials;

•        patient referral practices of physicians;

•        the ability to monitor patients adequately during and after treatment;

•        proximity and availability of clinical trial sites for prospective patients; and

•        the risk that patients enrolled in clinical trials will drop out of the trials before completion or, because they may be late-stage cancer patients and will not survive the full terms of the clinical trials.

Our inability to enroll a sufficient number of patients for our clinical trials would result in significant delays or may require us to abandon one or more clinical trials altogether. Enrollment delays in our clinical trials may result in increased development costs for our product candidates and jeopardize our ability to obtain marketing approval for the sale of our product candidates. Furthermore, even if we are able to enroll a sufficient number of patients for our clinical trials, we may have difficulty maintaining participation in our clinical trials through the treatment and any follow-up periods.

We may never receive approval to market and commercialize any product candidate. Even if we obtain regulatory approval, the approval may be for targets, disease indications, lines of therapy or patient populations that are not as broad as we intended or desired or may require labeling that includes significant use or distribution restrictions or safety warnings.

We have not previously submitted a new drug application (“NDA”) to the FDA or similar regulatory approval filings to comparable foreign authorities, for any product candidate, and we cannot be certain that our product candidates will be successful in clinical trials or receive regulatory approval. Further, any future product candidates may not receive regulatory approval even if they are successful in clinical trials. If we do not receive regulatory approvals for our product candidates, we may not be able to continue our operations. Even if we successfully obtain regulatory approvals to market a product candidate, our revenue will be dependent, in part, upon the size of the markets in the territories for which we gain regulatory approval and have commercial rights. If the markets or patient subsets that we are targeting are not as significant as we estimate, we may not generate significant revenues from sales of such products, if approved.

We plan to seek regulatory approval to commercialize our product candidates both in the United States and in selected foreign countries. While the scope of regulatory approval generally is similar in other countries, in order to obtain separate regulatory approval in other countries we must comply with numerous and varying regulatory requirements of such countries regarding safety and efficacy. Other countries also have their own regulations governing, among other things, clinical trials and commercial sales, as well as pricing and distribution of our product candidates, and we may be required to expend significant resources to obtain regulatory approval and to comply with ongoing regulations in these jurisdictions.

We may be required to perform additional or unanticipated clinical trials to obtain approval or be subject to post-marketing testing requirements to maintain regulatory approval. If our candidates prove to be ineffective, unsafe or commercially unviable, our entire technology platform and pipeline would have little, if any, value, which would have a material and adverse effect on our business, financial condition, results of operations and prospects.

It is difficult to predict the time, cost and potential success of our product candidates as they proceed through pre-clinical, drug product development or clinical trials. Because our product candidates are all in research or pre-clinical stages, we have not yet been able to assess the safety or efficacy of them in humans.

If our product candidates do not achieve projected development milestones or commercialization in the announced or expected timeframes, the further development or commercialization of such product candidates may be delayed, and our business may be harmed. Current or future product candidates may not meet safety and efficacy requirements for continued development or ultimate approval in humans and may cause significant adverse events or toxicities.

Adverse side effects or other safety risks associated with our drug candidates could delay or preclude approval, cause us to suspend or discontinue clinical trials or abandon further development, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

Results of our planned clinical trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Undesirable side effects caused by our drug candidates could result in the delay, suspension or termination of clinical trials by us, the FDA or similar foreign regulatory authority for a number of reasons. If we elect or are required to delay, suspend or terminate any clinical trial, the commercial prospects of our drug candidates will be harmed and our ability to generate product revenues from this drug candidate will be delayed or eliminated. Serious adverse events observed in clinical trials could hinder or prevent market acceptance of our drug candidates. Any of these occurrences may harm our business, prospects, financial condition and results of operations significantly.

Moreover, if our drug candidates are associated with undesirable side effects in clinical trials or have characteristics that are unexpected, we may elect to abandon or limit their development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective, which may limit the commercial expectations for our drug candidates, if approved. We may also be required to modify our study plans based on findings in our clinical trials. Many drugs that initially showed promise in early stage testing have later been found to cause side effects that prevented further development. In addition, regulatory authorities may draw different conclusions or require additional testing to confirm these determinations.

It is possible that as we test our drug candidates in larger, longer and more extensive clinical trials, including with different dosing regimens, or as the use of our drug candidates becomes more widespread following any regulatory approval, illnesses, injuries, discomforts and other adverse events that were observed in earlier trials, as well as conditions that did not occur or went undetected in previous trials, will be reported by patients. If such side effects become known later in development or upon approval, if any, such findings may harm our business, financial condition, results of operations and prospects significantly.

In addition, if any of our drug candidates receive marketing approval, and we or others later identify undesirable side effects caused by treatment with such drug, a number of potentially significant negative consequences could result, including:

•        regulatory authorities may withdraw approval of the drug;

•        we may be required to recall a product or change the way the drug is administered to patients;

•        regulatory authorities may require additional warnings on the label, such as a “black box” warning or a contraindication, or issue safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product;

•        we may be required to implement a Risk Evaluation and Mitigation Strategy (“REMS”) or create a medication guide outlining the risks of such side effects for distribution to patients;

•        additional restrictions may be imposed on the marketing or promotion of the particular product or the manufacturing processes for the product or any component thereof;

•        we could be sued and held liable for harm caused to patients;

•        the drug could become less competitive; and

•        our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of our drug candidates, if approved, and could significantly harm our business, financial condition, results of operations and prospects.

We sometimes estimate, or may in the future estimate, the timing of the accomplishment of various scientific, clinical, manufacturing, regulatory and other product development objectives. These milestones may include our expectations regarding the commencement or completion of scientific studies or clinical trials, the submission of regulatory filings, the receipt of marketing approval or the realization of other commercialization objectives.

The achievement of milestones such as the timing of the accomplishment of various scientific, clinical, manufacturing, regulatory and other product development objectives may be outside of our control. All of these milestones are based on a variety of assumptions, including assumptions regarding capital resources, constraints and priorities, progress of and results from development activities and the receipt of key regulatory approvals or actions, any of which may cause the timing of achievement of the milestones to vary considerably from our estimates.

If we or our collaborators fail to achieve announced milestones in the expected timeframes, the commercialization of our product candidates may be delayed, our credibility may be undermined, our business and results of operations may be harmed, and the price of our common stock may decline.

If a product liability claim is successfully brought against us for uninsured liabilities, or such claim exceeds our insurance coverage, we could be forced to pay substantial damage awards that could materially harm our business.

The use of any of our existing or future product candidates in clinical trials and the sale of any approved pharmaceutical products may expose us to significant product liability claims. We currently do not have clinical trial or product liability insurance coverage but we intend to obtain such insurance. Such insurance coverage may not protect us against any or all of the product liability claims that may be brought against us in the future. We may not be able to acquire or maintain adequate product liability insurance coverage at a commercially reasonable cost or in sufficient amounts or scope to protect us against potential losses. In the event a product liability claim is brought against us, we may be required to pay legal and other expenses to defend the claim, as well as uncovered damage awards resulting from a claim brought successfully against us. In the event our product candidate is approved for sale by the FDA or other regulatory agency and commercialized, we may need to substantially increase the amount of our product liability coverage. Defending any product liability claim or claims could require us to expend significant financial and managerial resources, which could have an adverse effect on our business.

Our current and future products may never achieve significant commercial market acceptance.

Our success depends on the market’s confidence that we can provide therapeutic products that improve clinical outcomes, lower healthcare costs and enable better biopharmaceutical development. Failure of our products to perform as expected could significantly impair our operating results and our reputation. We believe patients, clinicians, academic institutions and biopharmaceutical companies are likely to be particularly sensitive to defects, errors, inaccuracies, delays and toxicities in or associated with our products. Furthermore, inadequate performance of these products may result in lower confidence in our FAAH inhibitor platform in general.

We may not succeed in achieving significant commercial market acceptance for our current or future products due to a number of factors, including:

•        our ability to demonstrate the clinical utility of our current product candidates and their potential advantages over existing drug products to academic institutions, biopharmaceutical companies and the medical community;

•        our ability, and that of our collaborators, to secure and maintain FDA and other regulatory clearance, authorization or approval for our products;

•        the agreement by third-party payors to reimburse our products, the scope and extent of which will affect patients’ willingness or ability to pay for our products and will likely heavily influence physicians’ decisions to recommend our products; and

•        the impact of our investments in product innovation and commercial growth.

Additionally, our customers and collaborators may decide to decrease or discontinue their use of our products due to changes in their research and development plans, failures in their clinical trials, financial constraints, the regulatory environment, negative publicity about our products, competing products or the reimbursement landscape, all of which are circumstances outside of our control. We may not be successful in addressing these or other factors that might affect the market acceptance of our products. Failure to achieve widespread market acceptance of our products would materially harm our business, financial condition and results of operations.

We may expend our limited resources to pursue a particular drug candidate or indication and fail to capitalize on drug candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we focus on research programs and drug candidates that we identify for specific indications. As a result, we may forego or delay pursuit of opportunities with other drug candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and drug candidates for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular drug candidate, we may relinquish valuable rights to that drug candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such drug candidate.

We may not be successful in our efforts to advance additional potential drug candidates.

A key element of our strategy is to apply the knowledge and information we gain in the process of developing our current product candidate to advance additional potential drug candidates. However, the development activities that we are currently conducting may not be successful in developing drug candidates that are useful in refractory chronic cough or other diseases. Our pre-clinical research programs may initially show promise in identifying potential drug candidates, yet fail to yield drug candidates for clinical development for a number of reasons, including:

•        the research methodology used may not be successful in identifying potential drug candidates;

•        potential drug candidates may, on further study, be shown to have harmful side effects or other characteristics that indicate that they are unlikely to be drugs that will obtain marketing approval or achieve market acceptance; or

•        potential drug candidates may not be effective in treating their targeted diseases.

Research programs to identify and design new drug candidates require substantial technical, financial and human resources. We may choose to focus our efforts and resources on a potential drug candidate that ultimately proves to be unsuccessful. If we are unable to identify and design suitable drug candidates for pre-clinical and clinical development, we will not be able to obtain revenues from the sale or out-licensing of products in future periods, which likely would result in significant harm to our financial position and adversely impact our stock price.

We face significant competition, and if our competitors develop and market technologies or products more rapidly than we do or that are more effective, safer or less expensive than the products we develop, our commercial opportunities will be negatively impacted.

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary and novel products and product candidates. Our competitors have developed, are developing or may develop products, product candidates and processes competitive with ours. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future. We believe that a significant number of products are currently under development, and may become commercially available in the future, for the treatment of conditions for which we may attempt to develop product candidates. In addition, our products may need to compete with drugs physicians use off-label to treat the indications for which we seek approval. This may make it difficult for us to replace existing therapies with our products.

We have competitors both in the United States and internationally, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies, emerging and start-up companies, universities and other research institutions. We also compete with these organizations to recruit management, scientists and clinical development personnel, which could negatively affect our level of expertise and our ability to execute our business plan. We will also face competition in establishing clinical trial sites, enrolling subjects for clinical trials and in identifying and in-licensing new product candidates.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer side effects, are more convenient, have a broader label, are marketed more effectively, are more widely reimbursed or are less expensive than any products that we may develop. Our competitors also may obtain marketing approval from the FDA, EMA or other comparable foreign regulatory authorities for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. Even if the product candidates we develop achieve marketing approval, they may be priced at a significant premium over competitive products if any have been approved by then, resulting in reduced competitiveness. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete, less competitive or not economical. If we are unable to compete effectively, our opportunity to generate revenue from the sale of our products we develop may be adversely affected.

We are subject to healthcare laws and regulations.

Sales of our product candidates, if approved, or any other future product candidate will be subject to healthcare regulation and enforcement by the federal government and the states and foreign governments in which we might conduct our business. The healthcare laws and regulations that may affect our ability to operate include the following:

•        The federal Anti-Kickback Statute makes it illegal for any person or entity to knowingly and willfully, directly or indirectly, solicit, receive, offer, or pay any remuneration that is in exchange for or to induce the referral of business, including the purchase, order, lease of any good, facility, item or service for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. The term “remuneration” has been broadly interpreted to include anything of value.

•        Federal false claims and false statement laws, including the federal civil False Claims Act, prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, for payment to, or approval by, federal programs, including Medicare and Medicaid, claims for items or services, including drugs, that are false or fraudulent.

•        Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) created additional federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors or making any false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.

•        HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 and their implementing regulations, impose obligations on certain types of individuals and entities regarding the electronic exchange of information in common healthcare transactions, as well as standards relating to the privacy and security of individually identifiable health information.

•        The federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services information related to payments or other transfers of value made to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members.

Also, many states have similar laws and regulations, such as anti-kickback and false claims laws that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs. Additionally, we may be subject to state laws that require pharmaceutical companies to comply with the federal government’s and/or pharmaceutical industry’s voluntary compliance guidelines, state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures, as well as state and foreign laws governing the privacy and security of health information, many of which differ from each other in significant ways and often are not preempted by HIPAA.

Furthermore, to the extent that our product is sold in a foreign country, we may be subject to similar foreign laws.

The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and if we are found to have improperly promoted off-label uses of our drugs or drug candidates, if approved, we may become subject to significant liability.

If we are found to have improperly promoted off-label uses of our drugs or drug candidates, we may become subject to significant liability. Such enforcement has become more common in the industry. The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription drug products, such as our drug candidates. In particular, a drug may not be promoted for uses that are not approved by the FDA or such other regulatory agencies as reflected in the drug’s approved labeling. If we receive marketing approval for our drug candidates for our proposed indications, physicians may nevertheless use our drugs for their patients in a manner that is inconsistent with the approved label. However, if we are found to have promoted our drugs for any off-label uses, the federal government could levy civil, criminal and/or administrative penalties, and seek fines against us. The FDA or other regulatory authorities could also request that we enter into a consent decree or a corporate integrity agreement, or seek a permanent injunction against us under which specified promotional conduct is monitored, changed or curtailed. If we cannot successfully manage the promotion of our drug candidates, we could become subject to significant liability, which would materially adversely affect our business and financial condition.

We may not be able to obtain or maintain Fast Track designation or accelerated approval for our drug candidates.

If a drug is intended for the treatment of a serious condition and nonclinical or clinical data demonstrate the potential to address unmet medical need for this condition, a drug sponsor may apply for FDA Fast Track designation. We plan to conduct early clinical development outside the US and have not determined at this time if it will be relevant or beneficial to apply for Fast Track designation for future, subsequent clinical development in the US. If we seek Fast Track designation for a drug candidate, we may not receive it from the FDA. However, even if we receive Fast Track designation, Fast Track designation does not ensure that we will receive marketing approval or that approval will be granted within any particular time frame. We may not experience a faster development or regulatory review or approval process with Fast Track designation compared to conventional FDA procedures. In addition, the FDA may withdraw Fast Track designation if it believes that the designation is no longer supported by data from our clinical development program. Fast Track designation alone does not guarantee qualification for the FDA’s priority review procedures.

We may not be able to obtain or maintain orphan drug designation or exclusivity for our drug candidates.

Regulatory authorities in some jurisdictions, including the United States, may designate drugs for relatively small patient populations as “orphan drugs.” Under the Orphan Drug Act, the FDA may designate a drug candidate as an orphan drug if it is intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals in the United States, or if the disease or condition affects more than 200,000 individuals in the United States and there is no reasonable expectation that the cost of developing and making a drug product available in the United States for the type of disease or condition will be recovered from sales of the product.

Orphan drug designation entitles a party to financial incentives, such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers. Additionally, if a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity. This means that the FDA may not approve any other applications to market the same drug or biological product for the same indication for seven years, except in certain circumstances, including proving clinical superiority (i.e., another product is safer, more effective or makes a major contribution to patient care) to the product with orphan exclusivity. Competitors, however, may receive approval of different products for the indication for which the orphan product has exclusivity, or obtain approval for the same product but for a different indication than that for which the orphan product has exclusivity. In addition, exclusive marketing rights in the United States may be limited if we seek approval for an indication broader than the orphan-designated indication or may be lost if the FDA later determines that the request for designation was materially defective. At this time, we have not determined if we will pursue orphan drug designation for EX937 and such a decision will depend on early clinical data, market conditions and other factors.

A Breakthrough Therapy designation by the FDA for our drug candidates may not lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that our drug candidates will receive marketing approval.

Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if we believe one of our drug candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. Even if we receive Breakthrough Therapy designation, the receipt of such designation for a drug candidate may not result in a faster development process, review or approval compared to drugs considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of our drug candidates qualify as breakthrough therapies, the FDA may later decide that the drugs no longer meet the conditions for qualification or decide that the time period for FDA review or approval will not be shortened. Depending on future clinical data, we may seek a breakthrough therapy designation for some of our drug candidates. A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For drugs and biologics that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Drugs designated as breakthrough therapies by the FDA are also eligible for accelerated approval.

Risks Related to Our Reliance on Third Parties

We rely on third parties to conduct our pre-clinical studies, manufacturing and clinical trials. If these third parties do not successfully perform their contractual and regulatory duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our drug candidates and our business could be substantially harmed.

We do not have the ability to independently conduct all aspects of our pre-clinical testing or clinical trials. As a result, we have relied upon and plan to continue to rely upon third-party medical institutions, clinical investigators, contract laboratories and other third party CROs to monitor and manage data for our ongoing pre-clinical and clinical programs. We rely on these parties for the execution of our pre-clinical studies and clinical trials, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on the CROs does not relieve us of our regulatory responsibilities. We and our CROs are required to comply with current GCPs, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities for all of our drugs in clinical development.

Regulatory authorities enforce these current GCPs through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of our CROs fail to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA, the EMA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with GCP regulations. In addition, our clinical trials must be conducted with products produced under cGMPs. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

If any of our relationships with these third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs or to do so on commercially reasonable terms. In addition, our CROs are not our employees, and except for remedies available to us under our agreements with such CROs, we cannot control whether or not they devote sufficient time and resources to our on-going clinical, nonclinical and pre-clinical or clinical programs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our drug candidates. As a result, our results of operations and the commercial prospects for our drug candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed.

Many of the third parties with whom we contract may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other drug development activities that could harm our competitive position. If the third parties conducting our pre-clinical studies or our clinical trials do not perform their contractual duties or obligations, experience work stoppages, do not meet expected deadlines, terminate their agreements with us or need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to our clinical trial protocols or to GCPs, or for any other reason, we may need to enter into new arrangements with alternative third parties. Switching or adding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

Manufacturing pharmaceutical products is complex and subject to product loss for a variety of reasons. We contract with third parties for the manufacture of our drug candidates for pre-clinical testing and clinical trials and expect to continue to do so for commercialization. This reliance on third parties increases the risk that we will not have sufficient quantities of our drug candidates or products or such quantities at an acceptable cost or quality, which could delay, prevent or impair our development or commercialization efforts.

We do not have any manufacturing facilities. We rely, and expect to continue to rely, on third parties for the manufacture of our drug candidates for pre-clinical and clinical testing, as well as for commercial manufacture if any of our drug candidates obtain marketing approval. This reliance on third parties increases the risk that we will not have sufficient quantities of our drug candidates or products or such quantities at an acceptable cost or quality, which could delay, prevent or impair our development or commercialization efforts.

We may be unable to establish any agreements with third-party manufacturers or to do so on favorable terms. Even if we are able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

•        reliance on the third party for regulatory, compliance and quality assurance;

•        operations of our third-party manufacturers or suppliers could be disrupted by conditions unrelated to our business or operations, including the bankruptcy of the manufacturer or supplier or the issuance of an FDA Form 483 notice or warning letter;

•        the possible breach of the manufacturing agreement by the third party;

•        the possible misappropriation of our proprietary information, including our trade secrets and know how;

•        the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us;

•        carrier disruptions or increased costs that are beyond our control; and

•        failure to deliver our drugs under specified storage conditions and in a timely manner.

We have only limited supply arrangements in place with respect to our drug candidates, and these arrangements do not extend to commercial supply. We acquire many key materials on a purchase order basis. As a result, we do not have long-term committed arrangements with respect to our drug candidates and other materials. If we obtain marketing approval for any of our drug candidates, we will need to establish an agreement for commercial manufacture with a third party; however, no assurance can be provided that we will be able to enter into a commercial manufacture agreement on reasonable terms, if at all.

Third-party manufacturers may not be able to comply with cGMPs or similar regulatory requirements outside of the United States. Our failure, or the failure of our third-party manufacturers and suppliers, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of drug candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our products. In addition, our third-party manufacturers and suppliers are subject to numerous environmental, health and safety laws and regulations, including those governing the handling, use, storage, treatment and disposal of waste products, and failure to comply with such laws and regulations could result in significant costs associated with civil or criminal fines and penalties for such third parties. Based on the severity of regulatory actions that may be brought against these third parties in the future, our clinical or commercial supply of drug and packaging and other services could be interrupted or limited, which could harm our business.

Our drug candidates and any products that we may develop may compete with other drug candidates and products for access to manufacturing facilities. As a result, we may not obtain access to these facilities on a priority basis or at all. There are a limited number of manufacturers that operate under cGMPs and that may be capable of manufacturing our product candidates.

As we prepare for later-stage clinical trials and potential commercialization, we will need to take steps to increase the scale of production of our drug candidates. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If microbial, viral or other contaminations are discovered in our drug candidates or in the manufacturing facilities in which our drug candidates are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination.

Any performance failure on the part of our existing or future manufacturers could delay clinical development or marketing approval. We do not currently have arrangements in place for redundant supply or a second source for bulk drug substance. If our current contract manufacturers for pre-clinical and clinical testing cannot perform as agreed, we may be required to replace such manufacturers. Although we believe that there are several potential alternative manufacturers who could manufacture our drug candidates, we may incur added costs and delays in identifying and qualifying any such replacement manufacturer or be able to reach agreement with any alternative manufacturer.

Our current and anticipated future dependence upon others for the manufacture of our drug candidates or products may adversely affect our future profit margins and our ability to commercialize any products that obtain marketing approval on a timely and competitive basis.

Our failure to find third party collaborators to assist or share in the costs of drug development could materially harm our business, financial condition and results of operations.

Our strategy for the development and commercialization of our proprietary drug candidates may include the execution of collaborative arrangements with third parties. Existing and future collaborators have significant discretion in determining the efforts and resources they apply and may not perform their obligations as expected. Potential third-party collaborators include biopharmaceutical, pharmaceutical and biotechnology companies, academic institutions and other entities. Third-party collaborators may assist us in:

•        funding research, pre-clinical development, clinical trials and manufacturing;

•        seeking and obtaining regulatory approvals; and

•        successfully commercializing any future drug candidates.

If we are not able to establish further collaboration agreements, we may be required to undertake drug development and commercialization at our own expense. Such an undertaking may limit the number of drug candidates that we will be able to develop, significantly increase our capital requirements and place additional strain on our internal resources. Our failure to enter into additional collaborations could materially harm our business, financial condition and results of operations.

In addition, our dependence on licensing, collaboration and other agreements with third parties may subject us to a number of risks. These agreements may not be on terms that prove favorable to us and may require us to relinquish certain rights in our drug candidates. To the extent we agree to work exclusively with one collaborator in a given area, our opportunities to collaborate with other entities could be curtailed. Lengthy negotiations with potential new collaborators may lead to delays in the research, development or commercialization of drug candidates. The decision by our collaborators to pursue alternative technologies or the failure of our collaborators to develop or commercialize successfully any drug candidate to which they have obtained rights from us could materially harm our business, financial condition and results of operations.

Risks Related to Commercialization of Our Drug Candidates

Even if we are successful in completing all pre-clinical studies and clinical trials, we may not be successful in commercializing one or more of our drug candidates.

Even if we complete the necessary pre-clinical studies, drug product development and clinical trials, the marketing approval process is expensive, time-consuming and uncertain and may prevent us from obtaining approvals for the commercialization of some or all of our drug candidates. If we are not able to obtain, or if there are delays in obtaining, required regulatory approvals, we will not be able to commercialize our drug candidates, and our ability to generate revenue will be materially impaired.

Our drug candidates and the activities associated with their development and commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, export and import are subject to comprehensive regulation by the FDA and other regulatory agencies in the United States and by the EMA and similar regulatory authorities outside of the United States. Failure to obtain marketing approval for a drug candidate will prevent us from commercializing the drug candidate. We have not submitted an application for or received marketing approval for any of our drug candidates in the United States or in any other jurisdiction.

We have only limited experience in filing and supporting the applications necessary to gain marketing approvals and expect to rely on third-party clinical research organizations or other third-party consultants or vendors to assist us in this process. Securing marketing approval requires the submission of extensive pre-clinical and clinical data and supporting information to regulatory authorities for each therapeutic indication to establish the drug candidate’s safety and efficacy. Securing marketing approval also requires the submission of information about the drug manufacturing process to, and inspection of manufacturing facilities by, the regulatory authorities. Our drug candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining marketing approval or prevent or limit commercial use. If any of our drug candidates receives marketing approval, the accompanying label may limit the approved use of our drug, which could limit sales of the drug.

The process of obtaining marketing approvals, both in the United States and abroad, is expensive, may take many years, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the drug candidates involved. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted drug application, may cause delays in the approval or rejection of an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data is insufficient for approval and require additional pre-clinical, clinical or other studies. In addition, varying interpretations of the data obtained from pre-clinical studies and clinical trials could delay, limit or prevent marketing approval of a drug candidate. Any marketing approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved drug not commercially viable.

If we are unable to develop satisfactory sales and marketing capabilities, we may not succeed in commercializing our drug candidates.

We have no experience in marketing and selling drug products. We have not entered into arrangements for the sale and marketing of any of our drug candidates.

There are risks involved with establishing our own sales and marketing capabilities. For example, recruiting and training a sales force is expensive and time-consuming and could delay any product launch. If the commercial launch of a drug candidate for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. These efforts are expected to be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

We may seek to collaborate with a third party to market our drugs or may seek to market and sell our drugs by ourselves. If we seek to collaborate with a third party, we cannot be sure that a collaborative agreement can be reached on terms acceptable to us.

We cannot be sure that we will be able to acquire, or establish third party relationships to provide, any or all of these marketing and sales capabilities. The establishment of a direct sales force or a contract sales force or a combination direct and contract sales force to market our drugs will be expensive and time-consuming and could delay any drug launch. Further, we can give no assurances that we may be able to maintain a direct and/or contract sales force for any period of time or that our sales efforts will be sufficient to generate or to grow our revenues or that our sales efforts will ever lead to profits.

The development and commercialization of pharmaceutical products are subject to extensive regulation, and we may not obtain regulatory approvals for our drug candidates on a timely basis, or at all.

The time required to obtain approval or other marketing authorizations by the FDA or similar foreign regulatory authority is unpredictable, and it typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval policies, regulations, and the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. We have not obtained regulatory approval for any product candidate, and it is possible that we may never obtain regulatory approval for any product candidates we may seek to develop in the future. Neither we nor any current or future collaborator is permitted to market any drug product candidates in the United States or other jurisdictions until we receive regulatory approval from the FDA or other equivalent foreign regulatory authorities.

Prior to obtaining approval to commercialize any drug product candidate in the United States, we must demonstrate with substantial evidence from well-controlled clinical trials, and to the satisfaction of the FDA or similar foreign regulatory authority, that such product candidates are safe, pure and effective for their intended uses. Results from pre-clinical studies and clinical trials can be interpreted in different ways. Even if we believe the pre-clinical or clinical data for our product candidates are promising, such data may not be sufficient to support approval by the FDA or similar foreign regulatory authorities. The regulatory authorities may also require us to conduct additional pre-clinical studies or clinical trials for our product candidates either prior to or after approval, or it may object to elements of our clinical development programs.

Our product candidates could fail to receive regulatory approval for many reasons, including the following:

•        the FDA or similar foreign regulatory authority may disagree with the design or implementation of our clinical trials;

•        we may be unable to demonstrate to the satisfaction of the FDA or similar foreign regulatory authority that a product candidate is safe and effective for its proposed indication;

•        the results of clinical trials may not meet the level of statistical significance required by the FDA or similar foreign regulatory authorities for approval;

•        we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•        the regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

•        the approval policies or regulations of the FDA or similar foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

Of the large number of products in development, only a small percentage successfully complete the FDA approval processes and are commercialized. The lengthy approval and marketing authorization process as well as the unpredictability of future clinical trial results may result in our failing to obtain regulatory approval and marketing authorization to market our product candidates, which would significantly harm our business, financial condition, results of operations and prospects.

We have invested a significant portion of our time and financial resources in the development of our pre-clinical product candidates. Our business is dependent on our ability to successfully complete pre-clinical and clinical development, obtain regulatory approval for, and, if approved, successfully commercialize our current product candidates and any future product candidates in a timely manner.

Even if we eventually complete clinical testing and receive approval for our current product candidates and any future product candidates, the FDA, may grant approval or other marketing authorization contingent on the performance of costly additional clinical trials, including post-marketing clinical trials. The FDA, also may approve or authorize for marketing a product candidate for a more limited indication or patient population than we originally request, and the FDA may not approve or authorize the labeling that we believe is necessary or desirable for the successful commercialization of a product candidate. Any delay in obtaining, or inability to obtain, applicable regulatory approval or other marketing authorization would delay or prevent commercialization of that product candidate and would materially adversely impact our business and prospects.

In addition, the FDA may change their policies, issue additional regulations or revise existing regulations, or take other actions, which may prevent or delay approval of our future products under development on a timely basis. Such policy or regulatory changes could impose additional requirements upon us that could delay our ability to obtain approvals, increase the costs of compliance or restrict our ability to maintain any marketing authorizations we may have obtained.

Failure to obtain marketing approval in foreign jurisdictions would prevent our drug candidates from being marketed abroad.

In order to market and sell our drugs in the European Union and many other foreign jurisdictions, we or our potential third-party collaborators must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain FDA marketing approval. The regulatory approval process outside of the United States generally includes all of the risks associated with obtaining FDA approval. In addition, in many countries outside of the United States, it is required that the drug be approved for reimbursement before the drug can be approved for sale in that country. We or our potential third-party collaborators may not obtain approvals from regulatory authorities outside of the United States on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside of the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA. However, a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in other countries. We may not be able to file for marketing approvals and may not receive necessary approvals to commercialize our drugs in any market.

Any drug candidate that we obtain marketing approval for could be subject to post-marketing restrictions or withdrawal from the market and we may be subject to substantial penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our drugs, when and if any of them are approved.

Any drug candidate for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such drug, will be subject to continual requirements of and review by the FDA and other regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration and listing requirements, cGMP requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and recordkeeping. Even if marketing approval of a drug candidate is granted, the approval may be subject to limitations on the indicated uses for which the drug may be marketed or to the conditions of approval, including the requirement to implement a REMS. If any of our drug candidates receives marketing approval, the accompanying label may limit the approved use of our drug, which could limit sales of the drug.

The FDA may also impose requirements for costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of the drug, including the adoption and implementation of REMS. The FDA and other agencies, including the Department of Justice (“DOJ”) closely regulate and monitor the post-approval marketing and promotion of drugs to ensure they are marketed and distributed only for the approved indications and in accordance with the provisions of the approved labeling. The FDA and DOJ impose stringent restrictions on manufacturers’ communications regarding off-label use, and if we do not market our drugs for their approved indications, we may be subject to enforcement action for off-label marketing. Violations of the FDCA and other statutes, including the False Claims Act, relating to the promotion and advertising of prescription drugs may lead to investigations and enforcement actions alleging violations of federal and state healthcare fraud and abuse laws, as well as state consumer protection laws. In addition, later discovery of previously unknown adverse events or other problems with our drugs, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may have various consequences, including:

•        restrictions on such drugs, manufacturers or manufacturing processes;

•        restrictions and warnings on the labeling or marketing of a drug;

•        restrictions on drug distribution or use;

•        requirements to conduct post-marketing studies or clinical trials;

•        warning letters or untitled letters;

•        withdrawal of the drugs from the market;

•        refusal to approve pending applications or supplements to approved applications that we submit;

•        recall of drugs;

•        fines, restitution or disgorgement of profits or revenues;

•        suspension or withdrawal of marketing approvals;

•        damage to relationships with any potential collaborators;

•        unfavorable press coverage and damage to our reputation;

•        refusal to permit the import or export of our drugs;

•        drug seizure;

•        injunctions or the imposition of civil or criminal penalties; or

•        litigation involving patients using our drugs.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could harm our business.

We are subject to numerous foreign, federal, state and local environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources, including any available insurance.

In addition, our leasing and operation of real property may subject us to liability pursuant to certain of these laws or regulations. Under existing U.S. environmental laws and regulations, current or previous owners or operators of real property and entities that disposed or arranged for the disposal of hazardous substances may be held strictly, jointly and severally liable for the cost of investigating or remediating contamination caused by hazardous substance releases, even if they did not know of and were not responsible for the releases.

We could incur significant costs and liabilities which may adversely affect our financial condition and operating results for failure to comply with such laws and regulations, including, among other things, civil or criminal fines and penalties, property damage and personal injury claims, costs associated with upgrades to our facilities or changes to our operating procedures, or injunctions limiting or altering our operations.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations, which are becoming increasingly more stringent, may impair our research, development or production efforts. Our failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Risks Related to Our Intellectual Property

If we do not obtain patent term extension for any drug candidates we may develop, our business may be materially harmed.

In the United States, depending upon the timing, duration, and specifics of any FDA marketing approval of a drug candidate, the patent term of a patent that covers an FDA-approved drug may be eligible for limited patent term extension, which permits patent term restoration as compensation for the patent term lost during the FDA regulatory review process. The Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Act, permits a patent term extension of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the drug is under regulatory review. Patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of drug approval, and only one patent applicable to an approved drug may be extended and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. Similar provisions are available in Europe and other non-United States jurisdictions to extend the term of a patent that covers an approved drug. While, in the future, if and when our drug candidates receive FDA approval, we expect to apply for patent term extensions on patents covering those drug candidates, there is no guarantee that the applicable authorities will agree with our assessment of whether such extensions should be granted, and even if granted, the length of such extensions. We may not be granted an extension because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of the relevant patents, or otherwise failing to satisfy applicable requirements. If we are unable to obtain any patent term extension or the term of any such extension is less than we request, our competitors may obtain approval of competing drugs following the expiration of our patent rights, and our business, financial condition, results of operations, and prospects could be materially harmed.

Changes to patent laws in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our drugs.

As is the case with other pharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the pharmaceutical industry involves both technological and legal complexity and is therefore costly, time consuming and inherently uncertain. Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Recent patent reform legislation in the United States and other countries, including the Leahy-Smith America Invents Act (the Leahy-Smith Act) signed into law in September 2011, could increase those uncertainties and costs. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents. For example, the Leahy-Smith Act allows third-party submission of prior art to the United States Patent and Trademark Office (“USPTO”) during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter parties review, and derivation proceedings. In addition, the Leahy-Smith Act has transformed the U.S. patent system from a “first-to-invent” system to a “first-to-file” system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. The first-to-file provisions, however, only became effective on March 16, 2013. Accordingly, it is not yet clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could make it more difficult to obtain patent protection for our inventions and increase the uncertainties and costs surrounding the prosecution of our or our collaboration partners’ patent applications and the enforcement or defense of our or our collaboration partners’ issued patents, all of which could harm our business, results of operations, financial condition and prospects.

In addition, the patent positions of companies in the development and commercialization of biologics and pharmaceuticals are particularly uncertain. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents once obtained. Depending on future actions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on our patent rights and our ability to protect, defend and enforce our patent rights in the future.

We or our future licensors may become involved in lawsuits to protect or enforce our patent or other intellectual property rights, which could be expensive, time-consuming and unsuccessful.

Competitors and other third parties may infringe, misappropriate or otherwise violate our or our future licensors’ issued patents or other intellectual property. As a result, we or our licensors may need to file infringement, misappropriation or other intellectual property related claims, which can be expensive and time-consuming. Any claims we assert against perceived infringers could provoke such parties to assert counterclaims against us alleging that we infringe, misappropriate or otherwise violate their intellectual property. In addition, in a patent infringement proceeding, such parties could counterclaim that the patents we or our licensors have asserted are invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. Third parties may institute such claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post-grant review, inter parties review, interference proceedings, derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings).

An adverse result in any such proceeding could put one or more of our owned or in-licensed patents at risk of being invalidated or interpreted narrowly, and could put any of our owned or in-licensed patent applications at risk of not yielding an issued patent. A court may also refuse to stop the third party from using the technology at issue in a proceeding on the grounds that our owned or in-licensed patents do not cover such technology. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information or trade secrets could be compromised by disclosure during this type of litigation. Any of the foregoing could allow such third parties to develop and commercialize competing technologies and products and have a material adverse impact on our business, financial condition, results of operations, and prospects.

Third parties may initiate legal proceedings alleging that we are infringing, misappropriating or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.

Our commercial success depends upon our ability, and the ability of our collaborators, to develop, manufacture, market and sell our drug candidates and use our proprietary technologies without infringing, misappropriating or otherwise violating the intellectual property and proprietary rights of third parties. There is considerable patent and other intellectual property litigation in the pharmaceutical and biotechnology industries. We may become party to, or threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our technology and drug candidates, including interference proceedings, post grant review, inter parties review, and derivation proceedings before the USPTO and similar proceedings in foreign jurisdictions such as oppositions before the European Patent Office.

The legal threshold for initiating litigation or contested proceedings is low, so that even lawsuits or proceedings with a low probability of success might be initiated and require significant resources to defend. Litigation and contested proceedings can also be expensive and time-consuming, and our adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we can. The risks of being involved in such litigation and proceedings may increase if and as our drug candidates near commercialization and as we gain the greater visibility associated with being a public company. Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future, regardless of merit. We may not be aware of all such intellectual property rights potentially relating to our technology and drug candidates and their uses. Thus, we do not know with certainty that our technology and drug candidates, or our development and commercialization thereof, do not and will not infringe, misappropriate or otherwise violate any third party’s intellectual property.

Even if we believe that third party intellectual property claims are without merit, there is no assurance that a court would rule in our favor on questions of misappropriation, infringement, validity, enforceability, or priority. A court of competent jurisdiction could hold these third-party patents are valid, enforceable, and infringed, which could materially and adversely affect our ability to commercialize any technology or drug candidate covered by the asserted third-party patents. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity. As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent.

If we are found to infringe, misappropriate or otherwise violate a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue developing, manufacturing and marketing our technology and drug candidates. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive; thereby giving our competitors and other third parties access to the same technologies licensed to us and could require us to make substantial licensing and royalty payments. We could be forced, including by court order, to cease developing, manufacturing and commercializing the infringing technology or drug. In addition, we could be found liable for significant monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a patent or other intellectual property right and could be forced to indemnify our collaborators or others. A finding of infringement could prevent us from commercializing our drug candidates or force us to cease some of our business operations, which could materially harm our business. In addition, we may be forced to redesign our drug candidates, seek new regulatory approvals and indemnify third parties pursuant to contractual agreements. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar material adverse effect on our business, financial condition, results of operations, and prospects.

Intellectual property litigation or other legal proceedings relating to intellectual property could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and may also have an advantage in such proceedings due to their more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of intellectual property litigation or other proceedings could compromise our ability to compete in the marketplace.

If we fail to comply with our obligations in our existing or future intellectual property licenses and funding arrangements with third parties, we could lose rights that are important to our business.

We currently have two licensing agreements with the University of California-Irvine pursuant to which we have certain obligations we must meet. These are typical obligations for US university licenses and include the payment of annual license fees, milestone fees, reimbursement of patent fees incurred by the university, their patent counsel and from patent office actions. When/if the licensed technology is commercialized, royalty on future commercial sales will be owed to the university and in the event the technology is sold to another entity, a fraction of the income from the sale will be owed to the university. The license agreements also include standard provisions for the university to terminate the agreements in the case of non-performance. Copies of our license agreements are included in Exhibit 10.1 – 10.4. In addition, we may become a party to future license and funding agreements that impose diligence, development and commercialization timelines, milestone payment, royalty, insurance and other obligations on us. If we fail to comply with such obligations, our counterparties may have the right to terminate our agreements or require us to grant them certain rights. Such an occurrence could materially adversely affect the value of any drug candidate being developed under any such agreement. Termination of these agreements or reduction or elimination of our rights under these agreements may result in our having to negotiate new or reinstated agreements with less favorable terms, or cause us to lose our rights under these agreements, including our rights to important intellectual property or technology, which would have a material adverse effect on our business, financial condition, results of operations, and prospects.

Additionally, these and other license agreements may not provide exclusive rights to use the licensed intellectual property and technology in all relevant fields of use and in all territories in which we may wish to develop or commercialize our technology and drugs in the future. As a result, we may not be able to prevent competitors from developing and commercializing competitive products and technology in fields of use and territories not included in such agreements. In addition, we may not have the right to control the preparation, filing, prosecution, maintenance, enforcement, and defense of patents and patent applications covering the technology that we may license from third parties. Therefore, we cannot be certain that these patents and patent applications will be prepared, filed, prosecuted, maintained, and defended in a manner consistent with the best interests of our business. If our licensors fail to prosecute, maintain, enforce, and defend such patents, or lose rights to those patents or patent applications, the rights we have licensed may be reduced or eliminated, and our right to develop and commercialize any of our drugs that are the subject of such licensed rights could be adversely affected.

We may need to obtain additional licenses from others to advance our research or allow commercialization of our drug candidates. It is possible that we may be unable to obtain additional licenses at a reasonable cost or on reasonable terms, if at all, or such licenses may be non-exclusive. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment or at all.

If we are unable to obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights we have, we may be required to expend significant time and resources to redesign our technology, drug candidates, or the methods for manufacturing them or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis. If we are unable to do so, we may be unable to develop or commercialize the affected technology and drug candidates, which could harm our business, financial condition, results of operations, and prospects significantly.

Disputes may arise regarding intellectual property subject to a licensing agreement, including:

•        the scope of rights granted under the license agreement and other interpretation related issues;

•        the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•        the sublicensing of patent and other rights under our collaborative development relationships;

•        our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•        the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and

•        the priority of invention of patented technology.

In addition, any agreements under which we license intellectual property or technology from third parties may be complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations, and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected technology and drug candidates, which could have a material adverse effect on our business, financial conditions, results of operations, and prospects.

Our future licensors may rely on third-party consultants or collaborators or on funds from third parties such that our licensors are not the sole and exclusive owners of the patents and patent applications we in-licensed. If other third parties have ownership rights to our in-licensed patents, they may be able to license such patents to our competitors, and our competitors could market competing products and technology. This could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

In spite of our best efforts, our future licensors might conclude that we have materially breached our license agreements and might therefore terminate our license agreements, thereby removing our ability to develop and commercialize drug candidates and technology covered by such agreements. If these in-licenses are terminated, or if the underlying intellectual property fails to provide the intended exclusivity, competitors would have the freedom to seek regulatory approval of, and to market, products and technologies identical to ours. This could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

We may not be able to protect our intellectual property and proprietary rights throughout the world.

Filing, prosecuting, and defending patents on drug candidates in all countries throughout the world would be prohibitively expensive, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Consequently, we may not be able to prevent third parties from using our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection or licenses, but enforcement is not as strong as that in the United States. These products may compete with our products, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, particularly those relating to pharmaceutical products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our intellectual property and proprietary rights generally. Proceedings to enforce our intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors is forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations, and prospects may be adversely affected.

Risks Related to Managing Our Business and Operations

We may encounter difficulties in managing our growth, which could adversely affect our operations.

As our clinical development and commercialization plans and strategies develop, and as we transition into operating as a public company, we will need to expand our managerial, clinical, regulatory, sales, marketing, financial, development, manufacturing and legal capabilities or contract with third parties to provide these capabilities for us. As our operations expand, we expect that we will need to manage additional relationships with various strategic collaborators, suppliers and other third parties. Our future growth would impose significant added responsibilities on members of management, including:

•        identifying, recruiting, integrating, maintaining and motivating additional employees;

•        managing our development and commercialization efforts effectively, including the clinical and FDA review process for our product candidates, while complying with our contractual obligations to contractors and other third parties; and

•        improving our operational, financial and management controls, reporting systems and procedures.

Our ability to continue to develop and, if approved, commercialize our product candidates will depend, in part, on our ability to effectively manage any future growth. Our management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

We currently rely, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants to provide certain services, including contract manufacturers and companies focused on research and development and discovery activities. There can be no assurance that the services of independent organizations, advisors and consultants will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. In addition, if we are unable to effectively manage our outsourced activities or if the quality, accuracy or quantity of the services provided is compromised for any reason, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain, or may be substantially delayed in obtaining, regulatory approval of our product candidates or otherwise advance our business. There can be no assurance that we will be able to manage our existing consultants or find other competent outside contractors and consultants on economically reasonable terms, or at all.

If we are not able to effectively expand our organization by hiring new employees and expanding our groups of consultants and contractors, we may not be able to successfully implement the tasks necessary to further develop and commercialize our product candidates and, accordingly, may not achieve our research, development and commercialization goals.

We may acquire additional technology and complementary businesses in the future. Acquisitions involve many risks, any of which could materially harm our business, including the diversion of management’s attention from core business concerns, failure to effectively exploit acquired technologies, failure to successfully integrate the acquired business or realize expected synergies or the loss of key employees from either our business or the acquired businesses.

If we lose key management leadership, and/or scientific personnel, and if we cannot recruit qualified employees, managers, directors, officers, or other significant personnel, we may experience program delays and increases in compensation costs, and our business may be materially disrupted.

Our future success is highly dependent on the continued service of principal members of our management, leadership, and scientific personnel, who are able to terminate their employment with us at any time and may be able to compete with us. The loss of any of our key management, leadership, or scientific personnel including, in particular, Soren Mogelsvang, our President and CEO or Daniele Piomelli, our CSO, could materially disrupt our business and materially delay or prevent the successful product development and commercialization of our product candidates. We have an employment agreement with Soren Mogelsvang which has no term but are for at-will employment, meaning the executives have the ability to terminate their employment at any time with 45 days written notice.

Our future success will also depend on our continuing ability to identify, hire, and retain highly skilled personnel for all areas of the organization. Competition in the biopharmaceutical industry for scientifically and technically qualified personnel is intense, and we may be unsuccessful in identifying, hiring, and retaining qualified personnel. Our continued requirement to identify, hire, and retain highly competent personnel may cause our compensation costs to increase. As of September 30, 2025, we had one full-time employee and three part-time employees. As our clinical and commercialization development plans and strategies develop, we will need to expand our managerial, clinical, regulatory, sales, marketing, financial, development, manufacturing and legal capabilities or contract with third parties to provide these capabilities for us. As our operations expand, we expect that we will need to manage additional relationships with various strategic collaborators, suppliers and other third parties. Our future growth would impose significant added responsibilities on members of management, including:

•        identifying, recruiting, integrating, maintaining and motivating additional employees;

•        managing our development and commercialization efforts effectively, while complying with our contractual obligations to contractors and other third parties; and

•        improving our operational, financial and management controls, reporting systems and procedures.

Our ability to continue to develop and, if approved, commercialize our product candidates will depend, in part, on our ability to effectively manage any future growth. Our management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

We currently rely, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants to provide certain services, including contract manufacturers and companies focused on research and development activities. There can be no assurance that the services of independent organizations, advisors and consultants will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. In addition, if we are unable to effectively manage our outsourced activities or if the quality, accuracy or quantity of the services provided is compromised for any reason, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain, or may be substantially delayed in obtaining, regulatory approval of our product candidates or otherwise advance our business.

Our internal computer systems, or those of our collaborators or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development programs.

Our internal computer systems and those of our current and any future collaborators and other contractors or consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we have not experienced any such material system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a disruption of our development programs and our business operations, whether due to a loss of our trade secrets or other proprietary information or other similar disruptions. For example, the loss of clinical trial data from future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability, our competitive position could be harmed and the further development and commercialization of our product candidates could be delayed.

We could be subject to risks caused by misappropriation, misuse, leakage, falsification or intentional or accidental release or loss of information maintained in the information systems and networks of our company and our vendors, including personal information of our employees and study subjects, and company and vendor confidential data. In addition, outside parties may attempt to penetrate our systems or those of our vendors or fraudulently induce our personnel or the personnel of our vendors to disclose sensitive information in order to gain access to our data and/or systems. We may experience threats to our data and systems, including malicious codes and viruses, phishing and other cyberattack. The number and complexity of these threats continue to increase over time. If a material breach of, or accidental or intentional loss of data from, our information technology systems or those of our vendors occurs, the market perception of the effectiveness of our security measures could be harmed and our reputation and credibility could be damaged. We could be required to expend significant amounts of money and other resources to repair or replace information systems or networks. In addition, we could be subject to regulatory actions and/or claims made by individuals and groups in private litigation involving privacy issues related to data collection and use practices and other data privacy laws and regulations, including claims for misuse or inappropriate disclosure of data, as well as unfair or deceptive practices. Although we develop and maintain systems and controls designed to prevent these events from occurring, and we have a process to identify and mitigate threats, the development and maintenance of these systems, controls and processes is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become increasingly sophisticated. Moreover, despite our efforts, the possibility of these events occurring cannot be eliminated entirely. As we outsource more of our information systems to vendors, engage in more electronic transactions with payors and patients, and rely more on cloud-based information systems, the related security risks will increase and we will need to expend additional resources to protect our technology and information systems. In addition, there can be no assurance that our internal information technology systems or those of our third-party contractors, or our consultants’ efforts to implement adequate security and control measures, will be sufficient to protect us against breakdowns, service disruption, data deterioration or loss in the event of a system malfunction, or prevent data from being stolen or corrupted in the event of a cyberattack, security breach, industrial espionage attacks or insider threat attacks which could result in financial, legal, business or reputational harm.

Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. Portions of our future clinical trials may be conducted outside of the United States and unfavorable economic conditions resulting in the weakening of the U.S. dollar would make those clinical trials more costly to operate. Furthermore, the most recent global financial crisis caused extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn could result in a variety of risks to our business, including a reduced ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy or international trade disputes could also strain our suppliers, some of which are located outside of the United States, possibly resulting in supply disruption. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

The increasing use of social media platforms presents new risks and challenges.

Social media is increasingly being used to communicate about our clinical development programs and the diseases our therapeutics are being developed to treat, and we intend to utilize appropriate social media in connection with our commercialization efforts following approval of our product candidates, if any. Social media practices in the biopharmaceutical industry continue to evolve and regulations and regulatory guidance relating to such use are evolving and not always clear. This evolution creates uncertainty and risk of noncompliance with regulations applicable to our business, resulting in potential regulatory actions against us, along with the potential for litigation related to off-label marketing or other prohibited activities. For example, patients may use social media channels to comment on their experience in an ongoing blinded clinical trial or to report an alleged adverse event. When such disclosures occur, there is a risk that trial enrollment may be adversely impacted, that we fail to monitor and comply with applicable adverse event reporting obligations or that we may not be able to defend our business or the public’s legitimate interests in the face of the political and market pressures generated by social media due to restrictions on what we may say about our product candidates. There is also a risk of inappropriate disclosure of sensitive information or negative or inaccurate posts or comments about us on any social networking website. If any of these events were to occur or we otherwise fail to comply with applicable regulations, we could incur liability, face regulatory actions or incur other harm to our business.

The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, our business may not grow at similar rates, or at all.

Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates which may not prove to be accurate. The estimates and forecasts included in this prospectus relating to size and expected growth of our target market may prove to be inaccurate. Even if the markets in which we compete meet the size estimates and growth forecasts included in this prospectus, our business may not grow at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties.

Our employees, independent contractors, consultants, commercial partners, collaborators and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of employee fraud or other illegal activity by our employees, independent contractors, consultants, commercial partners, collaborators and vendors. Misconduct by these parties could include intentional, reckless and/or negligent conduct that fails to comply with the laws of the FDA and other similar foreign regulatory bodies, provide true, complete and accurate information to the FDA and other similar foreign regulatory bodies, comply with manufacturing standards we have established, comply with healthcare fraud and abuse laws in the United States and similar foreign fraudulent misconduct laws, or report financial information or data accurately or to disclose unauthorized activities to us. If we obtain FDA approval of any of our product candidates and begin commercializing those products in the United States, our potential exposure under such laws will increase significantly, and our costs associated with compliance with such laws will also increase. These laws may impact, among other things, our current activities with principal investigators and research patients, as well as proposed and future sales, marketing and education programs. In connection with this offering, we will adopt a code of business conduct and ethics, but it is not always possible to identify and deter misconduct by our employees, independent contractors, consultants, commercial partners and vendors, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any actions are instituted against us and we are not successful in defending ourselves or asserting our rights, those actions could result in the imposition of civil, criminal and administrative penalties, damages, monetary fines, imprisonment, disgorgement, possible exclusion from participation in government healthcare programs, additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, contractual damages, reputational harm, diminished profits and future earnings and the curtailment of our operations.

Failure to comply with health and data protection laws and regulations could lead to government enforcement actions (which could include civil or criminal penalties), private litigation and/or adverse publicity and could negatively affect our operating results and business.

We and any potential collaborators may be subject to federal, state and foreign data protection laws and regulations (i.e., laws and regulations that address privacy and data security). In the United States, numerous federal and state laws and regulations, including federal health information privacy laws, state data breach notification laws, state health information privacy laws and federal and state consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), that govern the collection, use, disclosure and protection of health-related and other personal information could apply to our operations or the operations of our collaborators. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements under the HIPAA, as amended by HITECH. Depending on the facts and circumstances, we could be subject to criminal penalties if we knowingly obtain, use, or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA.

Compliance with U.S. and international data protection laws and regulations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. Failure to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include civil, criminal, and administrative penalties), private litigation and/or adverse publicity and could negatively affect our operating results and business. Moreover, clinical trial subjects about whom we or our potential collaborators obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time consuming to defend and could result in adverse publicity that could harm our business.

Changes in U.S. tax law could adversely affect our financial condition and results of operations.

The rules dealing with U.S. federal, state, and local income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect us or holders of our common stock. In recent years, many such changes have been made and changes are likely to continue to occur in the future.

Future changes in U.S. tax laws could have a material adverse effect on our business, cash flow, financial condition or results of operations. We urge investors to consult with their legal and tax advisors regarding the implications of potential changes in U.S. tax laws on an investment in our common stock.

Risks Related to Our Common Stock and this Offering

There has been no prior public market for our common stock, the stock price of our common stock may be volatile or may decline regardless of our operating performance and you may not be able to resell your shares at or above the initial public offering price.

Prior to this offering there has been no public market for shares of our common stock. You may not be able to sell your shares quickly or at the market price if trading in shares of our common stock is not active. The initial public offering price for our common stock will be determined through negotiations with the underwriters, and the negotiated price may not be indicative of the market price of the common stock after the offering. An active or liquid market in our common stock may not develop upon the completion of this offering or, if it does develop, it may not be sustainable. As a result of these and other factors, you may be unable to resell your shares of our common stock at or above the initial public offering price.

Further, an inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic collaborations or acquire companies or products by using our shares of common stock as consideration.

The price of our stock may be volatile, and you could lose all or part of your investment.

The trading price of our common stock following this offering is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

•        the commencement, enrollment or results of clinical trials and pre-clinical studies of our drug candidates or those of our competitors;

•        any delay in identifying and advancing a clinical candidate for our other development programs;

•        any delay in our regulatory filings for our drug candidates and any adverse development or perceived adverse development with respect to the applicable regulatory authority’s review of such filings, including without limitation the FDA’s issuance of a “refusal to file” letter or a request for additional information;

•        adverse results or delays in future clinical trials;

•        our decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;

•        adverse regulatory decisions, including failure to receive regulatory approval for our drug candidates;

•        changes in laws or regulations applicable to our drug candidates, including but not limited to clinical trial requirements for approvals;

•        adverse developments concerning our manufacturers;

•        our inability to obtain adequate product supply for any approved product or inability to do so at acceptable prices;

•        our inability to establish collaborations, if needed;

•        our failure to commercialize our product candidates, if approved;

•        additions or departures of key scientific or management personnel;

•        unanticipated serious safety concerns related to the use of our drug candidates;

•        introduction of new products offered by us or our competitors;

•        announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•        our ability to effectively manage our growth;

•        actual or anticipated variations in quarterly operating results;

•        our cash position;

•        our failure to meet the estimates and projections of the investment community or that we may otherwise provide to the public;

•        changes in the market valuations of similar companies;

•        changes in the structure of the healthcare payment systems;

•        overall performance of the equity markets;

•        sales of our common stock by us or our stockholders in the future;

•        trading volume of our common stock;

•        changes in accounting practices;

•        ineffectiveness of our internal controls;

•        disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•        significant lawsuits, including patent or stockholder litigation;

•        general political and economic conditions; and

•        other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the market for biopharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. If the market price of our common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds to us from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the development of our drug candidates. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Furthermore, future debt or other financing arrangements may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. Any return to stockholders will therefore be limited to the appreciation of their stock.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Immediately following the completion of this offering, our executive officers, directors and their affiliates will beneficially hold, in the aggregate, approximately 25% of our outstanding voting stock. These stockholders, acting together, would be able to significantly influence all matters requiring stockholder approval. For example, these stockholders would be able to significantly influence elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The initial public offering price will be substantially higher than the pro forma as adjusted net tangible book value per share of our common stock after this offering. Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the pro forma as adjusted net tangible book value per share after this offering. As a result, investors purchasing common stock in this offering will incur immediate dilution of $3.87 per share, based on an assumed initial public offering price of $5.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, representing the difference between our pro forma as adjusted net tangible book value per share after giving effect to this offering and the assumed initial public offering price. Further, investors purchasing common stock in this offering will contribute approximately 71% of the total amount invested by stockholders since our inception, but will own only approximately 29% of the shares of common stock outstanding after this offering.

This dilution is due to our investors who purchased shares prior to this offering having paid substantially less when they purchased their shares than the price offered to the public in this offering. To the extent outstanding options are exercised, there will be further dilution to new investors. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. For a further description of the dilution that you will experience immediately after this offering, see the section entitled “Dilution”.

We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which requires the market value of our common stock that is held by non-affiliates to exceed $700.0 million as of the prior June 30th and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We may choose to take advantage of some, but not all, of the available exemptions. We cannot predict whether investors will find our common stock less attractive if we rely on certain or all of these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies, which may make our financial statements less comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. We have chosen to take advantage of the extended transition periods available to emerging growth companies under the JOBS Act for complying with new or revised accounting standards until those standards would otherwise apply to private companies provided under the JOBS Act. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates for complying with new or revised accounting standards.

Financial reporting obligations of being a public company in the U.S. are expensive and time-consuming, and our management will be required to devote substantial time to compliance matters.

As a publicly traded company we will incur significant additional legal, accounting and other expenses that we did not incur as a privately held company. The obligations of being a public company in the U.S. require significant expenditures and will place significant demands on our management and other personnel, including costs resulting from public company reporting obligations under the Exchange Act and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the listing requirements of the stock exchange on which our securities are listed. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures, internal control over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. Moreover, despite recent reforms made possible by the JOBS Act, the reporting requirements, rules, and regulations will make some activities more time-consuming and costly, particularly after we are no longer an “emerging growth company.” In addition, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements and to keep pace with new regulations, otherwise we may fall out of compliance and risk becoming subject to litigation or being delisted, among other potential problems.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

We will be required to disclose changes made in our internal controls and procedures on a quarterly basis and our management will be required to assess the effectiveness of these controls annually. However, for as long as we are an emerging growth company, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404. An independent assessment of the effectiveness of our internal controls over financial reporting could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls over financial reporting could lead to restatements of our financial statements and require us to incur the expense of remediation.

Substantial amounts of our outstanding shares may be sold into the market when lock-up or market standoff periods end. If there are substantial sales of shares of our common stock, the price of our common stock could decline.

A significant number of our outstanding shares of common stock held by our directors, executive officers and certain stockholders are subject to contractual lock-up restrictions on resale for a period of six months after the date of this prospectus as more fully described in the section titled “Underwriting” in this prospectus.

If our existing stockholders sell substantial amounts of our common stock in the public market, or if the public perceives that such sales could occur, the market price of our common stock could decline significantly and could decline below the public offering price, even if there is no relationship between such sales and the performance of our business.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price may decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

We could be subject to securities class action litigation

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because pharmaceutical companies have experienced significant stock price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

There is no guarantee that our common stock will be listed on the NYSE American

We intend to apply to have our shares of common stock listed on the NYSE American. Upon completion of this offering, we believe that we will satisfy the listing requirements and expect that our common stock will be listed on the NYSE American. Such listing, however, is not guaranteed, and this offering is not contingent upon approval of such listing. If the application is not approved, it may have an adverse impact on the liquidity of any trading market which may develop in our shares, and a corresponding adverse impact on the value of the shares and on your ability to sell your shares. If the application is not approved, we will seek to have our common stock quoted on the OTCQB maintained by the OTC Markets Group, Inc. However, whether of not the listing is approved, there can be no assurance any broker will be interested in trading our common stock. Therefore, it may be difficult to sell any shares you purchase in this offering if you desire or need to sell them. Our lead underwriter, Joseph Gunnar & Co., LLC, is not obligated to make a market in our common stock, and even after making a market, can discontinue market making at any time without notice. Neither we nor the underwriters can provide any assurance that an active and liquid trading market in our common stock will develop or, if developed, that the market will continue.

General Risk Factors

Our business is subject to risks arising from pandemics and epidemic diseases.

The COVID-19 worldwide pandemic presented substantial public health and economic challenges and affected our employees, patients, physicians and other healthcare providers, communities and business operations, as well as the U.S. and global economies and financial markets. Any future pandemic or epidemic disease outbreaks could disrupt the supply chain and the manufacture or shipment of drug substances and finished drug products for EX937 or any future product candidates for use in our, our collaborators’ or any future collaborators’ clinical trials and research and preclinical studies and, delay, limit or prevent our employees and CROs from continuing research and development activities, impede our clinical trial initiation and recruitment and the ability of patients to continue in clinical trials, alter the results of the clinical trial based on participants contracting the disease or otherwise increasing the number of observed adverse events, impede testing, monitoring, data collection and analysis and other related activities, any of which could delay our preclinical studies and clinical trials and increase our development costs, and have a material adverse effect on our business, financial condition, results of operations and prospects. Any future pandemic or epidemic disease outbreak could also potentially further affect the business of the FDA, EMA or other regulatory authorities, which could result in delays in meetings related to our planned clinical trials, as well have an adverse impact on global economic conditions which could have an adverse effect on our business and financial condition, including impairing our ability to raise capital when needed.

Unstable market and economic conditions may have serious adverse consequences on our ability to raise funds, which may cause us to cease or delay our operations.

From time to time, the global credit and financial markets have experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. The financial markets and the global economy may also be adversely affected by the current or anticipated impact of military conflict, terrorism or other geopolitical events. Sanctions imposed by the United States and other countries in response to such conflicts may also adversely impact the financial markets and the global economy, and any economic countermeasures by the affected countries or others could exacerbate market and economic instability. Future adverse developments with respect to specific financial institutions or the broader financial services industry may lead to market-wide liquidity shortages, impair the ability of companies to access near-term working capital needs, and create additional market and economic uncertainty. There can be no assurance that future credit and financial market instability and a deterioration in confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, liquidity shortages, volatile business environment or continued unpredictable and unstable market conditions. If the equity and credit markets deteriorate, or if adverse developments are experienced by financial institutions, it may cause short-term liquidity risk and also make any necessary debt or equity financing more difficult, more costly, more onerous with respect to financial and operating covenants and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay, limit, reduce or abandon product development or future commercialization efforts or grant rights to develop and market our product candidates even if we would otherwise prefer to develop and market such product candidates ourselves. In addition, there is a risk that one or more of our current service providers, financial institutions, manufacturers and other partners may be adversely affected by the foregoing risks, which could directly affect our ability to attain our operating goals on schedule and on budget.

INDUSTRY AND MARKET DATA

Certain market, industry and competitive data included in this prospectus were obtained from our own internal estimates and research, as well as from publicly available information, reports of governmental agencies and industry publications and surveys in addition to research, surveys and studies conducted by third parties. The content of these third-party sources, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

In addition, while we are responsible for all of the disclosure contained in this prospectus and we believe the industry, market and competitive position data included in this prospectus is reliable and based on reasonable assumptions, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed in the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

We estimate that the net proceeds to us from the issuance and the sale of shares of our common stock will be approximately $13.2 million (or approximately $[            ] million if the underwriters exercise in full their over-allotment option to purchase additional shares), based on the assumed initial public offering price of $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $2.8 million, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares of common stock we are offering. An increase (decrease) of 1,000,000 in the number of shares of common stock we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $0.5 million, assuming the initial public offering price stays the same. The information discussed above is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering determined at pricing.

The principal purposes of this offering are to obtain additional capital to support our operations, to create a public market for our common stock and to facilitate our future access to the public equity markets.

In connection with this offering, the holders of our outstanding convertible debentures issued pursuant to the November 2024 Securities Purchase Agreement (as amended) totaling $843,750 and the September 2025 Securities Purchase Agreement totaling $750,000 elected to convert all outstanding principal into an aggregate of 389,235 shares of our common stock pursuant to the voluntary conversion provisions of those instruments. As a result, no portion of the net proceeds from this offering will be used to repay such indebtedness, and both debentures were fully extinguished through the issuance of common stock at the time of this offering. The warrants issued in connection with each debenture remain outstanding in accordance with their terms.

We currently intend to use approximately $[            ] million of the net proceeds from this offering, together with our existing cash and cash equivalents, to fund clinical trials and product development, research and development, clinical manufacturing as well as for working capital and other general corporate purposes, including pre-commercial activity.

We expect the net proceeds from this offering and our existing cash, cash equivalents and marketable securities will allow us to accomplish the following:

•        EX937 drug product completion ($800,000). This includes formulation of existing GMP (Good Manufacturing Practice) drug substance and GLP (Good Laboratory Practice ) testing of the resulting drug product which will be sufficient, both in terms of quantity and regulatory compliance, to support the planned EX937 phase I trial.

•        Obtain Ethics Committee approval to initiate clinical testing ($100,000). Our EX937 phase I trial is planned in Australia where the regulatory review and clinical trial protocol are carried out by the Ethics Committee. A future acceptance by the Ethics Committee would be the Australian equivalent of IND approval in the US.

•        Execution of a two-part SAD/MAD phase I trial, including a cough challenge cohort ($3,800,000). This refers to the two-part phase one trial planned for EX937 which is outlined in the Early Clinical Development section below. The trial will be conducted and managed by an Australian clinical research network that specializes in early clinical development services for global pharma companies. The cost includes both the direct trial costs, the analytical laboratory costs, data analysis and reporting and overall trial management. All in compliance with Australian regulatory standards and compatible with those of the EMA and FDA such that future trial may be conducted under those guidances.

•        Expand our IP portfolio based on current and anticipated data ($300,000). As we collect data from the drug product manufacturing and early clinical development, we expect this will support additional patent applications to support our IP portfolio. This cost covers any addon laboratory/experimental work, legal and filing fees.

•        Preparation for and execution of a Phase IIa proof-of-concept clinical trial for EX937 ($4,800,000). This includes the conduct of a randomized, double-blind, placebo-controlled, crossover Phase IIa clinical study in patients with refractory or unexplained chronic cough, designed to further evaluate the safety, tolerability, pharmacodynamics and preliminary efficacy of EX937. The planned study is expected to enroll approximately 40 to 60 subjects and to include multiple dose levels, with each treatment period followed by an appropriate washout. The cost includes clinical site costs, drug supply, clinical operations, data management, statistical analysis, and related regulatory and trial management expenses.

•        G&A ($3,200,000). Salaries, IR/PR, insurance, exchange/listing fees, office rent, legal costs.

We believe, based on our current operating plan, that the net proceeds from this offering and our existing cash, cash equivalents and short-term investments, together with interest thereon, will be sufficient to fund our operations through at least following the date of this prospectus, although there can be no assurance in that regard.

We cannot specify with certainty all of the particular uses for the remaining net proceeds to us from this offering. Management will retain broad discretion in the allocation of the net proceeds of this offering. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the board may deem relevant and subject to applicable laws and the restrictions contained in any future financing instruments. We do not anticipate declaring any cash dividends to holders of the common stock in the foreseeable future.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, as well as our capitalization as of September 30, 2025:

•        on an actual basis; and

•        on a pro forma as adjusted basis to give further effect to (i) our issuance and sale of 3,000,000 shares of our common stock in this offering at an assumed initial public offering price of $5.00 per share, which is expected to be the midpoint of the price range, after deducting underwriting discounts and commissions and our estimated offering expenses and (ii) the conversion of $1,593,750 of principal amount of outstanding convertible debentures into an aggregate of 389,235 shares of common stock upon the closing of this offering based upon an assumed initial public offering price of $5.00 per share.

The pro forma information in this table is unaudited and is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with the information contained in “Use of Proceeds,” “Summary Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” as well as the financial statements and the notes included elsewhere in this prospectus.

	As of September 30, 2025 (Unaudited)
	Actual	As Adjusted(1)
Cash and cash equivalents	$365,201	$13,584,973	(3)
Convertible debenture, net(2)	1,411,956 (2)	—	(4)
Stockholders’ Equity
Common Stock, no par value; 250,000,000 shares authorized; 4,599,327 and 7,988,562 shares issued and outstanding on an actual and as adjusted basis, respectively	—	—
Additional paid-in capital	2,911,373	18,077,317	(5)
Accumulated other comprehensive loss	(57,633)	(57,633)
Accumulated deficit	(5,041,632)	(5,575,850	)(6)
Total stockholders’ equity	$(2,187,892)	$12,443,835

Total capitalization	$(410,735)	$26,028,807

____________

(1)      The number of shares of our common stock on an as adjusted basis set forth in the table above is based on 4,599,327 shares of our common stock outstanding as of September 30, 2025, plus 389,235 shares of our common stock issued upon conversion of our convertible debenture and excludes the issuance of 60,000 shares of our common stock issuable upon the exercise of certain warrants.

(2)      Amount reflects the net carrying amount of the convertible debentures: the amended November 2024 Securities Purchase Agreement, which includes principal of $843,750, and the September 2025 Securities Purchase Agreement, which included principal of $750,000 and discounts totaling $181,795. (see Note 5 in the Consolidated Financial Statements for additional information).

(3)      Amount reflects proceeds after UW discount and estimated offering expenses of $13,219,772.

(4)      Amount reflects the conversion of (i) the amended November 2024 Securities Purchase Agreement of a total principal amount of $843,750 into 206,065 shares of common stock at a conversion price of $4.10 and (ii) the September 2025 Securities Purchase Agreement of a principal amount $750,000 (as well as debt discounts) into 183,169 shares of common stock at a conversion price of $4.10.

(5)      Amount reflects (i) additional paid in capital of $1,946,172 from the issuance of common shares and (ii) proceeds of the offering, less amounts for common shares and offering costs, of $13,219,772.

(6)      Amount reflects a loss on conversion of shares of $534,218.

DILUTION

If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

As of September 30, 2025, we had a historical net tangible book (deficiency) of $2,187,892 or ($0.48) per share of common stock, based on 4,599,327 shares of common stock outstanding at September 30, 2025. Our historical net tangible book value per share is the amount of our total tangible assets less our total liabilities at September 30, 2025, divided by the number of shares of common stock outstanding at September 30, 2025.

After giving further effect to (i) the sale of shares of common stock in this offering at an assumed initial public offering price of $5.00 per share, the midpoint of the offering price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us and (ii) the conversion of $1,593,750 of principal amount of outstanding convertible debentures into an aggregate of 389,235 shares of common stock upon the closing of this offering based upon an assumed initial public offering price of $5.00 per share, which is the midpoint of the price range listed on the cover page of this prospectus, our pro forma as adjusted net tangible book value at September 30, 2025 would have been $12,443,835 or $1.56 per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $2.04 per share to existing stockholders and immediate dilution of $3.44 per share to new investors purchasing shares of common stock in this offering.

The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per Unit		$5.00
Net tangible book value per share as of September 30, 2025	$(0.48)
Increase in net tangible book value per share attributable to this offering	$2.04
As adjusted net tangible book value per share after giving effect to this offering		$1.56
Dilution per share to new investors participating in this offering		$3.44

The information discussed above is illustrative only, and the dilution information following this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. A $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value after this offering by $0.35 per share and the dilution to new investors purchasing common stock in this offering by $0.35 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. An increase of 100,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase our pro forma as adjusted net tangible book value after this offering by $0.06 per share and decrease the dilution to new investors purchasing common stock in this offering by $0.06 per share, assuming no change in the assumed initial public offering price per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. A decrease of 100,000 shares in the number of shares offered by us would decrease the pro forma as adjusted net tangible book value after this offering by $0.06 per share and increase the dilution to new investors purchasing common stock in this offering by $0.06 per share, assuming no change in the assumed initial public offering price per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their option to purchase additional shares in full, the pro forma as adjusted net tangible book value per share after giving effect to the offering would be $1.72 per share. This represents an increase in pro forma as adjusted net tangible book value of $0.16 per share to existing stockholders and dilution in pro forma as adjusted net tangible book value of $0.16 per share to new investors.

The following table summarizes, on the pro forma as adjusted basis described above, the total number of shares of common stock we issued and sold, the total consideration we received and the average price per share (i) paid to us by existing stockholders or (ii) to be paid by new investors purchasing our common stock in this offering at the assumed initial public offering price of $5.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us and (iii) the average price per share paid by existing stockholders and by new investors who purchase shares of common stock in this offering:

	Shares Purchased		Total Consideration		Average Share Price
	Number	Percent	Amount	Percent
Existing stockholders	4,599,327	57.6%	$2,498,024	13.1%	$0.54
Investor from conversion	389,235	4.9%	$1,593,750	8.3%	$4.09
New investors	3,000,000	37.5%	$15,000,000	78.6%	$5.00
Total	7,988,562	100.0%	$19,091,774	100.0%

The table above assumes no exercise of the underwriters’ over-allotment option in this offering. If the underwriters’ over-allotment option is exercised in full, the number of common shares held by new investors purchasing common stock in this offering would be increased to 40.9% of the total number of shares of common stock outstanding after this offering, and the number of shares held by existing stockholders would be reduced to 54.5% of the total number of shares of common stock outstanding after this offering.

To the extent that stock options or warrants are exercised, we issue new stock options under our equity incentive plan, or we issue additional common stock in the future, there will be further dilution to investors participating in this offering. In addition, if we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about us and our industry. In addition, from time to time we or our representatives have made or will make forward-looking statements. The forward-looking statements involve substantial risks and uncertainties. All statements, other than statements related to present facts or current conditions or of historical facts, contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenues, and projected costs, prospects, plans and objectives of management, research and development plans, the anticipated timing, costs, design and conduct of our ongoing and planned clinical trials and preclinical studies for EX937 and any future product candidates, the timing and likelihood of regulatory filings and approvals for EX937 and any future product candidates, our ability to commercialize EX937 and any future product candidates, if approved, the pricing and reimbursement of EX937 and any future product candidates, if approved, the potential to develop future product candidates, the potential benefits of strategic collaborations and potential to enter into any future strategic arrangements, the timing and likelihood of success, plans and objectives of management for future operations, and future results of anticipated product development efforts, are forward-looking statements. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are qualified in their entirety by reference to the factors discussed under the heading “Risk Factors” in this prospectus or in any related free writing prospectus.

You should assume that the information appearing in this prospectus or any related free writing prospectus is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus are expressly qualified in their entirety by the risk factors and cautionary statements contained in this prospectus. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

In addition, statements that “we believe” and similarly qualified statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to rely unduly upon them.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to provide information necessary to understand our audited consolidated financial statements for the fiscal years ended December 31, 2024 and 2023, as well as our unaudited condensed consolidated financial statements for the nine months ended September 30, 2025 and 2024. This discussion highlights certain other information which, in the opinion of management, will enhance a reader’s understanding of our financial condition, changes in financial condition and results of operations. In particular, the discussion is intended to provide an analysis of significant trends and material changes in our financial position and the operating results of our business during the year ended December 31, 2024, as compared to the fiscal year ended December 31, 2023, and for the nine months ended September 30, 2025, as compared to the nine months ended September 30, 2024. This discussion should be read in conjunction with our consolidated financial statements for the fiscal years ended December 31, 2024 and 2023, our unaudited condensed consolidated financial statements for the nine months ended September 30, 2025 and 2024, and related notes included elsewhere in this prospectus. These historical financial statements may not be indicative of our future performance. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains numerous forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risks described throughout this filing, particularly in “Item 1A. Risk Factors.”

Throughout this report, the terms “our,” “we,” “us,” the “Company” or “Exxel Pharma Inc.” refer to Exxel Pharma U.S., Exxel Pharma Canada and Exxel Pharma Australia, collectively.

Overview

We are a biopharmaceutical company that was incorporated in the state of Colorado on June 30, 2018, as Aspire BioScience, Inc., and changed our name to Exxel Pharma Inc. on March 25, 2025. Exxel Pharma U.S. was originally formed as a wholly-owned subsidiary of Exxel Pharma Inc., an entity incorporated in British Columbia, Canada on June 20, 2017 (“Exxel Pharma Canada”). Exxel Pharma U.S. also operates Exxel Pharma Australia Pty Ltd., a wholly-owned Australian subsidiary under Exxel Pharma Canada, that was incorporated on January 12, 2023 (“Exxel Pharma Australia”).

Effective as of March 18, 2025, Exxel Pharma U.S., Exxel Pharma Canada, and each of the shareholders of Exxel Pharma Canada entered into a Securities Exchange Agreement (the “Exchange Agreement”) whereby the shareholders of Exxel Pharma Canada, constituting 100% of the registered and beneficial owners of the capital stock of Exxel Pharma Canada, agreed to transfer to Exxel Pharma U.S., 100% of the right, title and interest in and to all of the shareholders’ shares, options and warrants in Exxel Pharma Canada (collectively, the “Securities”) in exchange for equivalent Securities of Exxel Pharma U.S.

The share exchange transaction between Exxel Pharma U.S., Exxel Pharma Canada and the shareholders of Exxel Pharma Canada was completed on April 1, 2025, based upon a 1-for-10 exchange ratio. Accordingly, in the exchange transaction, all of the persons who had been shareholders of Exxel Pharma Canada exchanged their Securities in that company on a 1-for-10 basis for equivalent Securities of Exxel Pharma U.S. The effect of completion of the share exchange transaction was to invert the relationship between Exxel Pharma U.S. and Exxel Pharma Canada, such that Exxel Pharma U.S., which had previously been the wholly-owned subsidiary of Exxel Pharma Canada, became the parent company, and Exxel Pharma Canada became the wholly-owned subsidiary of Exxel Pharma U.S.

Our principal executive offices are located at 12635 E. Montview Blvd, Suite 134, Aurora, Colorado 80045. Our focus is on developing innovative therapeutics for neuronal hypersensitivity disorders, and our lead program, EX937, is a novel, orally administered, proprietary small molecule designed to specifically and peripherally inhibit the fatty acid amide hydrolase (FAAH) enzyme. In addition to EX937, we are advancing our ARN compounds, a second program targeting social anxiety disorder and autism spectrum disorder.

Impact of Inflation

We have recently experienced higher costs across our business due to inflation, including increased expenses related to employee compensation and outside services. While these cost increases have had some impact, they have not been material to our overall financial performance. Although we anticipate a decline in the rate of inflation in 2025, we expect inflationary pressures to continue negatively affecting our business throughout the year. It remains uncertain whether we will be able to fully offset these impacts in the near term through operational efficiencies or pricing adjustments.

Results of Operations

Nine Months Ended September 30, 2025 and 2024

Our financial results for the nine months ended September 30, 2025 and 2024 are summarized as follows:

	For the Nine Months Ended September 30,
	2025	2024	Change	% Change
Revenue	$—	$225,000	$(225,000)	(100.00)%

Operating expenses:
Research and development	37,194	119,344	(82,150)	(68.83)%
General and administrative	677,137	319,819	357,318	111.73%
Total operating expenses	714,331	439,163	275,168	62.66%
Loss from operations	(714,331)	(214,163)	(500,168)	233.55%

Other income (expense):
Interest expense	(186,413)	97	(186,510)	(192,278.35)%
Change in fair value of derivative liability	(79,000)	—	(79,000)	(100.00)%
Loss on extinguishment of debt	(62,657)	—	(62,657)	(100.00)%
Gain (loss) on foreign currency	11,370	46,334	(34,964)	(75.46)%
Total other expense, net	(316,700)	46,431	(363,131)	(782.09)%
Loss before income taxes	(1,031,031)	(167,732)	(863,299)	514.69%
Income tax benefit	—	—	—	—
Net loss	$(1,031,031)	$(167,732)	$(863,299)	514.69%

Revenue

Licensing revenue is recognized monthly and consists of extension fees associated with licensed intellectual property, in accordance with the terms of the licensing arrangement. For the nine months ended September 30, 2025, revenue decreased by approximately $225,000, or 100%, compared to the prior year period, due to the termination of licensing agreement at the end of the prior fiscal year.

Research and Development

Research and development expenses for the nine months ended September 30, 2025 and 2024 relate to activities primarily focused on the development of EX937.

Research and development expenses decreased by approximately $82,000, or 69%, for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024. The decrease was primarily due to a decreased expenses in our Australian subsidiary in the current year versus the prior year.

We expect research and development expenses to increase in fiscal year 2026 as compared to fiscal year 2025, as we prepare for our first in-human dosing in the fourth quarter of 2025.

General and Administrative

General and administrative expenses increased by approximately $357,000, or 112%, for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024. The increase was primarily driven by (i) an increase in consulting fees of approximately $235,000 and (ii) an increase in professional fees of approximately $115,000.

We expect general and administrative expenses to increase in fiscal year 2026 as compared to fiscal year 2025 due to increased accounting, legal and professional expenses that we expect to be incurred related to our upcoming draft registration statement.

Other Income (Expense), Net

For the nine months ended September 30, 2025, other expense, net increased by approximately $360,000, or 782%, as compared to the nine months ended September 30, 2024. The increase was primarily driven by (i) an approximate $185,000 increase in interest expense related to the convertible debentures we entered into during 2024 and 2025, (ii) an increase in the fair value of a derivative liability of $79,000 and (iii) a loss on debt extinguishment of approximately $60,000.

Years Ended December 31, 2024 and 2023

Our financial results for the years ended December 31, 2024 and 2023 are summarized as follows:

	For the Years Ended December 31,
	2024	2023	Change	% Change
Revenue	$225,000	$100,000	$125,000	125.00%

Operating expenses:
Research and development	89,178	98,504	(9,326)	(9.47)%
General and administrative	511,564	422,115	89,449	21.19%
Total operating expenses	600,742	520,619	80,123	15.39%
Loss from operations	(375,742)	(420,619)	44,877	(10.67)%

Other income (expense):
Interest expense	(31,079)	—	(31,079)	100.00%
Loss on foreign currency	(2,350)	(9,479)	7,129	(75.21)%
Total other expense, net	(33,429)	(9,479)	(23,950)	252.66%
Loss before income taxes	(409,171)	(430,098)	20,927	(4.87)%
Income tax benefit	—	—	—	—
Net loss	$(409,171)	$(430,098)	$20,927	(4.87)%

Revenue

Licensing revenue is recognized monthly and consists of extension fees associated with licensed intellectual property, in accordance with the terms of the licensing arrangement. For the year ended December 31, 2024, revenue increased by approximately $125,000, or 125%, compared to the prior year period, primarily due to higher option fees under contractual agreements during the year.

The agreement governing this revenue was terminated in 2024, and as a result, we do not anticipate any further revenue from this arrangement going forward.

Research and Development

Research and development expenses for the years ended December 31, 2024 and 2023 relates to activities primarily focused on the development of EX937.

Research and development expenses decreased by approximately $9,300, or 10%, for the year ended December 31, 2024 compared to the year ended December 31, 2023. The decrease was primarily due to an increased R&D tax incentive credit in the current year versus the prior year.

We expect research and development expenses to increase in fiscal year 2025 as compared to fiscal year 2024, as we prepare for our first in-human dosing in the fourth quarter of 2025.

General and Administrative

General and administrative expenses increased by approximately $89,000, or 21%, for the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase was primarily driven by (i) an increase in stock compensation expenses related to consultants of approximately $50,000 and (ii) an increase in licensing fees related to our Exxel Pharma Canada subsidiary of approximately $40,000.

We expect general and administrative expenses to increase in fiscal year 2025 as compared to fiscal year 2024 due to increased accounting, legal and professional expenses that we expect to be incurred related to our upcoming draft registration statement.

Other Income (Expense), Net

For the year ended December 31, 2024, other expense, net increased by approximately $24,000, or 253%, as compared to the year ended December 31, 2023. The increase was primarily driven by an approximate $31,000 increase in interest expense related to the convertible debenture we entered into during 2024.

Working Capital

	As of September 30, 2025	As of December 31, 2024
Current assets	$379,692	$506,279
Current liabilities	2,567,584	1,652,758
Working capital deficiency	$(2,187,892)	$(1,146,479)

Working capital deficiency increased by $1.0 million between September 30, 2025 and December 31, 2024, primarily due to cash used to fund operations and an increase in balance of convertible debt for the nine months ended September 30, 2025.

	As of December 31,
	2024	2023
Current assets	$506,279	$300,002
Current liabilities	1,652,758	1,156,490
Working capital deficiency	$(1,146,479)	$(856,488)

Working capital deficiency increased by $0.3 million between December 31, 2024 and December 31, 2023, primarily due to cash used to fund operations and an increase in current debt for the year ended December 31, 2024.

Liquidity and Capital Resources

	Nine Months Ended September 30,
	2025	2024
Net loss	$(1,031,031)	$(167,732)

Net cash used in operating activities	$(625,626)	$(217,257)
Net cash provided by financing activities	547,431	—
Effect of foreign currency translation	(800)	59,775
Net change in cash	$(78,995)	$(157,482)

Cash decreased by approximately $0.1 million for the nine months ended September 30, 2025, compared to a decrease of $0.2 million during the same period in 2024. The smaller decrease was primarily driven by our net loss in the current quarter and cash provided by financing activities.

	Year Ended December 31,
	2024	2023
Net loss	$(409,171)	$(430,098)

Net cash used in operating activities	$(360,513)	$(399,758)
Net cash provided by financing activities	574,797	—
Effect of foreign currency translation	(9,217)	(13,218)
Net change in cash	$205,067	$(412,976)

Cash increased by approximately $0.2 million for the year ended December 31, 2024, compared to a decrease of approximately $0.4 million for the year ended December 31, 2023, which was primarily attributable to cash received to fund operations from the issuance of a convertible debenture in November 2024.

Liquidity & Capital Resources Outlook

As of December 31, 2024, we had approximately $0.4 million in operating bank accounts, with a working capital deficit of approximately $1.1 million, and as of September 30, 2025, we had approximately $0.4 million in operating bank accounts, with a working capital deficit of approximately $2.2 million. We are dependent on obtaining additional working capital funding from the sale of equity and/or debt securities in order to continue to execute our development plans and continue operations. Subsequent to the consummation of the Initial Public Offering, our liquidity was and continues to be satisfied through the net proceeds from the Initial Public Offering, the convertible debentures we consummated in November 2024 and September 2025 and the receipt of cash upon the prior exercise of our outstanding warrants. Based on the foregoing, management believes that we will not have sufficient working capital to meet our needs through twelve months from the issuance date of the financial statements included in this annual report, without raising additional capital.

Our primary use of cash is to fund operating expenses, primarily general and administrative and research and development expenditures. Cash used to fund operating expenses is impacted by the timing of when we pay these expenses, as reflected in the change in our outstanding accounts payable, accrued expenses and prepaid expenses.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing. As of December 31, 2024, we had $444,196 in our operating bank account and a working capital deficiency of $1,146,479; as of September 30, 2025, we had $365,201 in our operating bank account and a working capital deficiency of $2,187,892. To date, we have been funding operations primarily through capital raises, and our ability to continue as a going concern depends on our ability to comply with the covenants in our existing convertible debenture agreement and successfully complete a qualified financing event or initial public offering (“IPO”). Despite our positive outlook for future capital raises and our current operations, we estimate that we will require approximately $3.8 million to fund our operating needs, anticipated capital investments and debt service obligations over the next twelve months. If we are unable to secure additional financing, we may need to reduce expenditures, delay development activities or pursue alternative funding strategies to sustain operations.

Because of the numerous risks and uncertainties associated with research, development and commercialization of pharmaceutical products, we are unable to estimate the exact amount of our operating capital requirements. Our future funding requirements will depend on many factors, including, but not limited to:

•        the costs associated with advancing preclinical studies and clinical trials for product candidates;

•        expenses related to obtaining approvals from regulatory agencies like the FDA or EMA;

•        the funds needed for production and facility development for commercialization.;

•        the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;

•        Increases in day-to-day running costs, including employee salaries, facility upkeep, and administrative needs;

•        expenses needed to attract and retain skilled personnel;

•        the costs required to scale up our clinical, regulatory and manufacturing capabilities;

•        the costs associated with potential joint ventures or licensing agreements and associated obligations; and

•        revenue, if any, received from commercial sales of our product candidates, should any of our product candidates receive marketing approval.

We will need significant additional funds to meet operational needs and capital requirements for clinical trials, other research and development expenditures, and business development activities. We currently have no credit facility or committed sources of capital. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated clinical studies.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Exchange Act.

Critical Accounting Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events.

We believe that the following critical accounting estimates are particularly subject to management’s judgment and could materially affect our financial condition and results of operations:

•        The fair value of our derivative liability is determined using the Differential Valuation Approach, comparing the debenture’s value with and without the redemption feature using a probability weighted analysis. The probability of outcome is a significant judgment in determining the fair value; and

•        Assumptions used in the Black-Scholes pricing model for valuation of stock option awards, such as expected volatility, risk-free interest rate, expected term and expected dividends.

Management also regularly makes estimates related to the recoverability of long-lived assets and income taxes. The Company bases its estimates on historical experience and on various assumptions that are believed to be reasonable, the results of which form the basis for the amounts recorded in the consolidated financial statements. As appropriate, the Company obtains reports from third-party valuation experts to inform and support estimates related to fair value measurements.

For additional information on critical accounting estimates, see Note 2 to the consolidated Financial Statements, “Basis of Presentation and Summary of Significant Accounting Policies.”

New Accounting Standards

For discussion of new accounting standards, see Note 2 to the consolidated Financial Statements, “Basis of Presentation and Summary of Significant Accounting Policies.”

BUSINESS

Overview

Our Lead Product Candidate

EX937, a highly selective, peripherally restricted FAAH inhibitor.

EX937 is a peripherally restricted inhibitor of the intracellular serine hydrolase, fatty acid amide hydrolase (FAAH). FAAH catalyzes the hydrolysis of endogenous lipid amides such as anandamide, an endogenous agonist of cannabinoid receptors, and may serve therefore as a gateway in the control of signal transmission, along afferent sensory neurons in airway tissues, to the central nervous system (CNS).

EX937 has been shown to potently and selectively inhibit FAAH in a manner restricted to peripheral tissues (that is, tissues other than brain and spinal cord). Moreover, EX937 has been shown to suppress sensory neuron firing and reduce coughing in the well-established and industry-appropriate guinea pig model of capsaicin-induced cough. These studies also demonstrated that EX937 acts by elevating endogenous anandamide levels and consequently activating cannabinoid receptors in sensory neurons of the upper airways (see Foot Note 2).

EX937 is being formulated as a capsule to be administered orally at a dose and dosing interval to be determined by careful assessment of non-clinical toxicology and pharmacokinetic (PK) data and initial Phase 1 human studies consistent with FDA’s Guidance’s for Industry for protocols [as codified in 21CFR312,23(a)(6)] and FDA/ICH’s E17 General Principals for Planning and Design of Multiregional Clinical Trials (MRCTs) and ICH E6 Good Clinical Practice (GCP) designed to elucidate a safe and tolerable dosing range as well as initial human PK and pharmacodynamic (PD; how drugs impact the human body on a biochemical and physiological level) properties of EX937. The initial study will be a combined two-part sequential escalating cohort design that includes; (Part 1) a First-in-Human single sentinel ascending dose cohort study (SAD) followed by Part 2, a multiple ascending dose (MAD) cohort study where the safety, tolerability, PK and PD outcome data will be obtained. Part 1 will also include a cohort of fed subjects to obtain the effect of food on the PK and PD on orally administered EX937. Part 2 will include a cohort of normal volunteer subjects to probe the utility of the inhaled capsaicin cough challenge model to inform the use of this model for the next planned Proof-of-Concept study

It has been well recognized that globalization of drug development has become a frequently employed pathway for sponsors and that it is essential that there be the utmost consideration paid to planning for regional regulatory and ethical requirements and acceptability of the initial Phase 1 study designs for Multiregional Clinical Trials. As stated above, Exxel has carefully crafted its Early Clinical Development Plan to comply with this FDA/ICH Guidance for Industry, E17 and foresees no impediment for acceptance of Phase 1a/b data produced in Australia by the FDA.

Therefore, due to favorable economic conditions, Exxel will utilize an Australia based experienced and fully vetted Contract Research Organization (CRO) to perform its’ initial early Phase 1a/b study in compliance with the rules and regulations set forth by the Therapeutic Goods Administration (TGA), Australia’s (AU) competent regulatory authority. The approval for proceeding for First-in-Human Phase 1 studies is under the auspices of the Human Research Ethics Committee (HREC) appointed and certified by the TGA. HRECs operates under strict guidelines set forth by AU’s National Statement on Ethical Conduct in Human Research.

The initial EX937 Phase 1a/b study also complies with the requirements required by the FDA and 21CFR312 and such data, when produced in AU, will be included in the initial Investigational New Drug (IND) package which will be filed to the FDA at a later date. We envisage that later stage development of EX937 will occur under an IND in the USA.

EX937 has been evaluated in a battery of nonclinical pharmacology, safety pharmacology, PK, and toxicology studies, in compliance with GLP standards and typical designs expected by regulatory authorities such as the FDA. Experiments aimed at understanding the mechanism through which EX937 is prevented from accessing FAAH in the CNS have shown that the compound serves as substrate for two adenosine triphosphate (ATP)-binding cassette (ABC) transporters — breast cancer resistance protein (ABCG2 in humans, Abcg2 in rodents) and P-glycoprotein (ABCB1 in humans, Abcb1 in rodents). In other words, EX937 is actively removed from the CNS by two pumps called ABCG2 and P-glycoprotein (in humans). This conclusion is based on three lines of evidence obtained in mouse models. First, treatment with the selective ABCG2 inhibitor Ko-143 (10 mg/kg, intraperitoneal, i.p.) allows EX937 (25 mg/kg, i.p.)

to access the brain and inhibit FAAH in this organ4. A similar effect is exerted by 2,6-dichloro-4-nitrophenol5, which blocks the sulfate conjugation required for breast cancer resistance protein (BCRP)-mediated transport of xenobiotics6. Second, in vivo studies in mice have shown that EX937 (25 mg/kg) enters the CNS of Abcg2-deficient and double Abcb1-Abcg2-deficient mice following i.p administration, whereas the same dose of drug remains restricted to peripheral tissues in wild-type mice7. Finally, in vitro studies have shown that EX937 is a substrate for both mouse and human orthologues of ABCG2 and ABCB17. The results support the notion that EX937 is actively extruded from the CNS by the cooperative action of ABCG2 and ABCB1 transporters in the blood-brain barrier (BBB). A dose-exploration study in mice showed that the median effective dose (ED50) of EX937 for FAAH inhibition in the brain (40 mg-kg, subcutaneous, [s.c.]) was 200 times higher than the ED50 for FAAH inhibition in liver (0.2 mg/kg, s.c.)4. Moreover, after systemic administration, EX937 (1 mg/kg, i.p.) distributed rapidly in blood and liver, but remained undetectable in brain tissue. As seen with other O-arylcarbamates, which are known to interact with FAAH through a covalent mechanism6, EX937 inhibited peripheral FAAH activity in vivo both rapidly and lastingly.

Cannabinoid receptor agonists stimulate feeding through both central and peripheral mechanisms9. In contrast, as previously shown for the global CNS-penetrant FAAH inhibitor URB59710, administration of EX937 (1 mg/kg−1, i.p. [intraperitoneal], 30 minutes before dark) did not alter daily food intake, feeding pattern (latency to feed, meal frequency, satiety ratio) or spontaneous locomotor activity in mice4.

To date, dose-range finding studies have been conducted in two mammalian species (Sprague-Dawley rats and Beagle dogs). Both studies were conducted to determine the maximum tolerated dose (MTD) of EX937. The studies included a dose escalation design via oral capsules in dogs and by gavage in rats (Phase A), and subsequently a repeat-dose toxicity phase following once daily oral administration with capsules for 14 consecutive days (Phase B). In addition, the toxicokinetic (TK) profile of URB937 in rats was characterized in Phase B.

The potential toxicity, TK, and MTD of EX937 were evaluated in 4-week oral toxicity studies conducted in Beagle dogs and Sprague-Dawley rats. In Sprague-Dawley rats, doses of 10, 30, and 100 mg/kg/day were administered once daily for 28 consecutive days via oral gavage. The results demonstrated that when dose level increased from 10 to 30 mg/kg/day, the Cmax (maximum concentration) and AUClast (Area Under the Curver last) values of EX937 generally increased with doses in a less than dose-proportional manner on both Days 1 and 28; when dose level increased from 30 to 100 mg/kg/day, the Cmax and AUClast values did not increase with dose on either Days 1 or 28. The no-observed-adverse-effect-level (NOAEL) was 100 mg/kg/day in this study, which corresponds to EX937 plasma mean AUClast of 8,264 hr*ng/mL and 6,647 hr*ng/mL on Day 28 for male and female animals, respectively.

In Beagle dogs, doses of 30, 100, and 300 mg/kg/day were administered once daily for 28 consecutive days. The results demonstrated that treatment with EX937 at doses of 30, 100, and 300 mg/kg/day via capsule administration daily for 28 consecutive days was well tolerated. The NOAEL was 300 mg/kg/day in this study, which corresponds to EX937 plasma mean AUClast of 57.1 ng.hr/mL and 51.1 ng.hr/mL on Day 28 for male and female animals, respectively.

The potential mutagenicity of EX937 was evaluated using the bacterial reverse mutation test (Ames’ test). Salmonella typhimurium strains TA98, TA100, TA1535 and TA1537, and Escherichia coli strain WP2 uvrA were incubated with the drug at concentrations ranging from 15 to 5000 μg/plate in the presence and absence of S9 using the

____________

4        Clapper JR, Moreno-Sanz G, Russo R, et al. Anandamide suppresses pain initiation through a peripheral endocannabinoid mechanism. Nat Neurosci. 2010;13(10):1265-70.

5        Mulder GJ, Scholtens E. Phenol sulphotransferase and uridine diphosphate glucuronyltransferase from rat liver in vivo and vitro. 2,6-Dichloro-4-nitrophenol as selective inhibitor of sulphation. Biochem J. 1977;165 (3):553-559.

6        Imai Y, Asada S, Tsukahara S, et al. Breast cancer resistance protein exports sulfated estrogens but not free estrogens. Mol Pharmacol. 2003;64 (3):610-618.

7        Moreno-Sanz G, Barrera B, Guijarro A, et al. The ABC membrane transporter ABCG2 prevents access of FAAH inhibitor URB937 to the central nervous system. Pharmacol Res 2011;64(4):359-363.

Moreno-Sanz G, Barrere B, Armirotto A, et al. Structural determinants of peripheral O-arylcarbamate FAAH inhibitors render them dual substrates for abcb1 and abcg2 and restrict their access to the brain. Pharmacol Res 2014;0:87-93.

8        Kathuria S, Gaetani S, Fegley D, et al. Modulation of anxiety through blockade of anandamide hydrolysis. Nat Med. 2003;9 (1):76-81.

Alexander JP, Cravatt BF. Mechanism of carbamate inactivation of FAAH: implications for the design of covalent inhibitors and in vivo functional probes for enzymes. Chem Biol. 2005; 12 (11):1179-1187.

9        Kunos G, Osei-Hyiaman D, Batkai S, et al. Should peripheral CB(1) cannabinoid receptors be selectively targeted for therapeutic gain? Trends Pharmacol Sci. 2009;30 (1):1-7.

10      Piomelli D, Tarzia G, Duranti A, et al. Pharmacological profile of the selective FAAH inhibitor KDS-4103 (URB597). CNS Drug Rev. 2006;12 (1):21-38.

plate incorporation method of the bacterial mutation test. Bacteria were incubated with standard positive controls, and the response of the various bacterial strains to these agents confirmed the sensitivity of the test system and the activity of the S9 mix. No substantial increases in revertant colonies were obtained with any of the tested strains, following exposure to EX937 at any concentration, in either the presence or the absence of S9 mix. Therefore, EX973 did not show any evidence of mutagenic activity in the Ames test.

The potential clastogenicity of EX937 was evaluated using an in vitro mammalian cell micronucleus assay with human peripheral blood lymphocytes. Cells were treated for 4 and 24 hours in the non-activated system and for 4 hours in the absence of S9-activated system. Based on preliminary toxicity assays, concentrations employed were 2.5 to 15 μg/mL for the 24-hour non-activated system, and 5 to 100 μg/mL in the activated and non-activated system 4-hour exposure groups. Cells were harvested 24 hours after treatment. From each culture, 1000 binucleated cells were examined and scored for the presence of micronuclei. The frequency of micronucleated cells in the treatment groups was not statistically significantly increased compared to the vehicle treated cells. Therefore, EX937 was considered to be negative for clastogenicity in this assay.

EX937 was evaluated for clastogenic activity by detecting micronuclei in polychromatic erythrocyte cells (PCEs) in male rat bone marrow using Flow Cytometry Analysis. Following a preliminary dose range-finding assay, the doses in the definitive assay were 500, 1000 and 2000 mg/kg administered orally for two days. The positive control animals were also dosed orally. Peripheral blood samples were collected 48 hours after the last dose. The frequency of micronucleated reticulocytes were analyzed by flow cytometry. In the bone marrow analysis, there was an increase in the number of micronucleated PCEs, which was not statistically significant. However, in the flow cytometry analysis, a statistically significant increase in PCEs was noted at 20 mg/kg. The positive control demonstrated the expected positive response. Therefore, EX937 was considered to be negative in the in vivo rat micronucleus assay.

The TK studies with rats that used doses from 10 to 1,000 mg/kg/day showed high plasma concentrations with the dosing vehicle that contained 15% PEG300, 15% Tween 80, and 70% saline (v/v/v). The absorption of EX937 was rapid in rats, but appeared to be saturated above 30 mg/kg/day. The TK studies with dogs that used doses from 30 to 1,000 mg/kg/day as powder in capsules showed low plasma concentrations. The Cmax and AUC0-t values for dogs either showed no increases or less than dose-proportional increases as the dose level increased. For rats, there was a slight accumulation with repeat dosing, but for dogs, the accumulation ratios were variable, with no clear indication of any increase with repeat dosing. There was no consistent gender difference for either rats or dogs. The in vitro absorption study with P-gp in human intestinal cells indicated that the apical to basal absorption of EX937 was either due to passive diffusion or to transport by another transporter. For the basal to apical transfer, the results indicated that efflux of EX937 may be due to both active transport by P-gp and passive diffusion.

Protein binding was 97.7% for rat plasma and 96.8% for dog plasma. Ten metabolites of EX937 were produced by rat, dog, rabbit or human hepatocytes. Five metabolites were produced by human hepatocytes, and three of these were present with rat, dog, and rabbit hepatocytes. All metabolites except two produced by human hepatocytes were present with rat, dog, and rabbit hepatocytes. Of the two exceptions, one was present with rat and rabbit hepatocytes, and the other was present with dog and rabbit hepatocytes. In vivo, three metabolites were identified in dog plasma: one metabolite produced by glucuronidation plus oxidation was not observed in vitro, but the other two metabolites corresponded to metabolites produced in vitro by oxidation or glucuronidation. There was little or no potential for EX937 to inhibit the (liver enzymes) CYP1A, CYP2A6, CYP2C9, CYP2C19, CYP2D6 or CYP3A isozymes. The inhibition was 37% for CYP2E1 and 47% for CYP2C8. The IC50 for the inhibition of CYP2C8 by EX937 was 83 μM, suggesting that EX937 is a weak inhibitor of CYP2C8. There was little or no potential for induction of CYP1A or CYP3A by EX937. For CYP2B6, there was a potential for weak to moderate induction of CYP2B6 by 100 μM EX937, but not at lower concentrations.

Early Clinical Development.

We plan a first time in human (FTIH) 2-part, combined sequential Phase 1 Single (SAD; Part A) and multiple ascending dose (MAD; Part B) randomized, double-blind, placebo-controlled study to evaluate the safety, tolerability, pharmacodynamics and PK (Fasting and Steady State) of orally administered EX937. The study will be closely monitored for safety and follow a sentinel design followed by a randomized placebo controlled ascending dose study. We plan to execute this study in Australia for two reasons. Their decentralized regulatory system, where local ethics committees review and approve trial protocols which makes the early clinical development very effective. Secondly, compelling financial incentives exist for early clinical development in Australia. At the same time, the trial data we expect to generate in these studies would enable us to run future clinical trials in other countries including in Europe and the USA. Please note that Ethics Committee approval has not been obtained and that we expect first human dosing in early 2026.

Primary Objectives.

•        To assess the safety and tolerability of EX937 in healthy male and healthy non-reproductive female subjects.

Secondary Objectives.

•        To characterize a sequential single and subsequently, the multiple dose pharmacokinetics and dose response curve in healthy subjects for each of the cohorts tested in part A and part B of this study.

•        To identify a maximum tolerated dose (MTD) from data generated from Part A, “SAD” study cohorts.

•        To assess the relationship between escalating doses of EX937 and activity of fatty acid amide hydrolase (FAAH) and the levels of the endocannabinoid, anandamide, as well as other non-cannabinoid FAAH substrates, OEA and PEA.

This first time in human (FTIH) combined SAD/MAD study will consist of a placebo-controlled, dose escalation design to determine the safety, tolerability, and pharmacokinetics of EX973 following in sequential order, both single and multiple dose administration of escalating dose levels of EX973 or matching placebo to healthy male and female (non-reproductive) subjects. This combination SAD/MAD study will be carried out in two parts, Part A and Part B.

Part A.

This is a sentinel placebo-controlled (3:1), within-cohort, randomized, double-blind, sequential, single ascending dose (SAD) escalation study design to determine the safety, tolerability, and PK of EX937 following administration of a single oral dose in healthy male and female subjects and to define the MTD of EX937. Each cohort in Part A will be initiated with two (2) initial “sentinel” randomized subjects who will each receive a single dose and evaluated for safety and tolerability prior to enrolling the remaining randomized subjects to the cohort. Therefore, each cohort in part A will have a total of eight (8) subjects (2 placebo and 6 active) as prescribed in the 3:1 randomization design. It is anticipated that there will be five (5) to six (6) dose escalation cohorts examined or a total of 40-48 subjects. A full safety assessment period will occur after sentinel dosing and between each of the cohorts. The Drug Safety Committee (DSC) will review all data and thereafter, render a recommendation whether to proceed to continuing the randomization of each cohort and initiating the next sequential dose level cohort. The DSC may recommend stopping further enrollment in accordance with the stopping rules of the study. Following the completion of the final cohort in Part A, a comprehensive safety evaluation report will be prepared by the DSC and will include a copy of a new informed consent document as required to be submitted by the HREC for approval in order to proceed to Part B of the combination study. This interim study approval letter will serve as a prerequisite which must be granted before continuation of Part B of this study.

Part B.

Part B will follow a placebo-controlled, within-cohort, double-blind, sequential, multiple ascending dose (MAD) escalation design to determine the safety, tolerability, and pharmacokinetics of EX937. Following a screening period as per part A, subjects will be randomized in the same 3:1 manner for each sequential cohort and will receive a once daily oral dose of EX937 or matching placebo for a period of five (5-7) TBD days at the assigned dose level. It is anticipated that there will be four cohorts of twelve (12) subjects each randomized in a 3:1 manner, i.e., 9 active and 3 placebo subjects per cohort for a total of 48 subjects. Each cohort will have subjects evaluated for safety and tolerability according to the schedule of assessments prior to escalating the dose in the next cohort. The last 4th cohort will also be subjected to a Inhaled Capsaicin Cough Challenge procedure prior to study dose administration as a clinical probe on Study Day 5 or 7 (TBD)

In addition, analytical assessment of FAAH, anandamide, and PEA (palmitoylethanolamide) will be performed for each subject participating in Parts A and B to initially assess the pharmacodynamics of EX937 in humans.

The DSC.

The Drug Safety Committee will participate in a comprehensive review of all relevant safety data during the entire study. Members of the DSC will be independent from Exxel Pharma and anyone directedly or tangentially involved in the clinical care of study subjects. An algorithm for dose escalation or study termination that defines decision making at a group/ “cohort” level based on adverse event severity grading and findings will be used. Dose escalation and stopping criteria based on a comprehensive evaluation of adverse events (AEs), ECGs (electrocardiograms), and laboratory results will be rigorously applied. In addition, Stopping Criteria will also be related to the PK of EX937 so as not to exceed exposure levels associated with the NOAEL identified from the non-clinical toxicology data.

EX937 Preclinical studies

EX937 has been tested and shown to mitigate symptoms in several preclinical (non-clinical) animal models of human diseases, including cough, overactive bladder, painful peripheral neuropathies, and migraine headache. Except for the cough data, the results from these studies are published in peer-reviewed scientific journals. Below are representative data from preclinical studies on cough. Data for the other indications can be found in the literature and key highlights are included below.

FAAH inhibition and suppression of vagus nerve activity and cough in the guinea pig.

FAAH activity was determined in guinea pig lung tissue extracts exposed to escalating concentrations of EX937 (URB937 in the following figure legends) using a fluorometric assay. The Pfizer FAAH inhibitor, PF-04457845, a well characterized global FAAH inhibitor which has been assessed in multiple clinical trials, was included as a positive control11. Please note the PF-04457845 inhibitor has not received FDA approval.

As expected from previous data with rodent and human FAAH, EX937 caused a profound concentration-dependent inhibition of FAAH activity in guinea-pig lung tissue, which was maximal at 1 µM. Median inhibitory concentration (IC50) was 30 nM.

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11      D’Souza DC, Cortes-Briones J, Creatura G, Bluez G, Thurnauer H, Deaso E, Bielen K, Surti T, Radhakrishnan R, Gupta A, Gupta S, Cahill J, Sherif MA, Makriyannis A, Morgan PT, Ranganathan M, Skosnik PD. Efficacy and safety of a fatty acid amide hydrolase inhibitor (PF-04457845) in the treatment of cannabis withdrawal and dependence in men: a double-blind, placebo-controlled, parallel group, phase 2a single-site randomised controlled trial. Lancet Psychiatry. 2019 Jan;6(1):35-45.

Johnson DS, Stiff C, Lazerwith SE, Kesten SR, Fay LK, Morris M, Beidler D, Liimatta MB, Smith SE, Dudley DT, Sadagopan N, Bhattachar SN, Kesten SJ, Nomanbhoy TK, Cravatt BF, Ahn K. Discovery of PF-04457845: A Highly Potent, Orally Bioavailable, and Selective Urea FAAH Inhibitor. ACS Med Chem Lett. 2011 Feb 10;2(2):91-96.

Vagus nerve activity in guinea pigs is commonly used in academic and industry studies as a proxy for studying cough in humans because the vagus nerve is a critical mediator of cough reflexes in both species. In guinea pigs, stimulation of vagal afferent nerves, particularly those innervating the airway, mimics the neural pathways involved in human cough reflexes. These responses can be monitored by electrophysiology. Key aspects contributing to the translational value of this assay include:

•        Physiological relevance.    Guinea pigs exhibit similar sensitivity to tussigenic agents (e.g., capsaicin and citric acid) and share comparable afferent neural circuitry for cough regulation, closely mimicking human cough reflex mechanisms.

•        Pharmacological predictivity.    Drugs that inhibit cough in guinea pigs, such as antitussives targeting vagal afferents or central pathways, often show efficacy in humans, making it a reliable preclinical model for drug development.

•        Non-invasive and real-time monitoring.    By directly measuring vagus nerve activity, researchers can evaluate the immediate effects of candidate drugs, ensuring more accurate predictions of therapeutic outcomes in humans.

The effect of EX937 on capsaicin induced depolarization in guinea pig vagus nerve was determined both in the absence and the presence of capsaicin (1 µM). EX937 had no effect when applied alone, but caused a pronounced, concentration-dependent inhibition of capsaicin-induced vagal-nerve depolarization with an IC50 of approximately 5 nM (logIC50-8.3).

Capsaicin-induced cough is a model widely used by the pharmaceutical industry to evaluate antitussive drugs. The effect of EX937 on cough induced by capsaicin was assessed in guinea pigs. Inhibition of capsaicin-induced cough was observed at 10 mg/kg, a dose that causes maximal analgesic effects in mice. As expected, the TRPV1 antagonist positive control inhibited the response (TRPV1 is the receptor that senses capsaicin and makes chili feel ‘hot’). However, in this study 10% cyclodextrin was used as vehicle, which can directly stimulate coughing potentially confounding the observed effects.

The Figure below shows fatty acid amide (FAA) levels in plasma and lung samples obtained from the guinea pig cough challenge study. Here, EX937 produced a dose-dependent increase in the plasma and lung concentrations of anandamide (AEA) and other FAAH substrates (the fatty acid amides OEA [oleoylethanolamide] and PEA [palmitoylethanolamide]). As expected, EX937 had no effect on the levels of 2-arachidonoylglycerol (2-AG), another endocannabinoid messenger that is not deactivated by FAAH.

Translation to human tissues: EX937 suppresses oxaliplatin-induced hyperactivity in primary cultures of human sensory neurons

To translate preclinical data to human tissues, we assessed the effects of EX937 on primary human sensory neurons in primary cultures. In this study, sensory neurons were isolated from dorsal root ganglia of human cadavers. The cells were activated using the chemotherapeutic agent, oxaliplatin, followed by exposure to low temperature (cold buffer). This treatment sequence induces a burst of sensory neuron activity, which allows for testing the impact of EX937. As shown in the figures below, EX937 reduced the calcium transients (a measure of neuronal activation) evoked by treatment with oxaliplatin and subsequent exposure to a low-temperature buffer. These results indicate that FAAH inhibition decreases pathological activity in human sensory neurons, consistent with EX937 being a potential treatment for neuronal hypersensitivity disorders such as RCC12.

____________

12      A p-value is a statistical measure used to assess the probability that the observed differences between experimental groups occurred by chance. A smaller p-value indicates stronger evidence against the null hypothesis (i.e., no difference between groups). In our analyses, a p-value of less than 0.05 (p < 0.05) is considered statistically significant, meaning that the likelihood that the observed effect is due to chance is less than 5%.

In these data, treatment with URB937 significantly reduced the cold-induced response time in human sensory neurons following oxaliplatin exposure, with p-values of 0.007 and 0.014 compared to vehicle, indicating statistically significant reductions in cold response duration.

EX937 reduces bladder overactivity and hyperactivity in a rodent model

In work done by a Japanese research group at the University of Tokyo, EX937 (URB937) was shown to reduce bladder hyperactivity, and specifically the activation of nerve fibers13. In the figure below, the left panel shows integrated responses of both afferent fibers before and after EX937 administration, during saline- and PGE2 [Prostaglandin E2]-instillations (100 uM). The results are consistent with our RCC data as well as the neuronal activity data obtained from primary human sensory neurons, and support the clinical application in treatment of hyperactive bladder.

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____________

13      Aizawa, N., Gandaglia, G., Hedlund, P., Fujimura, T., Fukuhara, H., Montorsi, F., Homma, Y. and Igawa, Y.: URB937, a peripherally restricted inhibitor for fatty acid amide hydrolase, reduces prostaglandin E2-induced bladder overactivity and hyperactivity of bladder mechano-afferent nerve fibres in rats. BJU Int, 2016, 117: 821-828.

EX937 suppresses pain through peripheral FAAH inhibition

In work from the laboratory of our CSO, and published in Nature Neuroscience, EX937 was evaluated in three mouse models of pain: acetic acid-induced visceral hyperalgesia, carrageenan-induced inflammatory hyperalgesia and allodynia, and peripheral nerve injury-induced hyperalgesia2. The key findings from this study include:

•        Subcutaneous (s.c.) administration of EX937 reduced acetic acid-induced writhing with a median effective dose (ED50) of 0.1 mg/kg; the effect was comparable to indomethacin and could be blocked by the CB1 (cannabinoid receptor 1) antagonist rimonabant.

•        In the peripheral nerve injury model, a single dose of EX937 (1 mg/kg, i.p., 2 h before testing), administered one week after surgery, attenuated thermal hyperalgesia and suppressed mechanical hyperalgesia and mechanical allodynia on the operated side.

•        In the carrageenan model, a single injection of EX937 (1 mg/kg, i.p.), administered at the same time as carrageenan, decreased mechanical and thermal hyperalgesia, assessed 4 h and 24 h following carrageenan treatment. EX937 also reduced mechanical allodynia measured 24 h after carrageenan.

(Left) EX937 suppresses pain behavior elicited by neural injury in mice. (a-c) Effects of single administration of vehicle (shaded bars) or EX937 (1 mg-kg−1, i.p.; closed bars) on (a) mechanical hyperalgesia, (b) thermal hyperalgesia, and (c) mechanical allodynia produced by sciatic nerve ligation. BL, baseline (measured before nerve ligation); IL, ipsilateral (ligated) paw; CL, contralateral (non-ligated) paw. Results are expressed as mean±s.e.m.; n = 6 in each panel. *P<0.05, **P<0.01 and ***P<0.001 vs baseline; #P<0.05, # # P<0.01 and # # # P<0.001 vs vehicle.

EX937 reduces pain in a mouse model of peripheral neuropathy

In further studies from professor Piomelli’s group, EX937 was evaluated in a mouse model of peripheral neuropathy14. This was the first of a string of published studies documenting the function of EX937 in different mouse models of painful peripheral neuropathies. Key findings in this study were:

•        Following intraplantar CFA (Complete Freund’s Adjuvant) injection, EX937 produced a marked suppression of mechanical and thermal hyperalgesia (p < 0.01 for 3 mg/kg and p < 0.001 for 10 and 30 mg/kg).

•        ED50 values were mg/kg on mechanical hyperalgesia (CL 95% = 0.62 – 3.39 mg kg−1) and 3.1 mg/kg on thermal hyperalgesia (CL 95% = 0.30 – 1.69 mg/kg).

____________

14      Sasso O, Bertorelli R, Bandiera T, et al. Peripheral FAAH causes profound antinociception and protects against indomethacin-induced gastric lesions. Pharmacol Res 2012;65(5):553-563.

•        At the highest dose tested (30 mg kg−1), EX937 was more effective (p < 0.001 for 30 mg kg−1, F = 15.53) than a 100 mg/kg oral dose of dexamethasone, a potent anti-inflammatory steroid.

•        EX937 was significantly more potent (p < 0.001 for 30 mg/kg, F = 17.01) than the globally active FAAH inhibitors URB597 and PF-04457845.

The figure below shows the anti-hyperalgesic effects of FAAH inhibitors URB597, EX937, and PF-04457845 in the CFA model of chronic inflammatory pain. FAAH inhibitors (1 – 30 mg-kg−1, per os) reduced mechanical hyperalgesia (A) and thermal (C) hyperalgesia. The effect of dexamethasone (100 mg-kg−1, per os) is shown for comparison. FAAH inhibitors were dissolved in 0.5% CMC and administered orally once on day 3, day 7, and day 14 following intraplantar CFA injection. Mechanical hyperalgesia (A) and thermal hyperalgesia (B) were measured 2 h after drug treatment and were significantly different for URB597 (10 – 30 mg-kg−1), EX937 (1 – 30 mg-kg−1), PF-04457845 (3 – 30 mg-kg−1) and dexamethasone, compared to vehicle treated groups. Results are expressed as mean ± SEM (n=6, each group). The data were compared using two-way analysis of variance (ANOVA) followed by Bonferroni’s test for multiple comparisons. ** p< 0.01 and *** p<0.001 vs. vehicle; ###p<0.001 vs. sham operated mice.

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EX937 prevents migraine in the rat Nitroglycerin (NTG) model and lowers expression of the therapeutic migraine target CGRP

A preclinical rat model of migraine was used to assess EX937’s potential as a treatment for this condition. Here, nitroglycerin (NTG) was used to induce hyperalgesia and the effect of EX937 was determined by different methods15 (Greco et al., 2021). An example of data from this study is given in the figure below where the left graph shows time of face rubbing (expressed in seconds) during phase II of the orofacial formalin test after chronic treatment with NTG/vehicle and EX937/vehicle. Chronic treatment with EX937 prevented NTG-induced hyperalgesia during Phase II. The right graph shows mRNA levels of CGRP (Calcitonin Gene-Related Peptide, and important mediator in pain and migraine) in the trigeminal ganglion ipsilateral with formalin injection after chronic treatment with NTG/vehicle and EX937/vehicle. This is consistent with reduced CGRP gene expression, which is an attractive goal for migraine treatment and prevention.

____________

15      Greco R, Demartini C, Zanaboni A, Casini I, De Icco R, Reggiani A, Misto A, Piomelli D, Tassorelli C. Characterization of the peripheral FAAH inhibitor, URB937, in animal models of acute and chronic migraine. Neurobiol Dis. 2021 Jan;147:105157.

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Manufacturing

We work with a third-party GMP compliant manufacturer to support the manufacturing of EX937 for clinical studies and our research activities and, if we receive regulatory approval, we intend to rely on such third party for commercial manufacture. We do not own or operate, and currently have no plans to establish, any manufacturing facilities. We currently obtain our supplies from this manufacturer on a purchase order basis and do not have any long-term supply agreements in place. In order to de-risk our supply chain, and as we advance toward potential commercialization, we may enter into long-term supply agreements as well as evaluate additional product manufacturing sources.

Competition

RCC is caused by hypersensitive airway nerves, which aberrantly trigger the cough response in response to harmless stimuli, for example scents, talking, or changes in temperature. Hypersensitization of these sensory airway nerves may occur during a respiratory infection but persists after the infection is cleared. For this reason, RCC is sometimes called a neuronal hypersensitivity disorder. Off-label use of corticosteroids, tricyclic antidepressants, or pain medications such as gabapentin or opioids, offer limited relief to a small fraction of RCC patients. However, the side-effects of these off-label treatments, including risk of nausea, vomiting, dizziness, constipation, and addiction, severely limit their use, and a significant unmet medical need exists. Importantly, there are current no FDA-approved treatments available on the market.

The advanced, competing drug target is the P2X3 receptor, which is in development by GSK/Bellus Health and Merck. Unfortunately, this target is associated with taste side-effects which challenge the development and efficacy of these drug products. A handful of other programs have been identified and are listed in the table below. In this context, it is important to note that RCC affects a large and heterogenous patient population, and we expect multiple drug targets/products will be needed to help all RCC patients. Furthermore, we expect once daily dosing will be needed with EX937 which contrasts the twice or thrice daily dosing required for the competing P2X3 products.

Human Capital Resources

As of March 31, 2025, we had one regular full-time employee, our CEO, and three part-time/contract workers, who were engaged in research and development activities. In addition, we currently work with numerous highly experienced consultants and contractors that provide management and oversight in manufacturing, analytical, clinical supply chain, regulatory, pharmacovigilance and safety, clinical operations, data management, statistics, non-clinical toxicology, nonclinical and clinical pharmacology, and medical affairs. Thus, we currently operate as a semi-virtual pharmaceutical company with expertise in numerous aspects of preclinical and clinical development. All of our consultants and contractors have extensive experience in the development of drugs.

None of our employees are represented by a labor union, and we believe we maintain good relations with our employees.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Intellectual Property

Exxel’s commercial success depends on our ability to obtain and maintain patent and proprietary protection for the EX937 and ARN compounds. It is our policy to seek patent and/or proprietary protection for compounds, methods and other by filing U.S. and foreign patent applications covering new proprietary technology, inventions and improvements. We also rely on trade secrets, know-how and continuing technological innovation to further develop and maintain our proprietary position.

We have in-licensed from the University of California, Irvine (UCI), on an exclusive basis, the rights to composition of matter patent coverage for EX937, which has been secured in the major pharmaceutical markets and our licensed patents have an expiration date of 2032, excluding any potential patent term extension. Our patent estate also includes a pending patent application, jointly owned with UCI, which would extend composition of matter coverage for EX937 to 2044, excluding any potential patent term extension. Working with UCI and our patent counsel, we plan to seek patent protection in the US, and select EU and Asian markets for this intellectual property.

Specifically, EX937 is covered by composition claims in the WO2012/015704 family of patents which also covers the uses of the compound for the treatment of neuropathic pain. These patents are licensed from UCI.

WO2012/015704	US9187413B2 Will expire in July 2031	CA2843265C CN103153946B EP2598477B1 (validated in CH, DE, FR, GB, IT, LI) JP5981429B2 Will expire in July 2031

Further, EX937 halogenated compounds (compositions) are covered by the WO2013/028570 family of patents which also includes claims for the treatment of pain and inflammation. The family is set to expire in August 2032 in selected European countries, Australia, China, Japan, Mexico and New Zeeland. The US patent expires in December 2032 due to 130 days of patent term adjustment. These patents are licensed from UCI.

WO2013/028570	US9745255B2 Will expire in December 2032 due to 130 days of PTA	AU2012299060B2 BR112014003886B1 CN104203906B CA2844812C EP2744778B1 (validated in BE, CH, DE, DK, ES, FR, GB, IE, IT, LX, MC, NL, NO, SE) JP6092870B2 KR102079404B1 MX354772B Will expire in August 2032

The terms of individual patents depend upon the legal term for patents in the countries in which they are granted. In most countries, including the United States, the patent term is generally 20 years from the earliest claimed filing date of a nonprovisional patent application in the applicable country. In the United States, a patent’s term may, in certain cases, be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the USPTO in examining and granting a patent, or may be shortened if a patent is terminally disclaimed over a commonly owned patent or a patent naming a common inventor and having an earlier expiration date. The Drug Price Competition and Patent Term Restoration Act of 1984, or the “Hatch-Waxman Act”, permits a patent term extension of up to five years beyond the expiration date of a U.S. patent as partial compensation for the length of time the drug is under regulatory review while the patent is in force. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent applicable to each regulatory review period may be extended and only those claims covering the approved drug, a method for using it or a method for manufacturing it may be extended. We cannot provide any assurance that any patent term extension with respect to any U.S. patent will be obtained and, if obtained, the duration of such extension.

Similar provisions are available in the European Union and certain other non-U.S. jurisdictions to extend the term of a patent that covers an approved drug. In the future, if EX937 receives approval from the FDA or non- U.S. regulatory authorities, we expect to apply for patent term extensions on issued patents covering EX937 when applicable. The expiration dates referred to above are without regard to potential patent term extension or other market exclusivity that may be available to us. However, we cannot provide any assurances that any such patent term extension of a non-U.S. patent will be obtained and, if obtained, the duration of such extension.

We also protect our proprietary technologies and processes, in part, by confidentiality and invention assignment agreements with our employees, consultants, scientific advisors and other contractors. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our employees, consultants, scientific advisors or other contractors use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Licensing agreements and terms for Exxel Intellectual Property

Exxel is party to two exclusive license agreements with The Regents of the University of California (UCI) covering intellectual property related to fatty acid amide hydrolase (FAAH) inhibitors, covering our EX937 and ARN programs. The terms of these agreements are summarized below.

EX937: Peripheral FAAH Inhibitors License Agreement

•        Effective Date: August 17, 2021

•        UC Agreement No.: 2022-04-0096

•        Scope: Exclusive, worldwide rights to a portfolio of FAAH inhibitor compounds with restricted peripheral activity.

The license excludes use in research reagent applications, which is typical carve out to allow for academic use, and is subject to certain U.S. Government rights under applicable federal funding statutes (35 U.S.C. §§ 200–212), including requirements for substantial manufacture in the United States. This provision stems from the foundational research and IP being created with support from the National Institutes of Health (NIH).

•        Financial Terms:

•        Upfront license fee and equity consideration (satisfied under a prior agreement).

•        Annual license maintenance fees that increase over time.

•        Royalties on net sales at rates in the low single digits.

•        Tiered sharing of sublicense income with the licensor, with rates ranging from low to mid-double digits, depending on the aggregate amounts received and the sublicense structure.

•        Development Diligence:

The Company is required to use commercially reasonable efforts to develop and commercialize products under the licensed intellectual property. The agreement includes defined diligence obligations linked to development, clinical, regulatory, and commercial progress. These milestones have been amended by mutual agreement to align with the Company’s evolving development timeline. Failure to meet these obligations may give the licensor the right to terminate the license.

•        Termination Rights:

•        The Regents may terminate for material breach, including failure to meet diligence obligations.

•        The Company may terminate with advance written notice.

ARN: Global FAAH Inhibitors License Agreement

•        Effective Date: August 17, 2021

•        UC Agreement No.: 2022-04-0094

•        Scope: Exclusive, worldwide rights to a portfolio of FAAH inhibitor compounds with central (non-peripheral) activity, including associated technology and data, excluding use in research reagent applications (academic or diagnostic use). The license is subject to certain U.S. Government rights under applicable federal funding statutes (35 U.S.C. §§ 200 – 212), including requirements for substantial manufacture in the United States. This provision stems from the foundational research and IP being created with support from the National Institutes of Health (NIH).

•        Financial Terms:

•        Upfront license fee and equity consideration (satisfied under a prior agreement).

•        Annual license maintenance fees that increase over time.

•        Royalties on net sales at rates in the low single digits.

•        Tiered sharing of sublicense income with the licensor, with rates ranging from low to mid-double digits, depending on the aggregate amounts received and the identity of the sublicensee.

•        Development Diligence:

The Company is required to use commercially reasonable efforts to develop and commercialize products under the licensed intellectual property. The agreement includes defined diligence obligations tied to development, clinical, regulatory, and commercial milestones. These obligations have been amended from time to time by mutual agreement to reflect changes in the Company’s development plans. Failure to meet these obligations may give the licensor the right to terminate the license.

•        Termination Rights:

•        The Regents may terminate for material breach, including failure to meet diligence obligations.

•        The Company may terminate with advance written notice.

These license agreements give Exxel a grant of exclusive, worldwide rights from the University of California to develop and commercialize two distinct families of FAAH inhibitor compounds—one acting within the central nervous system and the other limited to peripheral activity. These licenses reflect standard academic licensing terms, including modest royalties, sublicense income sharing, and milestone-based development commitments.

Financing — Convertible Debentures

November 2024 SPA

On November 19, 2024, Exxel entered into a Securities Purchase Agreement (“SPA”) with a single, non-related party Purchaser, which included a Senior Secured Convertible Debenture with an aggregate principal amount of $675,000, an original issue discount (“OID”) of 12.5% or $75,000 and warrants to purchase common shares at no additional consideration. The warrants will equal 75% of the original principal amount divided by the offering price of Exxel’s common shares in its first Liquidity Event (which for this purpose, shall mean a change of control or initial public offering, of which neither has yet occurred) and will be exercisable at $0.10 per share for thirty-six months following the closing date of such Event. The Convertible Debenture matures on August 19, 2025 with an option to extend for an additional three months and bears no interest. On the maturity date, Exxel will repay the Purchaser in cash for any unconverted and outstanding principal. Exxel may pre-pay the Debenture at 110% of the face amount. If the maturity date is extended, the OID increases to 18%.

The Debenture provides for mandatory conversion ninety days after a qualified financing or event at a price per share equal to the lower of (i) 75% of the price at which the Debenture would have converted at the closing of the qualified offering or event (which, for this purpose, is an initial public offering with proceeds of at least $5,000,000 and a national exchange listing, which has not yet occurred), or (ii) a 25% discount to the five-day VWAP of the common shares prior to the date ninety days after the qualified financing or event, subject to a conversion floor price of $10.00. Prior to a mandatory conversion or repayment, the purchaser may voluntarily convert the Debenture into common shares at a conversion price equal to $25,000,000 divided by the Fully Diluted Capitalization immediately prior to conversion. If the Debenture is in default under Section 7, the voluntary conversion price is reduced to 50% of the otherwise applicable price.

Amendment to November 2024 SPA

On August 12, 2025, the Company amended the November 2024 SPA. The amendment extended the maturity date from November 20, 2025 to May 20, 2026 and increased the repayment amount to 125% of the principal balance, or $843,750. The amendment also removed the mandatory conversion feature and provided for the issuance of replacement warrants to the purchaser equal to 175% of the face amount of the Debenture, exercisable at $0.10 per share for thirty-six months following a Qualified Financing or Event.

For a discussion of the Company’s accounting for the November 2024 Convertible Debenture and the August 2025 amendment, including the evaluation of embedded features, derecognition and modification accounting, warrant classification, and related measurement considerations, see Note 5 to the unaudited condensed consolidated financial statements for the nine months ended September 30, 2025 included elsewhere in this Registration Statement.

September 2025 Convertible SPA

On September 2, 2025, the Company entered into a Securities Purchase Agreement (“SPA”) with a group of ten investors, pursuant to which the Company issued a Senior Secured Convertible Debenture with an aggregate principal amount of $750,000. The Debenture included an original issue discount of 20% (or $125,000) and warrants to purchase common shares. The warrants are exercisable into one common share per warrant at $0.001 per share for a period of thirty-six months following the closing of a Qualified Financing or Event. The number of warrants issuable will equal 100% of the original funded amount divided by a valuation cap of $25 million.

The Debenture matures on June 2, 2026, with an option to extend the maturity date by an additional three months. It bears no interest and is repayable in cash for any unconverted and outstanding principal at maturity. The Company may prepay the Debenture at any time at 110% of the face amount. If the maturity date is extended, the original issue discount increases to 25%.

Under the terms of the Debenture, the investors may elect to convert any outstanding principal into common shares at any time prior to full repayment. If conversion occurs before or without a Qualified Financing or Event, the conversion price is subject to a floor of $1.50 per share. Following a Qualified Financing or Event, the conversion price will be the lower of (i) 75% of the price used at the closing of such event, subject to a $25 million valuation cap, or (ii) a 25% discount to the five-day volume-weighted average price immediately preceding the conversion date, in both cases subject to the same $1.50 floor. In addition, if certain post-event trading thresholds are met, the investors may convert under the same terms. The standard voluntary conversion price is calculated as $25 million divided by the Company’s fully diluted capitalization at the time of conversion, or 50% of that amount if the Debenture is in default.

For a discussion of the Company’s accounting for the September 2025 Convertible Debenture and related warrants, including the evaluation of embedded features, classification conclusions, and measurement considerations, see Note 5 to the unaudited condensed consolidated financial statements for the nine months ended September 30, 2025 included elsewhere in this Registration Statement.

MANAGEMENT

Executive Officers and Directors

The table below lists the name, age and position of each of our executive officers and directors as of January 26, 2026, and includes persons who we intend to appoint as directors upon completion of this offering:

Name	Age	Position
Executive Officers:
Soren Mogelsvang	53	President and CEO, Director
Daniele Piomelli	66	Chief Scientific Officer
Robert Dickey IV	69	Chief Financial Officer
Non-Employee Directors:
Anuj Madhok	50	Director (To be appointed)
Guy Yachin	57	Director
Deborah Geraghty	55	Director (To be appointed)
Nitin Kaushal	59	Director (To be appointed)

Background of Directors and Executive Officers

Soren Mogelsvang, PhD — President and Chief Executive Officer, Director (Age 53)

Dr. Mogelsvang has served as our President, Chief Executive Officer, and a member of our Board of Directors since June 2017. Since April 2021, he has also served as a director of MycoBiotix, a biotechnology startup focused on developing and commercializing therapies for neuropsychiatric and autoimmune disorders. From 2014 to 2016, Dr. Mogelsvang was President and Chief Executive Officer of Peak Pharmaceuticals, a veterinary health company. He co-founded Serpin Pharma, a clinical-stage biotechnology company, where he served as Vice President of Research and Development from 2011 to 2014. Concurrently, from 2010 to 2014, he was Head of Research and Development at Caerus Discovery, a biotechnology company specializing in immunology. Dr. Mogelsvang holds a Ph.D. in Biochemistry from the University of Cambridge and an M.S. in Plant Molecular Biology from the University of Copenhagen. He was appointed to our Board of Directors in recognition of his extensive experience as a biotechnology executive and entrepreneur.

Daniele Piomelli, Ph.D., M.D. (h.c.) — Chief Scientific Officer (Age: 66)

Dr. Daniele Piomelli has served as our Chief Scientific Officer since May 2018. Since August 1998, he has been a faculty member at the University of California, Irvine, School of Medicine, where he currently holds the Louise Turner Arnold Chair in Neurosciences and serves as Distinguished Professor of Anatomy and Neurobiology, Pharmacology, and Biological Chemistry. Since January 2023, Dr. Piomelli has also served as Chief Executive Officer of Nectaris, Inc., a company focused on developing non-pharmaceutical treatments for metabolic syndrome and chronic pain. He earned his Ph.D. in Neuroscience from Columbia University College of Physicians and Surgeons and completed postdoctoral research at The Rockefeller University. He subsequently held research positions at INSERM in Paris and The Neurosciences Institute in La Jolla.

Robert Dickey IV — Chief Financial Officer (Age: 69)

Mr. Dickey has served as our Chief Financial Officer since April 2025. Since March 2020, he has also served as Managing Director of Foresite Advisers, where he provides CFO advisory services, financial analysis, capital raising support, and transactional execution for public offerings and mergers and acquisitions in the life sciences sector. Mr. Dickey currently serves on the boards of directors of AngioGenex, SFA Therapeutics, and GSNO Therapeutics. He holds an M.B.A. from The Wharton School and an A.B. from Princeton University.

Guy Yachin — Director (Age: 57)

Mr. Yachin has served as a member of our Board of Directors since May 2018. Since April 2010, he has been the owner of Oasis Management, a consulting firm providing strategic advisory services to biomedical companies. Since November 2019, he has also served as Chief Executive Officer and Executive Chairman of Xerient, a drug development company focused on enhancing radiation therapy. Previously, Mr. Yachin served as Chief Executive

Officer of Serpin Pharma, an immunotherapy company based in Virginia, from July 2013 to October 2019, and as Chief Executive Officer of Nasvax, a company specializing in immunotherapeutics and vaccine development, from September 2011 to May 2013.

Mr. Yachin holds a B.Sc. in Industrial Engineering and Management and an M.B.A. from the Technion — Israel Institute of Technology. He was appointed to our Board of Directors in recognition of his extensive experience as a biotechnology executive with expertise in drug development, immunotherapy, and cell therapy.

Nitin Kaushal — Director (To be Appointed) (Age: 59)

Mr. Kaushal has been nominated to serve as a member of our Board of Directors, subject to his formal appointment. He was nominated based on his extensive experience in financial investing, healthcare services, medical devices, and capital markets. Since March 2020, Mr. Kaushal has served as President of Anik Capital Corp., a family holding company. He currently serves on the boards of several public and private companies, including Viemed Healthcare, Inc. (since November 2017), High Tide Inc. (since October 2018), Everyday People Financial Corp. (since September 2022), and Synergy CHC Inc. (since October 2024). From April 2012 to March 2020, he was Managing Director in the Corporate Finance practice at PwC Canada.

Anuj Madhok, Ph.D. — Director (To Be Appointed) (Age: 50)

Dr. Madhok has been nominated to serve as a member of our Board of Directors, subject to his formal appointment. He was nominated based on his extensive experience as a biotechnology executive and strategic advisor in the pharmaceutical and biotechnology industries. Since September 2021, Dr. Madhok has served as a director and founder of Novalio Pharma, a biotechnology strategic advisory firm. He has also served since that time as Chief Business Officer of Cytoki Pharma, a biotechnology company focused on metabolic diseases. From February 2020 to August 2021, he was Chief Executive Officer of Zarodex Therapeutics, an immunology-focused biotechnology company. Dr. Madhok holds a Ph.D. in Chemical Engineering from the University of Cambridge, United Kingdom, and a B.Sc. in Chemistry from the University of Copenhagen, Denmark.

Deborah Geraghty, Ph.D. — Director (To be Appointed) (Age: 55)

Dr. Geraghty has been nominated to serve as a member of our Board of Directors, subject to her formal appointment. She was nominated based on her extensive experience in fundraising, corporate strategy, portfolio management, commercialization, and finance within the biotechnology and pharmaceutical industries. Since May 2025, she has served as President and Chief Executive Officer of Radiant Biotherapeutics, a Canadian biotechnology company developing therapies for cancer and autoimmune diseases using its proprietary modular multivalent, multispecific biologic platform, the Multabody™. From February 2021 to March 2025, Dr. Geraghty was President and Chief Executive Officer of Anokion SA, a Swiss biotechnology company focused on restoring immune tolerance to treat autoimmune diseases. Prior to that, she served as Anokion’s Chief Operating Officer and Chief Business Officer from April 2018 to February 2021.

Dr. Geraghty also served on the Board of Directors of ReAlta Life Sciences, Inc. from January 2020 to January 2024, where she chaired the audit committee, and on the board of the Medical University of South Carolina Foundation for Research Development from April 2019 to December 2023. She holds a B.S. in Biology from Union College, an M.B.A. from the Carroll School of Management at Boston College, and a Ph.D. in Molecular Biology from the University of Vermont.

Family Relationships

There are no familial relationships among our directors and executive officers.

Board Composition

Our business and affairs are organized under the direction of the Board. The Board currently consists of 2 members, but we have identified 3 additional persons who we intend to appoint as directors upon completion of this offering. Each of them has agreed to accept an appointment to our Board and each of them would qualify as an independent director. The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling, and direction to our management. The Board will meet on a regular basis and additionally as required.

Director Independence

We are seeking the listing of our common stock on the NYSE American and will utilize the NYSE American listing rules in determining whether a director is independent. The NYSE American rules generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In addition, we are subject to the rules of the SEC and the NYSE American relating to the membership, qualifications, and operations of the audit committee, the compensation committee, and the nominating and corporate governance committee, as discussed below.

Board Meetings and Committees

During the fiscal year ended December 31, 2024 and the nine months ended September 30, 2025, the Board met nine and six times, respectively. All of our directors attended 75% or more of the aggregate number of meetings of the Board and committees on which they served. The directors are strongly encouraged to attend future meetings of stockholders.

Following completion of this offering, the Board will establish a standing audit committee, compensation committee, and nominating and corporate governance committee. The Board will adopt a charter for each of these committees, which complies with the applicable NYSE American rules. Copies of the charters for each committee will be publicly available upon the closing of the offering on our website at www.exxelpharma.com.

Audit Committee

The audit committee will be formed upon completion of this offering and will consist of three members, Nitin Kaushal (chairperson), Anuj Madhok and Guy Yachin. The Board has determined that each member of the audit committee is an independent director as defined by NYSE American rules applicable to members of an audit committee, including that each member meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act. In addition, as required by the NYSE American rules, each member of the audit committee is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and statement of cash flows.

The audit committee will meet on at least a quarterly basis. Both our independent registered public accounting firm and management will periodically meet privately with the audit committee. The audit committee will assist the Board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, and the independence and performance of our internal and external auditors. The audit committee’s duties, which are specified in our audit committee charter, include, but are not limited to:

•        selecting and retaining an independent registered public accounting firm to act as our independent auditors, and evaluating the qualifications, performance and independence of the independent auditor;

•        selecting, retaining, overseeing and terminating, if necessary, any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us;

•        approving the fees to be paid to the independent auditor for audit services and approving the retention of independent auditors for non-audit services and all fees for such services;

•        reviewing periodic reports from the independent auditor regarding, among other things the auditor’s independence, including discussion of such reports with the auditor;

•        meeting with the independent auditor prior to the audit to review the scope, planning, and staffing of the audit;

•        discussing with management and the independent auditor, as appropriate, our critical accounting policies and practices;

•        reviewing and discussing with management and the independent auditor the annual audit report, the annual financial statements and related notes and management’s discussion and analysis of financial condition and results of operations proposed to be included in our annual report, and recommending to the Board whether the audited financial statements and related notes and management’s discussion and analysis of financial condition and results of operations should be included in our annual report;

•        producing the report of the audit committee, as required by the rules of the SEC;

•        reviewing and discussing with management and the independent auditor our quarterly financial statements prior to the filing of each quarterly report and management’s discussion and analysis of financial condition and results of operations proposed to be included in such quarterly report;

•        reviewing and discussing with management and the independent auditor our major financial risk exposures and the steps management has taken to monitor and control such exposures, including the our risk assessment and risk management policies;

•        reviewing with management and our independent auditors the adequacy and effectiveness of our financial reporting process, internal control over financial reporting and disclosure controls and procedures; and

•        reviewing and approving all related-party transactions.

Financial Experts on Audit Committee

The Board determined that Nitin Kaushal qualifies as an audit committee financial expert within the meaning of the rules and regulations of the SEC. In making this determination, the Board considered Nitin Kaushal’s formal education and previous experience in financial roles. In addition, as required by the NYSE American rules, we have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Board determined that Nitin Kaushal qualifies as financially sophisticated under the NYSE American rules.

Compensation Committee

The Compensation Committee will be formed upon completion of this offering, and will consist of two members, Deborah Geraghty and Guy Yachin. Mr. Yachin will serve as chairperson. The Board has determined that each member of the compensation committee is an independent director as defined by the NYSE American rules applicable to members of a compensation committee. The Board also determined that each member of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. The compensation committee meets from time to time to consider matters for which approval by the committee is desirable or is required by law.

The compensation committee’s duties, which are specified in our compensation committee charter, include, but are not limited to:

•        reviewing and making recommendations to the Board regarding the corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, annually evaluate such officers’ performance in light of those goals and objectives and, based on this evaluation, make recommendations to the Board regarding such officers’ compensation level;

•        reviewing and making recommendations to the Board with respect to the adoption of, and amendments to, incentive compensation and equity-based plans, and where appropriate or required, recommend for approval by our stockholders, which includes the ability to adopt, amend and terminate such plans;

•        administering our incentive and equity-based compensation plans, including designation of the employees to whom the awards are to be granted, the amount of the award or equity to be granted and the terms and conditions applicable to each award or grant, subject to the provisions of each plan;

•        if required under Regulation S-K, reviewing our compensation discussion and analysis, discussing it with our management, and determining whether to recommend it for inclusion in our annual report or proxy statement and producing the report of the compensation committee;

•        reviewing and making recommendations to the Board regarding any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the CEO and other executive officers, which includes the ability to adopt, amend and terminate such agreements, arrangements or plans;

•        reviewing our incentive compensation arrangements to determine whether they encourage excessive risk-taking, reviewing and discussing at least annually the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risk; and

•        reviewing all director compensation and benefits for service on the Board and committees thereof and recommending any changes to the Board, as necessary.

The compensation committee will consider the recommendations of the Chief Executive Officer when determining compensation for the other executive officers. Executive officers do not determine any element or component of their own pay package or total compensation amount. The Chief Executive Officer is not present for any discussions regarding his own compensation. The compensation committee retains sole authority to engage compensation consultants, including determining the nature and scope of services and approving the amount of compensation for those services, and legal counsel or other advisors. The compensation committee assesses the independence of any consultants pursuant to the rules and regulations of the SEC and NYSE American rules. We will provide for appropriate funding, as determined by the compensation committee, for payment of any such investigations or studies and the compensation to any consulting firm, legal counsel or other advisors retained by the compensation committee.

Nominating and Corporate Governance Committee

The Company has elected not to establish as separate nominating and corporate governance committee, and instead intends to rely on a majority of its independent directors to discharge the responsibilities that would otherwise be assigned to such a committee.

The independent directors will meet from time to time to consider matters for which approval is desirable or is required by law. The duties of our independent directors in conjunction with matters relating to nominations and corporate governance include, but are not limited to:

•        determining the qualifications, qualities, skills and other expertise required to be a director, and developing and recommending to the Board for its approval, criteria to be considered in selecting nominees for director;

•        identifying, evaluating and making recommendations to the Board regarding nominees for election to the Board and its committees;

•        developing and recommending to the Board a set of corporate governance guidelines, and reviewing these guidelines annually;

•        developing, subject to approval by the Board, a process for an annual evaluation of the performance of the Board and its committees, and overseeing such evaluation; and

•        developing and recommending to the Board for approval a Company code of conduct, and monitoring, investigating and enforcing the provisions of such code against any alleged violations.

Guidelines for Selecting Director Nominees

The independent directors will consider persons identified by stockholders, management, investment bankers and others, and will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Board. Certain skills or attributes, such as financial or accounting experience, may be required to meet specific board needs that arise from time to time. The overall experience and makeup of the members of the board will be considered in order to obtain a broad and diverse mix of board members.

The Board’s objective is that its membership be comprised of a diverse group of experienced and dedicated individuals. Although there are no specific guidelines on diversity, it is one of many criteria to be considered when evaluating candidates. We have not established a written policy or any formal procedural requirements for stockholders to submit recommendations for director nominations. However, our independent directors will consider properly submitted recommendations for candidates to the Board from stockholders in accordance with our amended and restated bylaws. Stockholders should communicate nominee suggestions directly to one of our independent directors and accompany the recommendation with biographical details and a statement of support for the nominee. The suggested nominee must also provide a statement of consent to being considered for nomination. There have been no material changes to the procedures by which stockholders may recommend nominees to the Board.

Board Oversight of Risk

The Board’s primary function is one of oversight. The Board as a whole works with our management team to promote and cultivate a corporate environment that incorporates enterprise-wide risk management into strategy and operations. Management periodically reports to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. Each committee of the Board is responsible for the evaluation of elements of risk management based on the committee’s expertise and applicable regulatory requirements. In evaluating risk, the Board and its committees consider whether our programs adequately identify material risks in a timely manner and implement appropriately responsive risk management strategies throughout the organization. The audit committee focuses on assessing and mitigating financial risk, including risk related to internal controls, and receives at least quarterly reports from management on identified risk areas. In setting compensation, the compensation committee strives to create incentives that encourage behavior consistent with our business strategy, without encouraging undue risk-taking. The nominating and corporate governance committee considers areas of potential risk within corporate governance and compliance. Each of the committees reports to the Board as a whole as to their findings with respect to the risks they are charged with assessing.

Code of Ethics

We adopted a code of ethics that applies to all of our directors, officers and employees. A copy of the code of ethics will publicly available upon the closing of this offering on our website at www.exxelpharma.com. We also intend to disclose future amendments to, or waivers of, its code of ethics, as and to the extent required by SEC regulations, on our website.

Stockholder and Interested Party Communications

Stockholders and interested parties may communicate with the Board, any committee or committee chairperson or the independent directors as a group by writing to the Board, committee, committee chairperson or independent directors in care of the Chairman of the Board at 12635 E. Montview Blvd., Suite 134, Aurora, CO 80045. Each communication will be forwarded, depending on the subject matter, to the Board, the appropriate committee or committee chairperson or all independent directors.

Limitation on Liability and Indemnification of Directors and Officers

The Colorado Business Corporations Act authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our amended articles of incorporation and our Amended and Restated Bylaws both limit the liability of our directors to the fullest extent permitted by laws of the State of Colorado.

We have director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act. Our amended articles of incorporation and Amended and Restated Bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Colorado law. Our Amended and Restated Bylaws also further provide that we will indemnify any other person whom it has the power to indemnify under Delaware law. In addition, we have entered into customary indemnification agreements with each of our officers and directors.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceedings that may result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation

The following sets forth the compensation paid by us to our Named Executive Officers (“NEOs”) during the fiscal years ended 2024 and 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Soren Mogelsvang, PhD	2024	152,000	—	—	—	—	152,000
President and Chief Executive Officer(1)	2023	150,000	—	—	—	—	150,000

Daniele Piomelli, PhD, MD	2024	25,000	—	—	—	—	25,000
Chief Scientific Officer(2)	2023	30,000	—	—	—	—	30,000

Richard Paul, MD	2024	5,000	—	—	—	—	5,000
Chief Medical Officer(3)	2023	12,000	—	—	—	—	12,000

Robert Dickey IV	2024	—	—	—	—	—	—
Chief Financial Officer(4)	2023	—	—	—	—	—	—

____________

(1)      Mr. Mogelsvang has an annual base salary of $225,000; a portion of this salary has been partially deferred to accommodate the Company’s cash flow. Upon completion of this offering, the deferred portion will be paid in full.

(2)      Dr. Piomelli has monthly compensation of $2,500.

(3)      Dr. Paul has monthly compensation of $2,500 but was on leave from the Company for a portion of 2023 and 2024; he was not compensated during that time. Dr. Paul resigned from his position as Chief Medical Officer as of December 1, 2025.

(4)      Mr. Dickey was appointed in March 2025 and as such, did not receive compensation from the Company during 2023 or 2024.

Outstanding Equity Awards at Year-End

The following table provides information on outstanding equity awards (option awards) as of December 31, 2024 to our NEOs.

Name	Number of securities underlying unexercised options exercisable(1)	Number of securities underlying unexercised options unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options	Option exercise price	Option expiration date
Soren Mogelsvang, PhD	50,000	—	—	$1.25	06/05/29
Soren Mogelsvang, PhD	25,000	—	—	$1.25	12/31/32
Daniele Piomelli, PhD, MD	50,000	—	—	$1.25	06/05/29
Richard Paul, MD	5,000	—	—	$1.25	10/17/29
Richard Paul, MD	5,000	—	—	$2.50	09/15/32
Robert Dickey IV	—	—	—	—	—

____________

(1)      Options vested and became exercisable immediately upon date of grant.

Currently, all outstanding options held by our executive officers and directors have been granted individually, rather than under any existing equity compensation plan. After the completion of this Offering, we plan to establish an equity compensation plan to benefit its executive officers, directors, and key employees.

Employment Agreement — Soren Mogelsvang

We entered into an employment services agreement with Soren Mogelsvang, our Chief Executive Officer, effective January 1, 2020. The agreement had an initial term of three years, ending December 31, 2022, with the possibility of renewal on an annual basis for successive one-year terms upon mutual agreement. Under the terms of the agreement, Dr. Mogelsvang receives an annual base salary of $225,000, which may be deferred in the event of cash flow constraints. He is also eligible for an annual bonus of up to 100% of his base salary, contingent upon achieving specified milestones, and may receive stock options and equity grants as determined by the Board of Directors.

The agreement includes various termination provisions. If Dr. Mogelsvang voluntarily resigns, he must provide 45 days’ prior written notice. If we terminate his employment without cause, he is entitled to severance equal to 12 months of base salary and a pro-rata annual bonus if milestones are met; termination for cause does not entitle him to severance. We have agreed to indemnify Dr. Mogelsvang against losses, claims, damages, liabilities, and expenses related to the agreement and maintains an active Directors’ and Officers’ insurance policy covering him. The agreement also includes confidentiality and non-competition provisions.

Consulting Agreement — Daniele Piomelli

We entered into a consulting agreement with Daniele Piomelli, an independent contractor, effective June 1, 2018. Under this agreement, he provides advisory services to our board of directors and senior management, serves as our Chief Scientific Officer (CSO), and offers expertise on industry standards and trends. Under the terms of the agreement, Dr. Piomelli provides advice and consulting services as reasonably requested and performs duties to our satisfaction. The agreement remains in effect until terminated, with termination permitted for “Just Cause” or other reasons, subject to specific conditions for notice and compensation. As compensation for his services, Dr. Piomelli receives a monthly fee of US$2,000, payable on the first business day of each month.

Dr. Piomelli is required to maintain strict confidentiality regarding our proprietary information both during and after the term of the agreement. He must disclose any involvement with competing businesses and avoid conflicts of interest. As an independent contractor, he is not considered an employee and is responsible for his own taxes, indemnifying us against any related tax liabilities. If the agreement is terminated for Just Cause, no further payments or benefits will be provided beyond amounts due up to the termination date. If termination occurs for other reasons, the Consultant will receive notice or payment in lieu of notice equal to three months’ fee plus one additional month for each year of service.

Consulting Agreement — Richard Paul

We entered into a consulting agreement with Richard Paul, MD, effective December 1, 2024. Under this agreement, Dr. Paul provided consulting services to us in exchange for a monthly cash fee of US$2,500, payable on the first business day of each month. The agreement had an initial term of two years, ending on December 1, 2026, and would automatically renew on a yearly basis thereafter unless terminated. The agreement was governed by the laws of the Province of British Columbia, Canada.

Under the terms of the agreement, Dr. Paul was engaged as an independent contractor and was not considered an employee. Dr. Paul resigned from his position as Chief Medical Officer as of December 1, 2025, and his Consulting Agreement was terminated as of that date. Notwithstanding the termination of his Consulting Agreement, Dr. Paul is required to maintain strict confidentiality regarding all proprietary and trade secret information disclosed to him.

Consulting Agreement — Robert Dickey

We entered into a consulting agreement with Foresite Advisors, LLC (“Foresite”) effective April 11, 2025. Under this agreement, Foresite, through Robert Dickey IV, provides Chief Financial Officer services to us at an hourly rate of $300. The agreement has an initial term of one year, ending on April 11, 2026, with the possibility of extension by mutual written agreement. The agreement also provides for the issuance of 20,000 options with an exercise price of $1.25, vested equally over ten quarters.

Under the terms of the agreement, invoices for consulting services must be paid within 15 days of receipt. Consultant rates may increase annually by up to 4%, effective January 1 of each year. If terminated with cause, we must provide 30 days’ prior written notice. If terminated without cause, either party must provide 60 days’ prior written notice. Confidential information disclosed under this agreement remains our exclusive property, and Foresite must not disclose such information without prior written consent. These confidentiality provisions remain in effect for five years following the termination of the agreement.

Director Compensation

The following table provides information for the compensation of our employee and non-employee directors for the fiscal year ended December 31, 2024:

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Total ($)
Soren Mogelsvang, PhD(1)	—	—	—
Guy Yachin	30,000	—	30,000

____________

(1)      Mr. Mogelsvang, the Company’s President and CEO, is compensated for his executive role but does not receive additional remuneration for his position on the Board of Directors.

Before the completion of this Offering, the Company’s Board of Directors comprised two members, including the Company’s President and CEO. Following the Offering, the Company plans to expand its Board by appointing three additional members and intends to implement a new compensation plan specifically for the independent directors.

Clawback Provisions

We intend to adopt a compensation recovery policy that is compliant with NYSE American rules, as required by the Dodd-Frank Act, to be effective upon the closing of this offering.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of the date hereof, and at all times since January 1, 2024, there have been no transactions in which the registrant was a participant, in which (i) the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and (ii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any affiliate or member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under the section of this prospectus titled “Executive and Director Compensation.”

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of January 26, 2026 by:

•        each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Common Stock (other than NEOs and directors);

•        each of our NEOs;

•        each of our directors; and

•        all of our executive officers and directors as a group.

The number of shares of Common Stock beneficially owned by each stockholder is determined in accordance with the rules issued by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them, subject to any community property laws.

Percentage ownership of our Common Stock before this Offering is based on 4,599,327 shares of Common Stock outstanding as of January 26, 2026. Percentage ownership of our Common Stock after this Offering is based on 7,988,562 shares of Common Stock outstanding after this Offering, which includes 3,000,000 common shares issued in connection with this Offering. Percentage ownership of our Common Stock after this Offering also assumes the conversion of debt and accrued liabilities totaling $1,593,750 into 389,235 shares of Common Stock. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Common Stock subject to options, restricted units, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of January 26, 2026 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

To calculate a stockholder’s percentage of beneficial ownership of Common Stock, we must include in the numerator and denominator those shares of Common Stock, as well as those shares of Common Stock underlying options, warrants and convertible securities, that such stockholder is considered to beneficially own. Shares of Common Stock, Common Stock underlying options, warrants and convertible securities held by other stockholders, however, are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership of each of the stockholders may be different.

	Beneficial Ownership Before the Offering Common Stock		Beneficial Ownership After the Offering Common Stock
Name of Beneficial Owner	Shares	%	Shares	%
5% Stockholders:
–	—	—	—	—

Named Executive Officers and Directors:
Soren Mogelsvang, PhD – President & CEO, Director(1)	1,150,000	24.60%	1,150,000	16.28%
Daniele Piomelli, PhD, MD – CSO(2)	400,000	8.60%	400,000	5.68%
Richard Paul, MD – CMO(3)	10,000	*	10,000	*
Robert Dickey IV – CFO	—	—	—	—
Guy Yachin – Director(4)	225,000	4.66%	225,000	3.12%
Nitin Kaushal – Director(5)	20,000	*	20,000	*
All directors and executive officers as a group (6 persons)	1,805,000	36.25%	1,805,000	24.50%

____________

(1)      Includes 1,075,000 common shares and 75,000 shares subject to options exercisable within 60 days of January 26, 2026.

(2)      Includes 350,000 common shares and 50,000 shares subject to options exercisable within 60 days of January 26, 2026.

(3)      Includes 10,000 shares subject to options exercisable within 60 days of January 26, 2026.

(4)      Includes 225,000 shares subject to options exercisable within 60 days of January 26, 2026.

(5)      Includes 20,000 shares subject to options exercisable within 60 days of January 26, 2026.

*        Indicates the applicable percentage is less than one percent.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes some of the terms of our amended and restated certificate of incorporation and of the British Columbia Business Corporations Act. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation which has been filed as exhibits to the registration statement of which this prospectus is part.

Our authorized capital stock consists of 250,000,000 shares of common stock without par value and 10,000,000 shares of preferred stock without par value.

Outstanding Shares

As of January 26, 2026, there were 4,599,327 shares of our common stock and no shares of our preferred stock issued and outstanding, The number of shares of common stock outstanding does not include the shares issuable under our warrants, options, equity awards and plans, and other contractual rights to acquire common stock, as described below.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. At any meeting of the shareholders at which a quorum is present, approval of any resolution presented to the shareholders for a approval will require the affirmative vote of a majority of the votes cast on the matter. A quorum will be present for such purposes if not less than one-third of the votes entitled to be cast on a matter are represented in person, by the use of telecommunications or by proxy. Our Amended and Restated Bylaws also provide that our directors may be removed by the shareholders, with or without cause, at a meeting called expressly for that purpose, if the number of votes cast in favor of removal exceeds the number cast against removal by a vote of the holders of shares currently entitled to vote at an election of directors.

Dividends

The holders of our common stock are entitled to receive dividends, if and when declared by our board of directors out of funds legally available therefor.

Liquidation

In the event of a liquidation, dissolution or winding up, our stockholders will be entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

Rights, Preferences and Privileges

Holders of our common stock have no conversion, pre-emptive or other subscription rights, and there are no sinking fund or redemption provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are fully paid and nonassessable.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and a liquid trading market for our common stock may not develop or be sustained after this offering. Future sales of our common stock, including shares issued upon the exercise of outstanding options, in the public market after the completion of this offering, or the perception that those sales may occur, could adversely affect the prevailing market price for our common stock from time to time or impair our ability to raise equity capital in the future. As described below, only a limited number of shares of our common stock will be available for sale in the public market for a period of several months after the completion of this offering due to contractual and legal restrictions on resale described below. Future sales of our common stock in the public market either before or after restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock at such time and our ability to raise equity capital at a time and price we deem appropriate.

Sale of Restricted Shares

Based on the number of shares of our common stock outstanding as of January 26, 2026, upon the closing of this offering and assuming (i) conversion of $1,593,750 of principal and interest for an outstanding convertible debenture into an aggregate of 389,235 shares of common stock upon the closing of this offering based upon an assumed initial public offering price of $5.00 per share, which is the midpoint of the price range listed on the cover page of this prospectus, and (ii) no exercise of the underwriters’ over-allotment option to purchase additional shares of common stock; and (iii) no exercise of outstanding options, we will have outstanding an aggregate of approximately 7,988,562 shares of common stock. Of these shares, all shares of common stock to be sold in this offering will be freely tradable in the public market without restriction or further registration under the Securities Act, unless the shares are held by any of our “affiliates” as such term is defined in Rule 144 or subject to lock-up agreements. All remaining shares of common stock held by existing stockholders immediately prior to the consummation of this offering will be “restricted securities,” as such term is defined in Rule 144. These restricted securities were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701, which rules are summarized below.

As a result of the lock-up agreements referred to below and the provisions of Rule 144 and Rule 701 under the Securities Act, based on the number of shares of our common stock outstanding (calculated as of March 31, 2025 on the basis of the assumptions described above and assuming no exercise of the underwriters’ option to purchase additional shares, if any, and no exercise of outstanding options), the shares of our common stock (excluding the shares sold in this offering) that will be available for sale in the public market are as follows:

Approximate Number of Shares	First Date Available For Sale Into Public Market
_________ shares

181 days after the date of this prospectus, upon expiration of the lock-up agreements referred to below, subject in some cases to applicable volume, manner of sale and other limitations under Rule 144 and Rule 701.

Rule 144

In general, persons who have beneficially owned restricted shares of our common stock for at least six months, and any affiliate of the company who owns shares of our common stock, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144. Under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, and we are current in our Exchange Act reporting at the time of sale, a person (or persons whose shares are required to be aggregated) who is not deemed to have been one of our “affiliates” for purposes of Rule 144 at any time during the 90 days preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, including the holding period of any prior owner other than one of our “affiliates,” is entitled to sell those shares in the public market (subject to the lock-up agreement referred to below, if applicable) without complying with the manner of sale, volume limitations or notice provisions of Rule 144, but subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least 12 months, including the holding period of any prior owner other than “affiliates,” then such person is entitled to sell such shares in the public market without complying with any of the requirements of Rule 144 (subject to the lock-up agreement referred to above, if applicable).

In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, our “affiliates,” as defined in Rule 144, who have beneficially owned the shares proposed to be sold for at least six months, are entitled to sell in the public market, upon expiration of any applicable lock-up agreements and within any three-month period, a number of those shares of our common stock that does not exceed the greater of:

•        1% of the number of shares of common stock then outstanding, which will equal approximately 79,886 shares of common stock immediately upon the closing of this offering (calculated as of January 26, 2026 on the basis of the assumptions described above and assuming no exercise of the underwriters’ over-allotment option, if any, and no exercise of outstanding options); or

•        the average weekly trading volume of our common stock on the [    ] during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale

Such sales under Rule 144 by our “affiliates” or persons selling shares on behalf of our “affiliates” are also subject to certain manner of sale provisions, notice requirements and to the availability of current public information about us. Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted securities have entered into lock-up agreements as referenced above and their restricted securities will become eligible for sale (subject to the above limitations under Rule 144) upon the expiration of the restrictions set forth in those agreements.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not address the potential application of the Medicare contribution tax on net investment income, and does not address any estate or gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the Code), and applicable Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (IRS), all as in effect as of the date hereof. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion is limited to non-U.S. holders who purchase our common stock pursuant to this offering and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including:

•        certain former citizens or long-term residents of the United States;

•        partnerships or other pass-through entities (and investors therein);

•        “controlled foreign corporations;”

•        “passive foreign investment companies;”

•        corporations that accumulate earnings to avoid U.S. federal income tax;

•        banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities;

•        tax-exempt organizations and governmental organizations;

•        tax-qualified retirement plans;

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds

•        persons subject to the alternative minimum tax;

•        persons that own, or have owned, actually or constructively, more than 5% of our common stock at any time;

•        accrual-method taxpayers subject to special tax accounting rules under Section 451(b) of the Code; and

•        persons holding our common stock as part of a hedging or conversion transaction, straddle, synthetic security, constructive sale, or other risk reduction strategy or integrated investment.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding our common stock and the partners in such partnerships are urged to consult their tax advisors about the particular U.S. federal income tax consequences to them of holding and disposing of our common stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Common Stock

We have never declared or paid any cash dividends on our capital stock and we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. However, if we do make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in our common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under the section titled “Gain on Disposition of Our Common Stock” below.

Subject to the discussions below regarding effectively connected income, backup withholding and Sections 1471 through 1474 of the Code (commonly referred to as FATCA), dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our paying agent with a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) and satisfy applicable certification and other requirements. This certification must be provided to us or our paying agent before the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. Prospective investors should consult their tax advisors concerning whether they may benefit from an applicable income tax treaty.

Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on our common stock are effectively connected with such holder’s U.S. trade or business (and are attributable to such holder’s permanent establishment in the United States if required by an applicable tax treaty), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent.

However, any such effectively connected dividends paid on our common stock generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Gain on Disposition of Our Common Stock

Subject to the discussions below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of our common stock, unless:

•        the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•        the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•        our common stock constitutes a “United States real property interest” by reason of our status as a United States real property holding corporation (USRPHC) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock, and our common stock is not “regularly traded” on an established securities market (as defined by applicable Treasury Regulations).

Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We do not currently own any U.S. real property interests and do not anticipate acquiring any such interests in the future. As a result, we are not currently a USRPHC for U.S. federal income tax purposes and do not anticipate becoming a USRPHC in the future, although there can be no assurance we will not in the future become a USRPHC. If we are or become a USRPHC and the “regularly traded” exception noted above does not apply to the disposition, a non-U.S. holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. Prospective investors are encouraged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our common stock, but may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of distributions on our common stock paid to such holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

Backup withholding, currently at a 24% rate, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our common stock provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person.

Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.

Withholding on Foreign Entities

FATCA imposes a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities certain information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally imposes a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. FATCA currently applies to dividends paid on our common stock. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes.

Prospective investors are encouraged to consult with their own tax advisors regarding the potential implications of FATCA on their investment in our common stock.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

Lock-Up Agreements

In connection with this offering, our directors, our executive officers and holders of more than 3% of our of our other outstanding shares of common stock, have agreed, subject to certain limited exceptions, with the underwriters not to directly or indirectly offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or hedge any shares of our common stock or any options to purchase shares of our common stock, or any securities convertible into or exchangeable for shares of common stock during the period from the date of the lock-up agreement continuing through and including the date 180 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters, and certain other limited exceptions. These agreements are described in the section of this prospectus titled “Underwriting.”

UNDERWRITING

We have entered into an underwriting agreement dated            , 2026, with Joseph Gunnar & Co., LLC as sole book-running manager (sometimes referred to as the “Representative”). Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally and not jointly agreed to purchase from us, at the public offering price per share of common stock, less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
Joseph Gunnar & Co., LLC
Total

The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the over-allotment option described below, if any, are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased, or the offering may be terminated. The underwriters are not obligated to purchase the securities covered by the underwriters’ over-allotment option described below. The underwriters are offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted to the Representative an option, exercisable one or more times in whole or in part, not later than 45 days after the date of the closing of the offering, to purchase from us up to an additional            shares of our common stock at the public a price of $            per share (which equals 15% of the shares of common stock initially sold in this offering, based on the midpoint of the price range set forth on the cover of this prospectus), less the underwriting discounts and commissions set forth on the cover of this prospectus to cover over-allotments, if any. To the extent that the Representative exercises this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares of common stock on the same terms as those on which the other shares of common stock are being offered hereunder. If this option is exercised in full, the total offering price to the public will be $            and the total net proceeds, before expenses and after the credit to the underwriting commissions described below, to us will be $            (based on an assumed initial offering price of $            per share, which is the midpoint of the price range set forth on the cover of this prospectus).

Discounts and Commissions; Expenses

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the Representative of the over-allotment option.

	Per Share		Total
	Without Over- Allotment	With Over- Allotment	Without Over- Allotment	With Over- Allotment
Public offering price	$	$
Underwriting discounts and commissions paid by us	$	$

We have also paid an advance of $25,000 to the Representative, which will be applied against the accountable expenses that will be paid by us to the Representative in connection with this offering, or the Advance. The Advance will be returned to us to the extent not actually incurred by the Representative in accordance with Financial Industry Regulation Authority (“FINRA”) Rule 5110(g)(4)(A).

The underwriters propose to offer the shares of common stock offered by us to the public at the public offering price per share of common stock set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares of common stock to other securities dealers at such price less a concession of $            per share of common stock. After the initial public offering, the public offering price and concession to dealers may be changed.

We have also agreed to reimburse the Representative for reasonable and accountable out-of-pocket expenses not to exceed $201,950 in the aggregate (up to $125,000 for legal fees, costs and expenses and up to $76,950 of the underwriters’ non-legal expenses). We estimate that total expenses payable by us in connection with this offering, other than the underwriting discount, will be approximately $[____].

Discretionary Accounts

The underwriters do not intend to confirm sales of the shares of common stock offered hereby to any accounts over which they have discretionary authority.

Indemnification

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Lock-Up Agreements

We and our officers and directors, and the holders of 3.0% or more of the outstanding shares of our common stock as of the effective date of the registration statement of which this prospectus is a part, have agreed, subject to limited exceptions, for a period of one hundred eighty (180) days with respect to us, and for a period of one (1) year with respect to our officers, directors, and holders of 3.0% or more of the outstanding shares of our common stock, after the closing of this offering, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of our common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the Representative. The Representative may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Pricing of this Offering; Market Information

Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined through negotiations between us and the Representative. In addition to prevailing market conditions, the factors considered in determining the initial public offering price included the following:

•        the information included in this prospectus and otherwise available to the Representative;

•        the valuation multiples of publicly traded companies that the Representative believes to be comparable to us;

•        our financial information;

•        our prospects and the history and the prospects of the industry in which we compete;

•        an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

•        the present state of our development; and

•        the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for our common stock may not develop. It is also possible that after the offering our common stock will not trade in the public market at or above the public offering price.

Representative’s Warrants

We have agreed to issue to the Representative (or its permitted designees) warrants to purchase up to a total of [    ] shares of common stock, or 5% of the shares of common stock issued in this offering, including the over-allotment, if any). The warrants will be exercisable at any time, and from time to time, in whole or in part, during the five year period from the commencement of sales of the common stock in this offering, which is also the effective date of the registration statement of which this prospectus is a part, which period is in compliance with applicable FINRA rules. The warrants are exercisable at a per share price equal to $ [    ]            per share, or 100% of the initial public offering price per share of common stock issued in this offering (based on the assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus). The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1)(A) of FINRA. The Representative (or permitted assignees under Rule 5110(e)(2)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period commencing 180 days from the commencement of sales of the common stock in this offering. In addition, the warrants provide for cashless exercise after the first 15 months and registration rights upon request, in certain cases. The Representative’s warrants will have one demand and unlimited piggyback registration rights at our expense for a            period of three years from the commencement of sales of the offering in compliance with applicable FINRA rules (provided such registration rights will not apply to any universal shelf registration statement). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger, or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Right of First Refusal

The Representative shall have a right of first refusal to act as sole investment banker, sole book-runner, sole placement agent, or sole advisor, whichever applicable and at Joseph Gunnar’s sole discretion, for each and every public and private equity, debt offering and/or business combination, for eighteen (18) months from the closing of the closing of the November 2024 Bridge Offering, or this offering, whichever is later by the Company, or any successor to or any subsidiary of the Company, on compensation terms customary to the Representative. Joseph Gunnar shall have the sole right to determine whether or not any other broker dealer shall have the right to participate in any such Offering.

NYSE American Listing

We intend to apply for listing of our common stock on the NYSE American under the symbol “EXXL”. No assurance can be given that our listing application will be approved by the NYSE American.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is Odyssey Transfer and Trust Company. The address of our transfer agent is 2155 Woodlane Drive, Suite 100, Woodbury, Minnesota 55125.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•        Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum.

•        Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing securities in the open market.

•        Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. A naked short position occurs if the underwriters sell more securities than could be covered by the over-allotment option. This position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

•        Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when securities originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of the securities. As a result, the price of our shares of common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, the underwriters and selling group members may also engage in passive market making transactions in our common stock. Passive market making consists of displaying bids limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the shares of common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other websites maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters, and should not be relied upon by investors.

Other

From time to time, the underwriters and/or their affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services it has received and, may in the future receive, customary fees. Except for the services provided in connection with this offering and other than as described below, the underwriters have not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Frascona, Joiner, Goodman & Greenstein, P.C, Boulder, Colorado. The underwriter is represented by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Exxel Pharma Inc., as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, included in this Prospectus and Registration Statement on Form S-1 have been audited by dbbmckennon, an independent registered public accounting firm, as stated in their report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern), which is included herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You may read our SEC filings, including this registration statement, over the Internet at the SEC’s website at www.sec.gov. Upon the closing of this offering, we will be subject to the information reporting requirements of the Exchange Act and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review on the web site of the SEC referred to above. We also maintain a website at www.exxelpharma.com, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus or the registration statement of which it forms a part, and the inclusion of our website address in this prospectus is an inactive textual reference only.

EXXEL PHARMA INC.
Consolidated Financial Statements for the Years Ended December 31, 2024 and 2023

EXXEL PHARMA INC.
Condensed Consolidated Financial Statements for the Nine Months Ended September 30, 2025 and 2024
(Unaudited)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Exxel Pharma Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Exxel Pharma Inc. (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has sustained losses, has a working capital deficiency, and requires additional capital to operate, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ dbbmckennon

Newport Beach, California
May 7, 2025
We have served as the Company’s auditor since 2025

EXXEL PHARMA INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash	$444,196	$239,129
Tax receivable	50,669	56,348
Prepaid expenses and other current assets	11,414	4,525
Total current assets	506,279	300,002
Total assets	$506,279	$300,002

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$224,819	$286,651
Accrued expenses and other current liabilities	891,764	869,839
Derivative liability	22,000	—
Convertible debenture, net	514,175	—
Total current liabilities	1,652,758	1,156,490
Total liabilities	$1,652,758	$1,156,490

Commitments and Contingencies (Note 7)	—	—

Stockholders’ Deficit:
Common stock, no par value; 250,000,000 shares authorized; 4,599,327 and 4,493,327 shares issued and outstanding at December 31, 2024 and 2023, respectively	—	—
Additional paid-in capital	2,909,585	2,783,538
Accumulated other comprehensive loss	(45,463)	(38,596)
Accumulated deficit	(4,010,601)	(3,601,430)
Total stockholders’ deficit	(1,146,479)	(856,488)

Total liabilities and stockholders’ deficit	$506,279	$300,002

The accompanying notes are an integral part of these consolidated financial statements.

EXXEL PHARMA INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2024	2023
Revenue	$225,000	$100,000

Operating expenses:
Research and development	89,178	98,504
General and administrative	511,564	422,115
Total operating expenses	600,742	520,619
Loss from operations	(375,742)	(420,619)

Other expense:
Interest expense	(31,079)	—
Loss on foreign currency transactions	(2,350)	(9,479)
Total other expense, net	(33,429)	(9,479)
Net loss before income taxes	(409,171)	(430,098)
Provision for income taxes	—	—
Net loss	$(409,171)	$(430,098)

Weighted average number of common shares outstanding, basic and diluted	4,516,808	4,493,327
Basic and diluted net loss per common share	$(0.09)	$(0.10)

Comprehensive loss:
Net loss	(409,171)	(430,098)
Foreign currency translation adjustment	(6,867)	(3,739)
Comprehensive loss	$(416,038)	$(433,837)

The accompanying notes are an integral part of these consolidated financial statements.

EXXEL PHARMA INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance at December 31, 2022	4,493,327	$—	$2,779,219	$(34,857)	$(3,171,332)	$(426,970)
Foreign exchange translation	—	—	—	(3,739)	—	(3,739)
Stock-based compensation	—	—	4,319	—	—	4,319
Net loss	—	—	—	—	(430,098)	(430,098)
Balance at December 31, 2023	4,493,327	$—	$2,783,538	$(38,596)	$(3,601,430)	$(856,488)
	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance at December 31, 2023	4,493,327	$—	$2,783,538	$(38,596)	$(3,601,430)	$(856,488)
Issuance of common shares upon exercise of warrants	76,000	—	69,797	—	—	69,797
Foreign exchange translation	—	—	—	(6,867)	—	(6,867)
Stock-based compensation	30,000	—	56,250	—	—	56,250
Net loss	—	—	—	—	(409,171)	(409,171)
Balance at December 31, 2024	4,599,327	$—	2,909,585	(45,463)	(4,010,601)	$(1,146,479)

The accompanying notes are an integral part of these consolidated financial statements.

EXXEL PHARMA INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(409,171)	$(430,098)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	56,250	4,319
Foreign currency transaction loss	2,350	9,479
Amortization of debt discount	31,175	—
Changes in operating assets and liabilities:
Tax receivable	5,679	(55,771)
Prepaid expenses and other current assets	(6,889)	(4,525)
Accounts payable	(61,832)	68,497
Accrued expenses and other current liabilities	21,925	8,341
Net cash used in operating activities	(360,513)	(399,758)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of shares	69,797	—
Proceeds from the issuance of convertible debenture	505,000	—
Net cash provided by financing activities	574,797	—
Effect of foreign currency exchange rate on cash	(9,217)	(13,218)

NET CHANGE IN CASH	205,067	(412,976)
Cash – Beginning of year	239,129	652,105
Cash – End of year	$444,196	$239,129

Supplemental disclosures of cash transactions:
Cash paid during the year for interest	$—	$—
Cash paid during the year for income taxes	$—	$—

Non-cash financing activities:
Derivative liability in connection with convertible debenture	$22,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

EXXEL PHARMA INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 1 — NATURE OF THE ORGANIZATION AND BUSINESS

Corporate History

Exxel Pharma Inc. (“Exxel Pharma U.S.”) is a biopharmaceutical company that was incorporated in the state of Colorado on June 30, 2018, as Aspire BioScience, Inc., and changed its name to Exxel Pharma Inc. on March 25, 2025. Exxel Pharma U.S. was originally formed as a wholly-owned subsidiary of Exxel Pharma Inc., an entity incorporated in British Columbia, Canada on June 20, 2017 (“Exxel Pharma Canada”). Exxel Pharma U.S. also operates Exxel Pharma Australia Pty Ltd., a wholly-owned Australian subsidiary under Exxel Pharma Canada, that was incorporated on January 12, 2023 (“Exxel Pharma Australia”).

Effective as of March 18, 2025, Exxel Pharma U.S., Exxel Pharma Canada, and each of the shareholders of Exxel Pharma Canada entered into a Securities Exchange Agreement (the “Exchange Agreement”) whereby the shareholders of Exxel Pharma Canada, constituting 100% of the registered and beneficial owners of the capital stock of Exxel Pharma Canada, agreed to transfer to Exxel Pharma U.S., 100% of the right, title and interest in and to all of the shareholders’ shares, options and warrants in Exxel Pharma Canada (collectively, the “Securities”) in exchange for equivalent Securities of Exxel Pharma U.S.

The share exchange transaction between Exxel Pharma U.S., Exxel Pharma Canada and the shareholders of Exxel Pharma Canada was completed on April 1, 2025, based upon a 1-for-10 exchange ratio. Accordingly, in the exchange transaction, all of the persons who had been shareholders of Exxel Pharma Canada exchanged their Securities in that company on a 1-for-10 basis for equivalent Securities of Exxel Pharma U.S. The effect of completion of the share exchange transaction was to invert the relationship between Exxel Pharma U.S. and Exxel Pharma Canada, such that Exxel Pharma U.S., which had previously been the wholly-owned subsidiary of Exxel Pharma Canada, became the parent company, and Exxel Pharma Canada became the wholly-owned subsidiary of Exxel Pharma U.S.

Exxel Pharma U.S., Exxel Pharma Canada and Exxel Pharma Australia are hereinafter collectively referred to as the “Company,” “Exxel Pharma Inc.,” “We,” “Our,” or “Us.” The Company’s principal executive offices are located at 12635 E. Montview Blvd, Suite 134, Aurora, Colorado 80045.

Business Overview

The Company’s focus is on developing innovative therapeutics for neuronal hypersensitivity disorders, and its lead program, EX937, is a novel, orally administered, proprietary small molecule designed to specifically and peripherally inhibit the fatty acid amide hydrolase (FAAH) enzyme. In addition to EX937, the Company is advancing its ARN compounds, a second lead program targeting social anxiety disorder and autism spectrum disorder.

NOTE 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying audited consolidated financial statements of the Company have been prepared in accordance with the generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). These consolidated financial statements are presented in U.S. Dollars. The Company’s fiscal year end date is December 31.

Subsequent to year-end, certain significant organizational and financial restructuring events occurred, including the execution of a Securities Exchange Agreement on March 18, 2025, and the implementation of a 1-for-10 exchange ratio for securities effective April 1, 2025 (Note 1). Such an exchange reduced the number of outstanding shares from 45,993,268 to 4,599,327; as a result, all share and per-share amounts in the accompanying financial statements and footnotes have been retroactively adjusted to reflect the reverse stock split for all periods presented. The reverse stock split did not impact total stockholders’ deficit, but the earnings per share (“EPS”) calculations have been revised to reflect the new share count in accordance with Accounting Standards Codification (“ASC”) 260 — EPS.

EXXEL PHARMA INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

Management has retroactively included disclosures of these subsequent events in the notes to the financial statements to provide users with a comprehensive understanding of material changes to the Company’s structure and equity subsequent to December 31, 2024. These disclosures are intended to reflect the impact and significance of these events as they relate to the Company’s operations and financial reporting.

Principles of Consolidation

The consolidated financial statements include the consolidated accounts of Exxel Pharma U.S., Exxel Pharma Canada and Exxel Pharma Australia. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The consolidated financial statements have been prepared in accordance with U.S. GAAP and necessarily include amounts based on estimates and assumptions by management. Actual results could differ from those amounts. Significant estimates include amounts for the valuation of debt and equity-based transactions and stock-based compensation expense.

Foreign Currency Translation

The Company’s reporting currency is the United States (“U.S.”) dollar. The functional currency of certain entities is the Canadian Dollar (“CAD”) or the Australian Dollar (“AUD”). Assets and liabilities are translated based on the exchange rates at the balance sheet date, while expense accounts are translated at the weighted average exchange rate for the period. Equity accounts are translated at historical exchange rates. The resulting translation adjustments are recognized in stockholders’ deficit as a component of accumulated other comprehensive income.

Comprehensive loss is defined as the change in equity of an entity from all sources other than investments by owners or distributions to owners and includes foreign currency translation adjustments as described above. During the years ended December 31, 2024 and 2023, the Company recorded other comprehensive loss of $6,867 and $3,739, respectively, as a result of foreign currency translation adjustments.

Foreign currency gains and losses resulting from transactions denominated in foreign currencies, including intercompany transactions, are included in the results of operations. The Company recorded $2,350 and $9,479 of foreign currency transaction losses for the years ended December 31, 2024 and 2023, respectively. Such amounts have been classified within other income (expense), net in the accompanying consolidated statements of operations and comprehensive loss.

Cash and Cash Equivalents

Cash and cash equivalents include time deposits and other investments that are highly liquid with original maturities of three months or less when purchased. As of December 31, 2024 and 2023, the Company does not hold any cash equivalents.

The Company may maintain bank balances in excess of $250,000, which is currently the maximum amount insured by the Federal Deposit Insurance Corporation (“FDIC”) for interest bearing accounts. The Company has not experienced any losses with respect to cash. Management believes the Company is not exposed to any significant credit risk with respect to its cash.

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a

EXXEL PHARMA INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP.

Fair Value Measurement

The Company measures the fair value of financial assets and liabilities based on the guidance of ASC 820 “Fair Value Measurements” (“ASC 820”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

•        Level 1 — Quoted prices in active markets for identical assets or liabilities;

•        Level 2 — Quoted prices for similar assets and liabilities in active markets or inputs that are observable; and

•        Level 3 — Inputs that are unobservable (for example, cash flow modeling inputs based on assumptions).

As of December 31, 2024, the Company holds a Level 3 financial instrument, specifically a derivative liability associated with an embedded redemption feature. Additional details regarding this instrument can be found in Note 5.

Revenue Recognition

Revenue is accounted for in accordance with ASC 606 — Revenue from Contracts with Customers (“ASC 606”). Revenue is recognized as control of goods and/or services are transferred to customers in an amount that reflects the consideration an entity expects to receive in exchange for the goods and/or services; see Note 8 for additional information.

Offering Costs

The Company capitalizes offering costs incurred in connection with the issuance of equity securities. These costs primarily include legal, accounting, and underwriting fees. Offering costs are recorded as a reduction of the proceeds from the issuance of equity securities and are presented as a deduction from additional paid-in capital in the consolidated balance sheets. If the offering is not completed, the costs are expensed as incurred.

General and Administrative Expenses

General and administrative expenses consist of compensation, legal and professional fees, administrative expenses and stock-based compensation of employees, as well as travel expenses and general office expenses.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740 — Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that is included in the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

EXXEL PHARMA INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2024 and 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Stock-Based Compensation

Per the guidance in ASC 718, Compensation — Stock Compensation (“ASC 718”), the Company measures stock-based compensation expense related to awards to employees at the grant date based on the fair value of the award. The fair value of the award that is ultimately expected to vest is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period. Forfeitures of awards are recognized as a component of compensation cost as they occur.

The Company uses the Black-Scholes option model as the method for determining the estimated fair value of stock-based awards. Refer to Note 9 for more information on assumptions used in estimated stock-based compensation expense.

Net Loss per Share

Basic net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the year. Diluted net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding, plus the number of additional common shares that would have been outstanding if the common share equivalents had been issued (computed using the treasury stock or if converted method), if dilutive.

Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2024 and 2023, diluted net loss per share is the same as basic net loss per share for each year. Dilutive instruments include stock options, convertible debt and warrants (see Note 9); as of December 31, 2024, the number of shares to which the convertible debt may convert to is indeterminable.

Recent Issued Accounting Pronouncements

The Company considers the applicability and impact of all ASUs. Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company, or EGC, and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In June 2022, FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions, which amends ASC 820 (fair value measurement) to clarify that contractual sale restrictions are not considered in measuring the fair value of equity securities, therefore changing practice for certain entities. The ASU also indicates that a contractual sale restriction is not a separate unit of account and requires new disclosures for all entities with equity securities subject to a contractual sale restriction. The key impacts of the amendments to ASC 820 are i) to clarify that contractual sale restrictions are not considered in measuring an equity security at fair value, ii) to indicate that an entity cannot recognize a contractual sale restriction as a separate unit of account (i.e. as a contra-asset or separate liability), iii) to require new disclosures for all entities with equity securities subject to a contractual sale restriction and iv) to provide different transition requirements for investment companies compared to all other entities. This standard is effective for fiscal years beginning after December 15, 2024. The Company does not expect this standard to have a material impact on the Company’s consolidated financial statements.

EXXEL PHARMA INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative, which incorporates into the Codification several disclosures and presentation requirements currently residing in SEC Regulations S-X and S-K. As a result, the ASU is not expected to significantly affect entities currently subject to these SEC requirements. However, certain disclosures currently presented outside the financial statements as a result of Regulation S-K may need to be relocated into the financial statements. Conversely, the ASU adds requirements for private and not-for-profit entities, including new disclosures about i) the accounting policy for presentation of derivative instruments and their related gains and losses in the statement of cash flows, ii) assets mortgaged, pledged or subject to lien and the obligations collateralized, iii) amounts and terms of unused lines of credit and unfunded commitments, iv) material prior-period adjustments and the effect on retained earnings when there has been a change in reporting entity in interim period financial statements and v) repurchase and reverse repurchase agreements. Disclosure of the weighted-average interest rates on short-term borrowings and repurchase liabilities is required only for public business entities. The amendments in ASU 2023-06 will become effective on the date the related disclosures are removed from Regulation S-X or Regulation S-K by the SEC, and will no longer be effective if the SEC has not removed the applicable disclosure requirement by June 30, 2027. Early adoption is prohibited. We are currently evaluating the impact of ASU 2023-06 on its consolidated financial statements and disclosures. The Company does not expect this standard to have a material impact on the Company’s consolidated financial statements.

On November 27, 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments were designed to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. In addition, the amendments enhance interim disclosure requirements, clarify circumstances in which an entity can disclose multiple segment measures of profit or loss, provide new segment disclosure requirements for entities with a single reportable segment, and contain other disclosure requirements. The purpose of the amendments is to enable investors to better understand an entity’s overall performance and assess potential future cash flows. The ASU applies to all public entities that are required to report segment information in accordance with ASC 280 and is effective for fiscal years beginning after December 15, 2023; for all other entities, the ASU is effective for fiscal years beginning after December 15, 2024. The Company has elected to early adopt ASU 2023-07 for its financial statements dated December 31, 2024 and 2023, with no material effect.

On December 14, 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The ASU focuses on income tax disclosures around effective tax rates and cash income taxes paid. ASU 2023-09 largely follows the proposed ASU issued earlier in 2023 with several important modifications and clarifications discussed below. ASU 2023-09 is effective for public business entities for annual periods beginning after December 15, 2024 (generally, calendar year 2025) and effective for all other business entities one year later. Entities should adopt this guidance on a prospective basis, though retrospective application is permitted. The Company does not expect this standard to have a material impact on the Company’s consolidated financial statements.

NOTE 3 — GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

As of December 31, 2024, the Company had $444,196 in its operating bank account and a working capital deficiency of $1,146,479. To date, the Company has been funding operations from capital raises; the Company’s ability to continue as a going concern is dependent on its ability to comply with the covenants in its existing convertible debenture agreement and the ability to successfully complete a qualified financing, event or initial public offering (“IPO”). Despite the Company’s positive outlook for future capital raises and the Company’s current operations and expectations for growth, it believes that cash generated from operating activities will not be adequate to meet current and future expected operating needs, anticipated capital investment and debt service obligations for the next twelve months.

The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern over the next twelve months from the date of issuance of these consolidated financial statements, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 2024, the Company has an accumulated deficit of $4,010,601 and has experienced losses from continuing operations. Based on the Company’s cash balance as of December 31, 2024 and projected cash needs for

EXXEL PHARMA INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

the twelve months following the issuance of these consolidated financial statements, management estimates that it will need to rely upon successful capital raises through equity and debt financings to cover operating and capital requirements. Although management has been successful to date in raising necessary funding and obtaining financing through investors, there can be no assurance that any required future financing can be successfully completed on a timely basis, on terms acceptable to the Company, or at all. Based on these circumstances, management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the issuance of these consolidated financial statements.

Accordingly, the accompanying consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplates continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4 — ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The Company’s accrued expenses and other current liabilities included the following as of December 31:

	2024	2023
Deferred bonuses	$500,000	$500,000
Deferred compensation	331,667	331,667
Other accruals	60,097	38,172
Total accrued expenses and other current liabilities	$891,764	$869,839

NOTE 5 — CONVERTIBLE DEBENTURE

The Company’s loans payable, current included the following as of December 31:

	2024	2023
Convertible debenture, net	$514,175	$—
Total	$514,175	$—

On November 19, 2024, the Company entered into a Securities Purchase Agreement (“SPA”) with one Purchaser; the SPA includes a Senior Secured Convertible Debenture with a purchaser for an aggregate principal amount of $675,000, an original issue discount (“OID”) of 12.5% or $75,000 and warrants to purchase common shares for no additional consideration. Such warrants will equal 75% of the original principal amount divided by the offering price of the Company’s common shares in its first Qualified Financing or Event after the initial issuance date and will be exercisable into one common share at a price of $0.10 per share for a period of thirty-six months after the closing date of such Event. The Convertible Debenture matures on August 19, 2025 (with an option to extend the maturity for an additional three-month period) and bears no interest. On the maturity date, the Company will pay the purchaser all the unconverted and outstanding principal in cash; it also has the option to pre-pay the Debenture at any time at an amount equal to 110% of the face amount. If the Company decides to extend the maturity date, the OID on the Debenture will increase to 18%.

The full balance of the Debenture will automatically convert into shares ninety days after a qualified financing or event at a price/share which is the lower of (i) 75% of the price at which the Debentures would have been converted at closing of the qualified financing or event and (ii) a 25% discount to the five-day VWAP of the common shares prior to the date that is ninety days after the qualified financing or event, which shall be subject to a conversion floor price of $10.00. The number of conversion shares that the Company issues will equal the quotient (rounded up to the nearest whole share) obtained by dividing (x) the unconverted and outstanding principal balance on a date that is no more than five calendar days prior to the closing of the qualified financing or event, by (y) the applicable conversion price.

At any time prior to a mandatory conversion (as described above) or the full satisfaction of the outstanding principal balance, the Purchaser may convert the full balance into common shares, the number of which will equal the quotient (rounded up to the nearest whole share) obtained by dividing (x) the unconverted and outstanding principal balance on the date of conversion by (y) the applicable conversion price. For a voluntary conversion (as just described),

EXXEL PHARMA INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

the conversion price will be equal to the quotient resulting from dividing (x) $25,000,000 by (y) the Fully Diluted Capitalization immediately prior to such conversion; if the Debenture is in default pursuant to Section 7, then 50% of such Voluntary Conversion Price.

The Company identified an embedded redemption feature within its convertible debenture that qualifies as a derivative under ASC 815, Derivatives and Hedging. The derivative liability was initially recognized at fair value upon issuance on November 19, 2024, and is remeasured at each reporting date, with changes in fair value recorded in the statement of operations. The fair value is determined using the Differential Valuation Approach, comparing the debenture’s value with and without the redemption feature. A probability of 10% was applied to the successful consummation of a Qualified Financing or Event at issuance and as of December 31, 2024. The derivative liability’s fair value was $22,000 both at issuance and at the end of the reporting period, with no changes in fair value recorded as of December 31, 2024.

The Company classified the convertible debenture as a current liability with a principal amount of $675,000. The debenture included an OID of $75,000, a debt discount of $95,000 related to issuance costs, and an additional debt discount of $22,000 attributed to the derivative liability. As of December 31, 2024, the net carrying amount was $514,175. For the year ended December 31, 2024, the Company recognized noncash interest expense of $26,526 and imputed interest expense of $4,649 (at an eight percent rate) related to the amortization of debt discounts, with remaining unamortized debt discounts totaling $165,474 as of December 31, 2024.

NOTE 6 — SEGMENTS

The Company currently operates as one business segment, which is also the sole reportable segment, focusing on developing innovative therapeutics for neuronal hypersensitivity disorders. The Company’s lead program, EX937, is a novel, orally administered small molecule designed to treat refractory chronic cough, a condition with no FDA-approved treatments. The Company’s business offerings have similar economic and other characteristics, including the nature of services, products, and types of customers.

The Chief Operating Decision Maker (“CODM”), who is the Company’s Chief Executive Officer and President, evaluates segment performance and makes resource allocation decisions based on operating expenses and total assets on a consolidated basis. Specifically, the CODM reviews research and development expenses, general and administrative costs, and cash flow trends to assess the financial health of the business and determine funding priorities. These measures guide decisions related to capital allocation, investment in clinical trials, and operational efficiency.

The consolidated financial statements reflect the financial results of the Company’s one reportable operating segment, and no discrete financial information is reviewed at a lower level for decision-making purposes.

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company is subject to potential liabilities under various claims and legal actions that are pending or may be asserted. These matters arise in the ordinary course and conduct of the business. The Company intends to continue to defend itself vigorously in such matters. The Company regularly assesses contingencies to determine the degree of probability and range of possible loss for potential accrual in its consolidated financial statements. An estimated loss contingency is accrued in its consolidated financial statements if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Based on the Company’s assessment, it currently does not have any amount accrued as it is not a defendant in any claims or legal actions.

Leases

The Company has elected to apply the short-term lease exemption for leases with a term of 12 months or less. As a result, the Company does not recognize right-of-use assets or lease liabilities for these leases. The total lease expense for short-term leases for the year ended December 31, 2024 and 2023 was $5,294 and $7,487, respectively. The Company does not have any significant short-term lease commitments that are not reflected in the lease expense.

EXXEL PHARMA INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

License Agreement — University of California

In August 2021, the Company entered into two license agreements with the University of California (“UC”), through which UC granted the Company rights to certain patent assets created to fatty acid amide hydrolase (“FAAH”) inhibitors; UC also granted the Company the right to grant sublicenses as long as certain terms and conditions apply, with the Company providing a share of the sublicensing income and/or royalties back to UC. The Company paid an original license issue fee to UC, as well as issuing 66,250 shares of common stock in 2018 at the inception of the original agreement; the Company is also required to pay annual maintenance fees of $5,000 and $15,000, which it must do until the first commercial sale. The agreements include milestone payments tied to specific development and commercialization targets. It also provides UC with the right, in the event of any financing before a “going public transaction”, to purchase up to 10% of any equity issued. Additionally, an anti-dilution provision requires the Company to issue additional shares to UC as needed to maintain a 2.5% ownership interest until a financing transaction of $5,000,000 or more is completed. UC retains the right to terminate the agreement should the Company fail to make the milestone payments or comply with the anti-dilution provision.

NOTE 8 — REVENUE

Revenue is accounted for in accordance with ASC 606. Revenue is recognized as control of goods and/or services are transferred to customers in an amount that reflects the consideration an entity expects to receive in exchange for the goods and/or services; see Note 2 for additional information.

Disaggregated Revenue Information

The following table disaggregates revenue by significant revenue stream for the years ended December 31:

	2024	2023
Licensing income	$225,000	$100,000
Total revenue	$225,000	$100,000

Licensing revenue is recognized on a monthly basis and consists of extension fees associated with licensed intellectual property, in accordance with the terms of the licensing arrangement. However, the agreement governing this revenue was terminated in 2024, and as a result, no further revenue under this arrangement is anticipated.

There were no significant contract liabilities or transaction price allocations to any remaining performance obligations as of December 31, 2024 or 2023.

Significant concentrations of credit risk

For the years ended December 31, 2024 and 2023, the Company had only one customer which accounts for 100% of the Company’s total revenue for these periods.

NOTE 9 — STOCKHOLDERS’ DEFICIT

Common Shares

On March 18, 2025, Exxel Pharma Canada entered into a Securities Exchange Agreement (the “Exchange Agreement”) whereby the shareholders of Exxel Pharma Canada, constituting 100% of the registered and beneficial owners of the capital stock of Exxel Pharma Canada, agreed to transfer to Exxel Pharma U.S. 100% of the right, title and interest in and to all of the shareholders’ shares, options and warrants in Exxel Pharma Canada (collectively, the “Securities”) into an equivalent number of the Securities in Exxel Pharma U.S. Subsequent to the effective date of the Exchange Agreement, on April 1, 2025, Exxel Pharma U.S. effected an exchange ratio of such equivalent securities in Exxel Pharma U.S. on a 1-for-10 basis, such that each of the Securities were reduced by a factor of 10; all warrants and options denominated in CAD will continue to be exercisable in CAD subsequent to the exchange. The disclosures below reflect the impact of this exchange.

The Company has two classes of shares: common and preferred, with maximum authorized limits of 250,000,000 and 10,000,000 shares, respectively. Neither class has a designated par value and as of December 31, 2023, there were zero preferred shares and 4,493,327 common shares issued and outstanding.

On September 19, 2024, investors exercised 76,000 warrants for the same number of common shares at an exercise price of CAD 1.25 for an aggregate amount of $69,797.

EXXEL PHARMA INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

On December 9, 2024, the Company entered into a consulting agreement for the provision of financial services for a period of one year, with compensation in the form of 30,000 common shares for a total value of $60,979. The fair value of such shares was recorded to general and administrative expenses within the statements of operations.

As of December 31, 2024, there were zero preferred shares and 4,599,327 common shares issued and outstanding.

Warrants

As of December 31, 2023, there were 431,627 warrants outstanding.

During the year ended December 31, 2024, 76,000 warrants for the same number of shares at an exercise price of CAD 1.25 for an aggregate amount of $69,797 and 295,627 warrants expired. As of December 31, 2024, there were 60,000 warrants outstanding.

A summary of the warrant activity during the years ended December 31, 2024 and 2023 is presented below:

	Number of Warrants	Weighted Average Exercise Price (CAD)	Weighted Average Remaining Life in Years	Intrinsic Value
Outstanding January 1, 2023	431,627	4.50	1.8	$—
Issued	—	—	—	—
Exercised	—	—	—
Outstanding, December 31, 2023	431,627	4.50	0.8	$—
Exercised	(76,000)	3.60	—
Expired	(295,627)	5.00	—
Outstanding, December 31, 2024	60,000	3.20	0.9	$—

Exercisable, December 31, 2024	60,000	3.20	0.9	$—

A summary of outstanding and exercisable warrants as of December 31, 2024 is presented below:

Warrants Outstanding		Warrants Exercisable
Exercise Price (CAD)	Number of Shares	Weighted Average Remaining Life in Years	Number of Shares
5.00	16,000	0.5	16,000
2.50	44,000	1.0	44,000
	60,000	0.9	60,000

Stock Options

On July 1, 2023, the Company issued five-year options to purchase 10,000 shares of the Company’s common stock to a consultant; the options have an exercise price of CAD 2.50 per share and vest quarterly over a twelve-month period. The options have a per share grant date fair value of CAD 1.14 and a total grant date fair value of CAD 11,428 (USD equivalent of $8,463), which will be recognized over the vesting term.

The Company estimates the fair value of stock options that contain service and/or performance conditions using the Black-Scholes option pricing model, which requires several assumptions. These assumptions include:

•        Expected volatility — The Company is a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price.

EXXEL PHARMA INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

•        Risk-free Interest Rate — Derived from U.S. Treasury securities with a maturity matching the expected life of the options.

•        Expected Dividend Yield — Assumes no dividends will be paid during the life of the options.

•        Expected Life — Estimated using the simplified method, which averages the vesting period and contractual term of the options.

The Company recognizes stock option forfeitures as they occur as there is insufficient historical date to accurately determine future forfeiture rates. The Company recognizes compensation expense for stock options on a straight-line basis over the requisite service period. For the year ended December 31, 2023 (no options issued in 2024), the following assumptions were used in the Black-Scholes model:

Risk free interest rate	3.81%
Expected term (years)	5.0
Expected volatility	46.93%
Expected dividends	0.00%

The total stock-based compensation expense recognized during the years ended December 31, 2024 and 2023 from the issuance of options was $3,982 and $4,319, respectively.

A summary of the option activity during the years ended December 31, 2024 and 2023 is presented below:

	Number of Options	Weighted Average Exercise Price (CAD)	Weighted Average Remaining Life in Years	Intrinsic Value
Outstanding, January 1, 2023	407,000	1.30	7.5	—
Issued	10,000	2.50	—	—
Outstanding, December 31, 2023	417,000	1.30	6.4	$—
Issued	—	—	—	—
Outstanding, December 31, 2024	417,000	1.30	5.4	$—
Exercisable, December 31, 2024	417,000	$1.30	5.4	$—

A summary of outstanding and exercisable options as of December 31, 2024 is presented below:

Options Outstanding		Options Exercisable
Exercise Price (CAD)	Number of Shares	Weighted Average Remaining Life in Years	Number of Shares
1.30	402,000	5.4	402,000
2.50	15,000	4.9	15,000
	417,000		417,000

NOTE 10 — INCOME TAXES

The Company is subject to taxation in the United States and various states and foreign jurisdictions where it has determined it has tax nexus. The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities for all periods since Inception. The Company currently is not under examination by any tax authority, but the tax years 2021 through 2024 remain subject to examination by the relevant taxing authorities.

The Company accounts for income taxes under ASC 740-10, which provides for an asset and liability approach of accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributed to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts calculated for income tax purposes.

EXXEL PHARMA INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

Additionally, as of December 31, 2024 and 2023, the Company recognized a refundable R&D tax incentive of $51,591 and $49,446, respectively; this incentive represents amounts receivable from tax authorities related to eligible research and development expenditures incurred during the fiscal year. The refundable R&D tax incentive is classified as a current asset on the consolidated balance sheets, is expected to be received within the next fiscal year and is applied in accordance with applicable tax regulations.

Significant components of the Company’s deferred tax assets are summarized below.

	As of December 31, 2024	As of December 31, 2023
Deferred tax assets:
Net operating loss carry forwards	$488,000	$408,000
Total deferred tax asset	488,000	408,000
Valuation allowance	(488,000)	(408,000)
Net deferred tax asset	$—	$—

As of December 31, 2024 and 2023, the Company had approximately $1,857,000 and $1,608,000, respectively, in net operating loss carry-forwards for federal and state income tax reporting (tax-effected) purposes. As a result of the Tax Cuts Job Act 2017 (the “Act”), certain future carryforwards do not expire. The Company has not performed a formal analysis but believes its ability to use such net operating losses and tax credit carryforwards in the future is subject to annual limitations due to change of control provisions under Sections 382 and 383 of the Internal Revenue Code, which will significantly impact its ability to realize these deferred tax assets.

The Company recorded a valuation allowance in the full amount of its net deferred tax assets since realization of such tax benefits has been determined by the Company’s management to be less likely than not. The valuation allowance increased by $80,000 and $101,000 during the years ended December 31, 2024 and 2023, respectively.

A reconciliation of the statutory federal income tax benefit to actual tax benefit is as follows:

	As of December 31, 2024	As of December 31, 2023
Federal statutory blended income tax rates	(21)%	(21)%
State statutory income tax rate, net of federal benefit	(3)%	(3)%
Foreign statutory blended income tax rates	(6)%	(6)%
Tax effect of foreign operations	9%	8%
Change in valuation allowance	21%	22%
Effective tax rate	—%	—%

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

NOTE 11 — SUBSEQUENT EVENTS

Re-domiciliation and share exchange

See Note 1 for disclosure on re-domiciliation and share exchange.

EXXEL PHARMA INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash	$365,201	$444,196
Tax receivable	1,991	50,669
Prepaid expenses and other current assets	12,500	11,414
Total current assets	379,692	506,279
Total assets	$379,692	$506,279

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$279,240	$224,819
Accrued expenses and other current liabilities	876,388	891,764
Derivative liability	—	22,000
Convertible debenture, net	1,411,956	514,175
Total current liabilities	2,567,584	1,652,758
Total liabilities	$2,567,584	$1,652,758

Commitments and Contingencies (Note 7)	—	—

Stockholders’ Deficit:
Common stock, no par value; 250,000,000 shares authorized; 4,599,327 and 4,599,327 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	—	—
Additional paid-in capital	2,911,373	2,909,585
Accumulated other comprehensive loss	(57,633)	(45,463)
Accumulated deficit	(5,041,632)	(4,010,601)
Total stockholders’ deficit	(2,187,892)	(1,146,479)

Total liabilities and stockholders’ deficit	$379,692	$506,279

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EXXEL PHARMA INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Nine Months Ended September 30,
	2025	2024
Revenue	$—	$225,000

Operating expenses:
Research and development	37,194	119,344
General and administrative	677,137	319,819
Total operating expenses	714,331	439,163

Loss from operations	(714,331)	(214,163)

Other (expenses) income:
Interest (expense) income	(186,413)	97
Change in fair value of derivative	(79,000)	—
Loss on debt extinguishment	(62,657)	—
Gain on foreign currency transaction	11,370	46,334
Total other (expenses) income, net	(316,700)	46,431

Net loss before income taxes	(1,031,031)	(167,732)
Provision for income taxes	—	—

Net loss	$(1,031,031)	$(167,732)

Weighted Average Number of Common Shares Outstanding, Basic and Diluted	4,599,327	4,493,327
Basic and Diluted Net Loss per Common Share	$(0.22)	$(0.04)

Comprehensive loss:
Net loss	(1,031,031)	(167,732)
Foreign currency translation adjustment	(12,170)	13,468
Comprehensive loss	$(1,043,201)	$(154,264)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EXXEL PHARMA INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024
(UNAUDITED)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance at December 31, 2023	4,493,327	$—	$2,783,538	$(38,596)	$(3,601,430)	$(856,488)
Foreign exchange translation	—	—	—	1,495	—	1,495
Stock-based compensation	—	—	2,857	—	—	2,857
Net loss	—	—	—	—	(131,781)	(131,781)
Balance at March 31, 2024	4,493,327	$—	$2,786,395	$(37,101)	$(3,733,211)	$(983,917)
Foreign exchange translation	—	—	—	17,051	—	17,051
Stock-based compensation	—	—	2,857	—	—	2,857
Net loss	—	—	—	—	(41,573)	(41,573)
Balance at June 30, 2024	4,493,327	$—	$2,789,252	$(20,050)	$(3,774,784)	$(1,005,582)
Foreign exchange translation	—	—	—	(5,078)	—	(5,078)
Net loss	—	—	—	—	5,622	5,622
Balance at September 30, 2024	4,493,327	$—	$2,789,252	$(25,128)	$(3,769,162)	$(1,005,038)
	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance at December 31, 2024	4,599,327	$—	$2,909,585	$(45,463)	$(4,010,601)	$(1,146,479)
Foreign exchange translation	—	—	—	(3,870)	—	(3,870)
Net loss	—	—	—	—	(408,809)	(408,809)
Balance at March 31, 2025	4,599,327	$—	$2,909,585	$(49,333)	$(4,419,410)	$(1,559,158)
Foreign exchange translation	—	—	—	(7,806)	—	(7,806)
Stock-based compensation	—	—	902	—	—	902
Net loss	—	—	—	—	(255,159)	(255,159)
Balance at June 30, 2025	4,599,327	$—	$2,910,487	$(57,139)	$(4,674,569)	$(1,821,221)
Foreign exchange translation	—	—	—	(494)	—	(494)
Stock-based compensation	—	—	886	—	—	886
Net loss	—	—	—	—	(367,063)	(367,063)
Balance at September 30, 2025	4,599,327	$—	$2,911,373	$(57,633)	$(5,041,632)	$(2,187,892)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EXXEL PHARMA INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended September 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,031,031)	$(167,732)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,788	5,714
Foreign currency transaction gain	(11,370)	(46,308)
Change in fair value of derivative liability	79,000	—
Amortization of debt discount	186,413	—
Loss on debt extinguishment	62,657	—
Changes in operating assets and liabilities:
Tax receivable	48,678	55,020
Prepaid expenses and other current assets	(1,086)	(10,741)
Accounts payable	54,351	(66,944)
Accrued expenses and other current liabilities	(15,026)	13,734
Net cash used in operating activities	(625,626)	(217,257)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of convertible debenture, net of offering costs	547,431	—
Net cash provided by financing activities	547,431	—

Effect of foreign currency exchange rate on cash	(800)	59,775

NET CHANGE IN CASH	(78,995)	(157,482)
Cash – Beginning of period	444,196	239,129
Cash – End of period	$365,201	$81,647

Supplemental disclosures of cash transactions:
Cash paid during the year for interest	$—	$—
Cash paid during the year for income taxes	$—	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EXXEL PHARMA INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024
(UNAUDITED)

NOTE 1 — NATURE OF THE ORGANIZATION AND BUSINESS

Corporate History

Exxel Pharma Inc. (“Exxel Pharma U.S.”) is a biopharmaceutical company that was incorporated in the state of Colorado on June 30, 2018, as Aspire BioScience, Inc., and changed its name to Exxel Pharma Inc. on March 25, 2025. Exxel Pharma U.S. was originally formed as a wholly-owned subsidiary of Exxel Pharma Inc., an entity incorporated in British Columbia, Canada on June 20, 2017 (“Exxel Pharma Canada”). Exxel Pharma U.S. also operates Exxel Pharma Australia Pty Ltd., a wholly-owned Australian subsidiary under Exxel Pharma Canada, that was incorporated on January 12, 2023 (“Exxel Pharma Australia”).

Effective as of March 18, 2025, Exxel Pharma U.S., Exxel Pharma Canada, and each of the shareholders of Exxel Pharma Canada entered into a Securities Exchange Agreement (the “Exchange Agreement”) whereby the shareholders of Exxel Pharma Canada, constituting 100% of the registered and beneficial owners of the capital stock of Exxel Pharma Canada, agreed to transfer to Exxel Pharma U.S., 100% of the right, title and interest in and to all of the shareholders’ shares, options and warrants in Exxel Pharma Canada (collectively, the “Securities”) in exchange for equivalent Securities of Exxel Pharma U.S.

The share exchange transaction between Exxel Pharma U.S., Exxel Pharma Canada and the shareholders of Exxel Pharma Canada was completed on April 1, 2025, based upon a 1-for-10 exchange ratio. Accordingly, in the exchange transaction, all of the persons who had been shareholders of Exxel Pharma Canada exchanged their Securities in that company on a 1-for-10 basis for equivalent Securities of Exxel Pharma U.S. The effect of completion of the share exchange transaction was to invert the relationship between Exxel Pharma U.S. and Exxel Pharma Canada, such that Exxel Pharma U.S., which had previously been the wholly-owned subsidiary of Exxel Pharma Canada, became the parent company, and Exxel Pharma Canada became the wholly-owned subsidiary of Exxel Pharma U.S.

Exxel Pharma U.S., Exxel Pharma Canada and Exxel Pharma Australia are hereinafter collectively referred to as the “Company,” “Exxel Pharma Inc.,” “We,” “Our,” or “Us.” The Company’s principal executive offices are located at 12635 E. Montview Blvd, Suite 134, Aurora, Colorado 80045.

Business Overview

The Company’s focus is on developing innovative therapeutics for neuronal hypersensitivity disorders, and its lead program, EX937, is an orally administered, proprietary small molecule designed to specifically and peripherally inhibit the fatty acid amide hydrolase (FAAH) enzyme. In addition to EX937, the Company is advancing its ARN compounds, a second lead program targeting social anxiety disorder and autism spectrum disorder.

NOTE 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed consolidated financial statements of the Company have been prepared in accordance with the generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). These condensed consolidated financial statements are presented in U.S. Dollars. The Company’s fiscal year end date is December 31.

In the opinion of the Company’s management, the accompanying condensed consolidated financial statements reflect all adjustments, consisting of normal, recurring adjustments, considered necessary for a fair presentation of the results for the interim periods ended September 30, 2025 and 2024. Although management believes that the disclosures in these unaudited condensed consolidated financial statements are adequate to make the information presented not misleading, certain information and footnote disclosures normally included in condensed consolidated financial statements that have been prepared in accordance U.S. GAAP have been omitted pursuant to the rules and regulations of the SEC.

EXXEL PHARMA INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024
(UNAUDITED)

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s financial statements and notes related thereto included in the prospectus accompanying this filing. The interim results for the nine months ended September 30, 2025 are not necessarily indicative of the results to be expected for the year ending December 31, 2025 or for any future interim periods.

Subsequent to the year ended December 31, 2024, certain significant organizational and financial restructuring events occurred, including the execution of a Securities Exchange Agreement on March 18, 2025, and the implementation of a 1-for-10 exchange ratio for securities effective April 1, 2025 (Note 1). Such an exchange reduced the number of outstanding shares from 45,993,268 to 4,599,327; as a result, all share and per-share amounts in the accompanying financial statements and footnotes have been retroactively adjusted to reflect the reverse stock split for all periods presented. The reverse stock split did not impact total stockholders’ deficit, but the earnings per share (“EPS”) calculations have been revised to reflect the new share count in accordance with Accounting Standards Codification (“ASC”) 260 — EPS.

Principles of Consolidation

The condensed consolidated financial statements include the consolidated accounts of Exxel Pharma U.S., Exxel Pharma Canada and Exxel Pharma Australia. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The condensed consolidated financial statements have been prepared in accordance with U.S. GAAP and necessarily include amounts based on estimates and assumptions by management. Actual results could differ from those amounts. Significant estimates include amounts for the valuation of debt and equity-based transactions and stock-based compensation expense.

Foreign Currency Translation

The Company’s reporting currency is the United States (“U.S.”) dollar. The functional currency of certain entities is the Canadian Dollar (“CAD”) or the Australian Dollar (“AUD”). Assets and liabilities are translated based on the exchange rates at the balance sheet date, while expense accounts are translated at the weighted average exchange rate for the period. Equity accounts are translated at historical exchange rates. The resulting translation adjustments are recognized in stockholders’ deficit as a component of accumulated other comprehensive income.

Comprehensive loss is defined as the change in equity of an entity from all sources other than investments by owners or distributions to owners and includes foreign currency translation adjustments as described above. During the nine months ended September 30, 2025 and 2024, the Company recorded other comprehensive (losses) gains of ($12,170) and $13,468, respectively, as a result of foreign currency translation adjustments.

Foreign currency gains and losses resulting from transactions denominated in foreign currencies, including intercompany transactions, are included in the results of operations. The Company recorded $11,370 and $46,334 of foreign currency transaction gains for the nine months ended September 30, 2025 and 2024, respectively. Such amounts have been classified within other income (expense), net in the accompanying condensed consolidated statements of operations and comprehensive loss.

Cash and Cash Equivalents

Cash and cash equivalents include time deposits and other investments that are highly liquid with original maturities of three months or less when purchased. As of September 30, 2025 and December 31, 2024, the Company does not hold any cash equivalents.

EXXEL PHARMA INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024
(UNAUDITED)

The Company may maintain bank balances in excess of $250,000, which is currently the maximum amount insured by the Federal Deposit Insurance Corporation (“FDIC”) for interest bearing accounts. The Company has not experienced any losses with respect to cash. Management believes the Company is not exposed to any significant credit risk with respect to its cash.

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP; this exception is not applicable to any of the Company’s outstanding notes.

Fair Value Measurement

The Company measures the fair value of financial assets and liabilities based on the guidance of ASC 820 “Fair Value Measurements” (“ASC 820”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

•        Level 1 — Quoted prices in active markets for identical assets or liabilities;

•        Level 2 — Quoted prices for similar assets and liabilities in active markets or inputs that are observable; and

•        Level 3 — Inputs that are unobservable (for example, cash flow modeling inputs based on assumptions).

As of September 30, 2025, the Company holds a Level 3 financial instrument, specifically a derivative liability associated with an embedded redemption feature. Additional details regarding this instrument can be found in Note 5.

Revenue Recognition

Revenue is accounted for in accordance with ASC 606 — Revenue from Contracts with Customers (“ASC 606”). Revenue is recognized as control of goods and/or services are transferred to customers in an amount that reflects the consideration an entity expects to receive in exchange for the goods and/or services; see Note 8 for additional information.

Offering Costs

The Company capitalizes offering costs incurred in connection with the issuance of equity securities. These costs primarily include legal, accounting, and underwriting fees. Offering costs are recorded as a reduction of the proceeds from the issuance of equity securities and are presented as a deduction from additional paid-in capital in the condensed consolidated balance sheets. If the offering is not completed, the costs are expensed as incurred.

EXXEL PHARMA INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024
(UNAUDITED)

Net Loss per Share

Basic net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the year. Diluted net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding, plus the number of additional common shares that would have been outstanding if the common share equivalents had been issued (computed using the treasury stock or if converted method), if dilutive.

Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of September 30, 2025 and 2024, diluted net loss per share is the same as basic net loss per share for each year. Dilutive instruments include stock options, convertible debt and warrants (see Note 9); as of September 30, 2025, the number of shares to which the convertible debt may convert to is indeterminable.

Recent Issued Accounting Pronouncements

The Company considers the applicability and impact of all ASUs. Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company, or EGC, and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

All newly issued but not yet effective accounting pronouncements have been deemed to be not applicable or immaterial to the Company.

NOTE 3 — GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

As of September 30, 2025, the Company had $365,201 in its operating bank account and a working capital deficiency of $2,187,892. To date, the Company has been funding operations from capital raises; the Company’s ability to continue as a going concern is dependent on its ability to comply with the covenants in its existing convertible debenture agreement and the ability to successfully complete a qualified financing, event or initial public offering (“IPO”). Despite the Company’s positive outlook for future capital raises and the Company’s current operations and expectations for growth, it believes that cash generated from operating activities will not be adequate to meet current and future expected operating needs, anticipated capital investment and debt service obligations for the next twelve months. Based on these circumstances, management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the issuance of these condensed consolidated financial statements.

Although management has been successful to date in raising necessary funding and obtaining financing through investors, there can be no assurance that any required future financing can be successfully completed on a timely basis, on terms acceptable to the Company, or at all.

Accordingly, the accompanying condensed consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplates continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

EXXEL PHARMA INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024
(UNAUDITED)

NOTE 4 — ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The Company’s accrued expenses and other current liabilities included the following:

	September 30, 2025	December 31, 2024
Deferred bonuses	$500,000	$500,000
Deferred compensation	331,667	331,667
Other accruals	44,721	60,097
Total accrued expenses and other current liabilities	$876,388	$891,764

NOTE 5 — CONVERTIBLE DEBENTURE

The Company’s loans payable, current included the following:

	September 30, 2025	December 31, 2024
Convertible debenture, net	$1,411,956	$514,175
Total	$1,411,956	$514,175

November 2024 SPA

On November 19, 2024, the Company entered into a Securities Purchase Agreement (“November 2024 SPA”) with a single Purchaser, which included a Senior Secured Convertible Debenture with an aggregate principal amount of $675,000, an original issue discount (“OID”) of 12.5% or $75,000, and warrants to purchase common shares at no additional consideration. The Company had the right to pre-pay the Debenture at 110% of the face amount. The warrants were equal to 75% of the original principal amount divided by the offering price of the Company’s common shares in its first Qualified Financing or Event and exercisable at $0.10 per share for thirty-six months following the closing date of such Event. The Convertible Debenture matured on August 19, 2025 with an option to extend for an additional three months and bore no interest. On the maturity date, the Company was required to repay the Purchaser in cash for any unconverted and outstanding principal. If the maturity date was extended, the OID increased to 18%.

The Debenture included a mandatory conversion feature, under which the full balance would automatically convert into shares ninety days after a Qualified Financing or Event at a price per share equal to the lower of (i) 75% of the price at which the Debentures would have converted at the closing of the Qualified Financing or Event or (ii) a 25% discount to the five-day VWAP of the common shares prior to the date ninety days after the Qualified Financing or Event, subject to a conversion floor price of $10.00 per share. The number of conversion shares issued was determined by dividing the unconverted and outstanding principal balance by the applicable conversion price, rounded up to the nearest whole share.

Prior to mandatory conversion or full repayment, the Purchaser could voluntarily convert the Debenture into common shares, calculated as the quotient of the unconverted principal balance on the conversion date divided by the applicable conversion price. For voluntary conversions, the conversion price was determined as $25,000,000 divided by the Fully Diluted Capitalization immediately prior to conversion. In the event of default under Section 7, the conversion price was reduced to 50% of the Voluntary Conversion Price.

The Company identified an embedded redemption feature within the debenture that qualified as a derivative under ASC 815, Derivatives and Hedging. The derivative liability was initially recognized at fair value upon issuance on November 19, 2024, and remeasured at each reporting date, with changes in fair value recorded in the statement of operations. Fair value was determined using the Differential Valuation Approach, comparing the debenture’s value with and without the redemption feature. At issuance and as of December 31, 2024, a 10% probability was assigned to the successful consummation of a Qualified Financing or Event. As of June 30, 2025, this probability increased

EXXEL PHARMA INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024
(UNAUDITED)

to 45%, resulting in a fair value of the derivative liability of $101,000 at the end of the reporting period. The change in fair value of $79,000 was recorded as an expense in the consolidated statements of operations for the nine months ended September 30, 2025 prior to extinguishment, as described below.

Upon issuance, the Company classified the convertible debenture as a current liability with a principal amount of $675,000. The debenture included an OID of $75,000, a debt discount of $95,000 related to issuance costs, and an additional debt discount of $22,000 attributed to the derivative liability.

Amendment to November 2024 SPA

On August 12, 2025, the Company amended the November 2024 SPA. The amendment extended the maturity date from November 20, 2025 to May 20, 2026 and increased the repayment amount to 125% of the principal balance, or $843,750. The mandatory conversion feature was removed, and the Company issued replacement warrants to the Purchaser equal to 175% of the face amount of the Debenture, exercisable at $0.10 per share for thirty-six months following a Qualified Financing or Event.

The amendment was deemed a substantive modification under ASC 470-50-40-11 due to changes in maturity, repayment terms, removal of the mandatory conversion feature, issuance of replacement warrants, and derecognition of the embedded derivative. Accordingly, the Company derecognized the original Debenture and its associated derivative liability and recorded the amended instrument with a principal amount of $843,750; the difference of $62,940 between the carrying amount of the extinguished debt and derivative liability and the fair value of the new debt was recognized as a loss on extinguishment during the period ended September 30, 2025.

The replacement warrants obligate the Company to issue a variable number of common shares based on the offering price in a future Liquidity Event. Due to the contingent nature of the exercise and the variability in share quantity, the warrants were not recorded upon issuance. Management concluded that the warrants should be recognized only upon the occurrence of a Liquidity Event, consistent with prior accounting treatment and relevant guidance under ASC 480 and ASC 815.

As of September 30, 2025, the amended debt had a principal balance of $843,750, and for the nine months ended September 30, 2025, the Company recognized $165,636 in non-cash interest expense related to the amortization of debt discounts.

September 2025 Convertible SPA

On September 2, 2025, the Company entered into a SPA with a group of ten investors, pursuant to which the Company issued a Senior Secured Convertible Debenture with an aggregate principal amount of $750,000. The Debenture included an OID of 20%, or $125,000, and warrants to purchase common shares. The warrants are exercisable into one common share per warrant at $0.001 per share for a period of thirty-six months following the closing of a Qualified Financing or Event. The number of warrants will equal 100% of the original funded amount divided by a valuation cap of $25 million.

The Debenture matures on June 2, 2026, with an option to extend the maturity date by an additional three months. It bears no interest and is repayable in cash for any unconverted and outstanding principal at maturity. The Company may prepay the Debenture at any time at 110% of the face amount. If the maturity date is extended, the OID increases to 25%.

Under the terms of the Debenture, the Investor may elect to convert any outstanding principal and accrued interest into common shares at any time prior to full repayment. If conversion occurs before or without a Qualified Financing or Event, the conversion price is subject to a floor of $1.50 per share. Following a Qualified Financing or Event, the conversion price will be the lower of (i) 75% of the price used at the closing of such event, subject to a $25 million valuation cap, or (ii) a 25% discount to the five-day volume-weighted average price (VWAP) immediately preceding the conversion date, in both cases subject to the same $1.50 floor. Additionally, if post-event trading conditions meet certain thresholds, specifically, a 25% premium to the event price and $500,000 in trading volume

EXXEL PHARMA INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024
(UNAUDITED)

over two consecutive days, the Investor may convert under the same terms. The standard voluntary conversion price is calculated as $25 million divided by the Company’s fully diluted capitalization at the time of conversion, or 50% of that amount if the Debenture is in default.

The Company evaluated the embedded features of the Debenture under ASC 815 and concluded that the voluntary conversion feature qualifies for the “own stock” scope exception and does not require bifurcation. The issuer prepayment option was also determined to be clearly and closely related to the debt host and does not meet the definition of a derivative. Accordingly, the Debenture is accounted for as a single instrument under applicable debt accounting guidance. The warrants were determined to be freestanding instruments that do not qualify for equity classification under ASC 815 due to anti-dilution provisions and contingent exercise terms. As such, they will be classified as liabilities and measured at fair value upon the occurrence of a Qualified Financing or Event. Because the number of warrants is indeterminable, and the event for which the liability treatment relates is remote, any value of the warrant is deemed using a probability weighted method of valuation. If the event does not occur and the warrants expire unexercised, no liability will be recognized.

At issuance, the Company recorded the Debenture with a principal amount of $750,000, an OID of $125,000, net proceeds of $625,000, and debt issuance costs of $77,572 and is classified as a current liability. As of September 30, 2025, the debt had a principal balance of $750,000, offset by total unamortized discounts of $181,795, resulting in a net carrying amount of $568,205. For the nine months ended September 30, 2025, the Company recognized $20,777 in non-cash interest expense related to the amortization of debt discounts.

NOTE 6 — SEGMENTS

The Company currently operates as one business segment, which is also the sole reportable segment, focusing on developing innovative therapeutics for neuronal hypersensitivity disorders. The Company’s lead program, EX937, is a novel, orally administered small molecule designed to treat refractory chronic cough, a condition with no FDA-approved treatments. The Company’s business offerings have similar economic and other characteristics, including the nature of services, products, and types of customers.

The Chief Operating Decision Maker (“CODM”), who is the Company’s Chief Executive Officer and President, evaluates segment performance and makes resource allocation decisions based on operating expenses and total assets on a consolidated basis. Specifically, the CODM reviews research and development expenses, general and administrative costs, and cash flow trends to assess the financial health of the business and determine funding priorities. These measures guide decisions related to capital allocation, investment in clinical trials, and operational efficiency.

The condensed consolidated financial statements reflect the financial results of the Company’s one reportable operating segment, and no discrete financial information is reviewed at a lower level for decision-making purposes.

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company is subject to potential liabilities under various claims and legal actions that are pending or may be asserted. These matters arise in the ordinary course and conduct of the business. The Company intends to continue to defend itself vigorously in such matters. The Company regularly assesses contingencies to determine the degree of probability and range of possible loss for potential accrual in its condensed consolidated financial statements. An estimated loss contingency is accrued in its condensed consolidated financial statements if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Based on the Company’s assessment, it currently does not have any amount accrued as it is not a defendant in any claims or legal actions.

EXXEL PHARMA INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024
(UNAUDITED)

Leases

The Company has elected to apply the short-term lease exemption under ASC 842 for leases with a term of 12 months or less. Accordingly, the Company does not recognize right-of-use assets or lease liabilities for these leases, and lease payments are expensed on a straight-line basis over the lease term. For the nine months ended September 30, 2025 and 2024, lease expense was $1,625 and $4,769, respectively. As of September 30, 2025, the Company does not have any material short-term lease commitments that are not already reflected in the reported lease expense.

License Agreement — University of California

In August 2021, the Company entered into two license agreements with the University of California (“UC”), through which UC granted the Company rights to certain patent assets created to fatty acid amide hydrolase (“FAAH”) inhibitors; UC also granted the Company the right to grant sublicenses as long as certain terms and conditions apply, with the Company providing a share of the sublicensing income and/or royalties back to UC. The Company paid an original license issue fee to UC, as well as issuing 66,250 shares of common stock in 2018 at the inception of the original agreement; the Company is also required to pay annual maintenance fees of $5,000 and $15,000, which it must do until the first commercial sale. The agreements include milestone payments tied to specific development and commercialization targets. It also provides UC with the right, in the event of any financing before a “going public transaction”, to purchase up to 10% of any equity issued. Additionally, an anti-dilution provision requires the Company to issue additional shares to UC as needed to maintain a 2.5% ownership interest until a financing transaction of $5,000,000 or more is completed. UC retains the right to terminate the agreement should the Company fail to make the milestone payments or comply with the anti-dilution provision.

NOTE 8 — REVENUE

Revenue is accounted for in accordance with ASC 606. Revenue is recognized as control of goods and/or services are transferred to customers in an amount that reflects the consideration an entity expects to receive in exchange for the goods and/or services; see Note 2 for additional information.

Disaggregated Revenue Information

The following table disaggregates revenue by significant revenue stream for the periods below:

	Nine Months Ended September 30, 2025	Nine Months Ended September 30, 2024
Licensing revenue	$—	$225,000
Total revenue from customers	$—	$225,000

Licensing revenue was recognized on a monthly basis and consists of extension fees associated with licensed intellectual property, in accordance with the terms of the licensing arrangement. However, the agreement governing this revenue was terminated in 2024, and as a result, no further revenue under this arrangement is anticipated.

There were no significant contract liabilities or transaction price allocations to any remaining performance obligations as of September 30, 2025 or December 31, 2024.

Significant concentrations of credit risk

For the nine months ended September 30, 2024, the Company had only one customer which accounts for 100% of the Company’s total revenue for these periods. There was no such revenue in the 2025 periods.

EXXEL PHARMA INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024
(UNAUDITED)

NOTE 9 — STOCKHOLDERS’ DEFICIT

Warrants

A summary of outstanding and exercisable warrants as of September 30, 2025 is presented below:

Warrants Outstanding		Warrants Exercisable
Exercise Price (CAD)	Number of Shares	Weighted Average Remaining Life in Years	Number of Shares
2.50	44,000	0.30	44,000
	44,000	0.30	44,000

Stock Options

On April 11, 2025, the Company issued options to purchase 20,000 shares of the Company’s common stock to a director; the options have an exercise price of CAD 1.25 per share, vest equally over a ten-quarter period, and have a ten-year contractual period.

The Company estimates the fair value of stock options that contain service and/or performance conditions using the Black-Scholes option pricing model, which requires several assumptions. These assumptions include:

•        Expected volatility — Based on historical volatility of the Company’s stock price over a period consistent with the expected life of the options.

•        Risk-free Interest Rate — Derived from U.S. Treasury securities with a maturity matching the expected life of the options.

•        Expected Dividend Yield — Assumes no dividends will be paid during the life of the options.

•        Expected Life — Estimated using the simplified method, which averages the vesting period and contractual term of the options.

•        Market Conditions — Assumes no transaction costs and that the market is efficient.

The Company recognizes compensation expense for stock options on a straight-line basis over the requisite service period. For the nine months ended September 30, 2025 (no options issued in 2024), the following assumptions were used in the Black-Scholes model:

Risk free interest rate	3.98%
Expected term (years)	5.67
Expected volatility	47.71%
Expected dividends	0.00%

For the nine months ended September 30, 2025 and 2024, the Company recognized stock-based compensation expense of $1,788 and $5,714, respectively, related to the issuance of stock options, which is reflected in the accompanying condensed consolidated statements of operations.

EXXEL PHARMA INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024
(UNAUDITED)

A summary of the option activity during the nine months ended September 30, 2025 is presented below:

	Number of Options	Weighted Average Exercise Price (CAD)	Weighted Average Remaining Life in Years	Intrinsic Value
Outstanding, January 1, 2025	417,000	1.30	5.4	$—
Issued	20,000	1.25	10.0	—
Cancelled	(20,000)	1.25	—	—
Outstanding, September 30, 2025	417,000	1.29	4.9	$—
Exercisable, September 30, 2025	401,000	1.35	5.1	$—

A summary of outstanding and exercisable options as of September 30, 2025 is presented below:

Options Outstanding		Options Exercisable
Exercise Price (CAD)	Number of Shares	Weighted Average Remaining Life in Years	Number of Shares
1.25	402,000	5.1	386,000
2.50	15,000	4.2	15,000
	417,000		401,000

NOTE 10 — SUBSEQUENT EVENTS

Management has evaluated subsequent events from the balance sheet date through the date the condensed consolidated financial statements were issued and has determined that there were no subsequent events requiring adjustment or additional disclosure to the condensed consolidated financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the sale of the securities being registered hereby, are as follows:

SEC registration fee	$
Accounting fees and expenses
FINRA filing fee
*[ ] listing fee
Printing expenses
Legal fees and expenses
UW non-accountable expenses
Transfer agent fees and expenses
Miscellaneous
Total	$

____________

*        To be filed by amendment

Item 14. Indemnification of Directors and Officers.

Our Amended Articles of Incorporation and our Amended and Restated Bylaws both provide that we are obligated to indemnify our officer, directors, employees, agents and fiduciaries to the maximum extent permitted by law. Section 7-109-102 of the Colorado Business Corporations Act, authorizes us to indemnify any person who is or was a director, officer, agent, fiduciary or employee of the Corporation against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the Corporation or because he is or was serving another entity or employee benefit plan as a director, officer, partner, trustee, employee, fiduciary or agent at the Corporation’s request.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

Since March 2022, we have made the following sales of unregistered securities:

Shareholder name	Address	City	State	Zip	Country	Number of shares	Date	Price per share (CAD)	Notes
Watson Global Holdings Inc.	115 – 1231 Pacific Blvd	Vancouver	BC	V6Z 0E2	CA	20,000	09/20/23	2.50	Fee for service
Jaspinder Brar	14062 – 31 A Avenue	Surrey	BC	V4P 2J4	CA	30,000	09/19/24	1.30	Warrant exercise
Mina Motadi	565 Stevens Drive	West Vancouver	BC	V7S 1E1	CA	16,000	09/19/24	1.30	Warrant exercise
Rajinder Singh Bhatti	31596 Downes Road	Abbotsford	BC	V4X 2M7	CA	10,000	09/19/24	1.30	Warrant exercise

Shareholder name	Address	City	State	Zip	Country	Number of shares	Date	Price per share (CAD)	Notes
Carrie Shaw	#2207 – 1408 Strathmore Mews	Vancouver	BC	V6Z 3A9	CA	5,000	09/19/24	1.30	Warrant exercise
Jaiden Singh Bains	1068 West 51st Avenue	Vancouver	BC	V6P 1C3	CA	5,000	09/19/24	1.30	Warrant exercise
Jaiden Singh Bains	1068 West 51st Avenue	Vancouver	BC	V6P 1C3	CA	5,000	09/19/24	1.30	Warrant exercise
Vanisha Kaur Bains	1068 West 51st Avenue	Vancouver	BC	V6P 1C3	CA	5,000	09/19/24	1.30	Warrant exercise
Eventus Advisory Group, LLC	14201 N. Hayden Rd., Suite A-1	Scottsdale	AZ	85260	US	30,000	12/09/24	2.50	Fee for service
John Nash(1)	1780 S. Post Oak Lane	Houston	TX	77056	US	84,375	11/19/24	n/a	Convertible debenture
September 2025 Convertible Debenture Investors(2)	c/o 12635 E. Montview Blvd, Suite 134	Aurora	CO	80045	US	500,000	9/02/25	n/a	Convertible debenture

____________

(1)      On November 19, 2024, we issued a Senior Secured Convertible Debenture in the principal amount of $675,000 to a single, non-affiliated investor in a private placement transaction. On August 12, 2025, we amended the terms of the Debenture to extend the maturity date to May 20, 2026 and increase the repayment amount to $843,750. The amendment also removed the mandatory conversion feature and provided for voluntary conversion only. Based on the amended terms, the Debenture is convertible into up to 84,375 common shares at a conversion price of $10.00 per share, which represents the floor price under the agreement. This security was issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D.

(2)      On September 2, 2025, we issued a Senior Secured Convertible Debenture in the principal amount of $750,000 to nine non-affiliated accredited investors (the “September 2025 Convertible Debenture Investors”) in a private placement transaction. The Debenture is convertible into up to 500,000 common shares at a conversion price of $1.50 per share. This security was issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D.

The offers, sales and issuances of the securities listed above were deemed to be exempt from registration under the Securities Act in reliance on Regulation S relating to offers and sales of securities outside the United States, or Section 4(a)(2) (or Regulation D promulgated thereunder) in that the issuance of securities to the accredited investors did not involve a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor under Rule 501 of Regulation D. No underwriters were involved in these transactions.

Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

Item 16. Exhibits

(a) Exhibits.

The exhibits listed below are filed as part of this registration statement.

Exhibit Number	Description
2.1†

Securities Exchange Agreement dated March 18, 2025, between Exxel Pharma Inc a British Columbia Corporation, Exxel Pharma Inc, a Colorado corporation, and the shareholders of Exxel Pharma Inc a British Columbia Corporation

3.1†	Aspire BioScience, Inc. Statement of Conversion and Articles of Incorporation dated June 29, 2018
3.2†	Exxel Pharma Inc Amended Articles of Incorporation dated March 26, 2025
3.3†	Exxel Pharma Inc Amended and Restated Bylaws dated February 2, 2025
5.1*	Legal Opinion of Frascona, Joiner, Goodman & Greenstein, P.C.
10.1**†	Exclusive License No 2022-04-0094 dated August 21, 2021 between University of California and Exxel Pharma Inc
10.2**†	First Amendment dated March 7, 2024 to Exclusive License No 2022-04-0094 between University of California and Exxel Pharma Inc
10.3**†	Exclusive License No 2022-04-0096 dated August 21, 2021 between University of California and Exxel Pharma Inc
10.4**†	First Amendment dated March 7, 2024 to Exclusive License No 2022-04-0096 between University of California and Exxel Pharma Inc
10.5#†	Employment Agreement of Soren Mogelsvang as President and CEO
10.6#†	Consulting Agreement of Richard Paul, as Chief Medical Officer
10.7#†	Consulting Agreement of Daniele Piomelli as Chief Scientific Officer
10.8#†	Consulting Agreement of Robert Dickey as Chief Financial Officer
10.9†	Securities Purchase Agreement dated November 19, 2024 between Exxel Pharma Inc. and Investor
10.10†	Common Stock Purchase Warrant Agreement dated November 19, 2024
10.11†	Second Amendment dated August 8, 2025 to Exclusive License No 2022-04-0094 between University of California and Exxel Pharma Inc
10.12†	Second Amendment dated August 28, 2025 to Exclusive License No 2022-04-0096 between University of California and Exxel Pharma Inc
10.13†	First Amendment dated August 12, 2025 to Securities Purchase Agreement dated November 19, 2024 between Exxel Pharma Inc. and Investor
10.14†	Convertible Debenture dated September 2, 2025 between Exxel Pharma Inc. and Investors
10.15†	Common Stock Purchase Warrant Agreement dated September 2, 2025
10.16†	Replacement Common Stock Purchase Warrant Agreement dated August 12, 2025
21.1†	Subsidiaries of the Registrant
23.1*	Consent of dbbmckennon
23.2*	Consent of Frascona, Joiner, Goodman & Greenstein, P.C., (Included in Exhibit 5.1)
24.1	Power of Attorney for execution of Registration Statement
99.1†	Consent of Nitin Kaushal as director nominee
99.2†	Consent of Anuj Medhok as director nominee
99.3†	Consent of Deborah Geraghty as director nominee
99.4†	Audit Committee Charter
99.5†	Compensation Committee Charter
99.6†	Clawback Policy
99.7†	Whistleblower Policy
107†	Filing Fee Table

____________

**      Certain portions of this Exhibit have been omitted pursuant to Item 601(b)(10) of Regulation S-K on the basis that they are not material and are the type of information the registrant treats as confidential or private.

#        Management contract or compensatory plan, contract or arrangement

†        Previously filed

*        Filed herewith

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue:

The undersigned hereby undertakes that:

1.      For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

2.      For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 30th day of January, 2026.

Exxel Pharma Inc.
By:	/s/ Soren Mogelsvang
Name:	Soren Mogelsvang
Title:	Chief Executive officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Soren Mogelsvang and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Position	Date
By:	/s/ Soren Mogelsvang	President, Chief Executive Officer and Director	January 30, 2026
	Soren Mogelsvang	(Principal Executive Officer)
By:	/s/ Robert Dickey	Chief Financial Officer	January 30, 2026
	Robert Dickey	(Principal Financial Officer and Principal Accounting Officer)
By:	/s/ Guy Yachin	Director	January 30, 2026
Guy Yachin